Exhibit 99.10

2022 BRITISH COLUMBIA
FINANCIAL AND ECONOMIC REVIEW

82ND EDITION | APRIL 2021 – MARCH 2022

BRITISH
COLUMBIA

Building today for a better tomorrow.

2022 BRITISH COLUMBIA FINANCIAL AND ECONOMIC REVIEW 82ND EDITION I APRIL 2021 - MARCH 2022 BRITISH COLUMBIA Buiding today for a beter tomorw

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2022 British Columbia Financial and Economic Review 82nd Edition (September 2022)

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Table of Contents

2022 Financial and Economic Review – September 2022

2022 Financial and Economic Review – September 2022 Table of Contents

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Part 1 — Economic Review		1
2021 Overview		3
British Columbia Economy		4
External Trade and Commodity Prices		6
Population		8
Labour Market		9
Consumer Spending, Inflation and Wages		9
Housing		11
Tourism		12
Global Economy		12
United States		13
Canada		14
Asia		15
Europe		15
Financial Markets		15

Charts
1.1	Provincial Economic Growth	3
1.2	British Columbia Real GDP Growth by Industry	4
1.3	Composition of British Columbia GDP by Industry	5
1.4	International Export Shares by Market	6
1.5	Lumber and Natural Gas Prices	7
1.6	Housing Starts	11
1.7	Home Sales and Price	11
1.8	Visitor Entries to British Columbia	12
1.9	Global Economic Growth	13
1.10	Canadian Dollar	16

Map
1.1	Net Interprovincial and International Migration in B.C., 2021	8

Tables
1.1	British Columbia Population and Labour Market Statistics	9
1.2	British Columbia Price and Earnings Indicators	10

Topic Box
Historical Data Volatility		17

Part 2 — Financial Review		19
2021/22 Overview		20
Revenue		22
Expense		33
Provincial Capital Spending		37
Provincial Debt		45
Pension Plans		49
Contractual Rights		50
Contractual Obligations		51
2021/22 Public Accounts Audit Qualification		52

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Charts
2.1	2021/22 Surplus (Deficit) – Major Changes from Budget 2021	21
2.2	Revenue Changes from Budget 2021	22
2.3	Expense Changes from Budget 2021	33
2.4	Components of Total Capital Spending – 2021/22	37
2.5	Capital Spending Changes from Budget 2021	39
2.6	Financing Taxpayer-Supported Capital Spending	41
2.7	Components of Total Provincial Debt – 2021/22	46
2.8	Changes in Ending Debt Level from Budget 2021	46
2.9	Reconciliation of Surplus/Deficit to Change in Debt	47

Tables
2.1	2021/22 Fiscal Summary	20
2.2.1	Personal Income Tax Revenue Changes from Budget 2021	22
2.2.2	Corporate Income Tax Revenue Changes from Budget 2021	23
2.2.3	Consumption Tax Revenue Changes from Budget 2021	24
2.2.4	Property Tax Revenue Changes from Budget 2021	24
2.2.5	Other Tax Revenue Changes from Budget 2021	24
2.2.6	Energy and Mineral Revenue Changes from Budget 2021	25
2.2.7	Forest Revenue Changes from Budget 2021	26
2.2.8	Other Revenue Changes from Budget 2021	26
2.2.9	Federal Government Transfer Changes from Budget 2021	27
2.3	Revenue by Source	30
2.4	Expense by Ministry, Program and Agency	31
2.5.1	2021/22 Operating Results by Quarter	32
2.5.2	2021/22 Pandemic and Recovery Contingencies Spending	34
2.6	Capital Spending	38
2.7	Capital Expenditure Projects Greater Than $50 Million	42
2.8	Provincial Debt Summary	45
2.9	Key Debt Indicators	48
2.10	Interprovincial Comparison of Credit Ratings, July 2022	49
2.11	Pension Plan Balances	50
2.12	Taxpayer-Supported Contractual Obligations	52

Part 3 — Supplementary Information		55
General Description of the Province		57
Constitutional Framework		58
Provincial Government		59
Annual Financial Cycle		61
Government’s Financial Statements		63

Charts
3.1	Financial Planning and Reporting Cycle Overview	62

Tables
3.1	Provincial Taxes (as of July 2022)	65
3.2	Interprovincial Comparisons of Tax Rates – 2022	71

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Appendix 1 — Economic Review Supplementary Tables		73

Tables
A1.1A	Aggregate and Labour Market Indicators	74
A1.1B	Prices, Earnings and Financial Indicators	76
A1.1C	Other Indicators	78
A1.1D	Commodity Production Indicators	80
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	82
A1.3	British Columbia GDP at Basic Prices, by Industry	84
A1.4	British Columbia GDP, Income Based	86
A1.5	Employment by Industry in British Columbia	88
A1.6	Capital Investment by Industry	89
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2021	90
A1.8	British Columbia International Goods Exports by Market Area	91
A1.9	Historical Commodity Prices (in US Dollars)	92
A1.10	British Columbia Forest Sector Economic Activity Indicators	93
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	94
A1.12	Petroleum and Natural Gas Activity Indicators	95
A1.13	Supply and Consumption of Electrical Energy in British Columbia	96
A1.14	Components of British Columbia Population Change	97

Appendix 2 — Financial Review Supplementary Tables		99

Tables
A2.1	Operating Statement – 2010/11 to 2021/22	101
A2.2	Statement of Financial Position – 2010/11 to 2021/22	102
A2.3	Changes in Financial Position – 2010/11 to 2021/22	103
A2.4	Revenue by Source – 2010/11 to 2021/22	104
A2.5	Revenue by Source Supplementary Information – 2010/11 to 2021/22	105
A2.6	Expense by Function – 2010/11 to 2021/22	106
A2.7	Expense by Function Supplementary Information – 2010/11 to 2021/22	107
A2.8	Full-Time Equivalents (FTEs) – 2010/11 to 2021/22	108
A2.9	Capital Spending – 2010/11 to 2021/22	109
A2.10	Provincial Debt – 2010/11 to 2021/22	110
A2.11	Provincial Debt Supplementary Information – 2010/11 to 2021/22	111
A2.12	Key Provincial Debt Indicators – 2010/11 to 2021/22	112
A2.13	Historical Operating Statement Surplus (Deficit)	113
A2.14	Historical Provincial Debt Summary	114

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2022 Financial and Economic Review – September 2022 Part 1 Economic Review 1 1 Reflects information available as of June 20, 2022.

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Part 1 – Economic Review

2021 Overview

British Columbia’s economic recovery strengthened in 2021. Economic activity continued to be supported by government emergency response programs, cooperation with public health orders and a strong vaccination program, as well as easing of restrictions. While the November 2021 floods and landslides further disrupted economic activity, B.C.’s economy has proven resilient to pandemic and climate-related disruptions throughout the year.

Similar to previous years, Statistics Canada published real dollar GDP by industry at basic prices in the preliminary release of its 2021 Provincial Economic Accounts in May 2022. As a result, the following analysis refers to these real GDP figures, as opposed to the commonly reported income and expenditure market prices data released late in the year.2

In 2021, B.C.’s real GDP growth of 6.2 per cent was the second highest among provinces (behind Prince Edward Island), following a contraction of 3.4 per cent in 2020.

Chart 1.1    Provincial Economic Growth

Growth in B.C.’s real GDP was mostly driven by service-producing industries such as real estate, rental and leasing, healthcare and social assistance, and professional, scientific and technical services. Goods-producing industries also experienced growth with gains in most sectors, led by mining, quarrying and oil and gas extraction. While B.C.’s recovery broadened in 2021, it remained uneven as sectors such as transportation and warehousing, accommodation and food services, and arts, entertainment and recreation have yet to fully recover to pre-pandemic levels.

[2]	Provincial and national real GDP by industry estimates are based on Statistics Canada’s preliminary industry accounts, released in May 2022. Further information on British Columbia’s economic performance is expected to be available in November 2022, when Statistics Canada releases revised GDP by industry data for 2021 and previous years, together with the full income and expenditure accounts for 2021.

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Part 1 – Economic Review

B.C.’s labour market strengthened in 2021, with employment growth of 6.6 per cent while wages and salaries increased by 11.2 per cent. Consumer spending on goods remained at elevated levels and nominal retail sales posted overall growth of 12.6 per cent. While retail trade data offers a detailed indication of consumer spending on goods, data on provincial consumer spending on services for 2021 will not be released until late 2022. Meanwhile, inflation grew throughout the year and increased by 2.8 per cent on an annual basis, largely due to supply-chain disruptions, resilient demand for goods and services, and high energy prices. Residential construction activity reached a record high in 2021, with housing starts increasing by 26.2 per cent. At the same time, home sales also reached a record high in 2021 while the average home sale price saw double-digit increases.

On the external front, B.C.’s international merchandise exports grew by 36.0 per cent, reflecting a combination of the recovery in global demand and higher commodity prices amid impacts from the B.C. floods and landslides in November 2021.

British Columbia Economy

B.C.’s real GDP grew by 6.2 per cent in 2021, following a decline of 3.4 per cent in 2020. Both service-producing industries and goods-producing industries experienced growth compared to the previous year, with service-producing industries contributing the most to 2021 GDP gains.

Service-producing industries saw 6.6 per cent growth in 2021, with all sectors experiencing gains, except for the management of companies and enterprises sector (-26.6 per cent). Output in the real estate and rental and leasing (+5.2 per cent), healthcare and social assistance (+10.3 per cent), professional, scientific and technical services (+8.2 per cent), and retail trade (+7.8 per cent) sectors were the main drivers of the increase. Some sectors that were heavily impacted by pandemic restrictions in 2020 rebounded in 2021, but were still below 2019 GDP levels, such as transportation and warehousing, accommodation and food services, and arts, entertainment and recreation.

Chart 1.2    British Columbia Real GDP Growth by Industry

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B.C.’s goods-producing industries grew by 4.8 per cent in 2021, following muted growth of 0.1 per cent in the previous year. Output in the mining, quarrying and oil and gas extraction sector advanced by 13.6 per cent, supported by global demand and higher energy prices. Meanwhile, smaller increases were observed in the construction sector (+3.6 per cent), manufacturing (+4.2 per cent), and the utilities sector (+1.8 per cent). At the same time, the agriculture, forestry, fishing and hunting sector remained flat compared to 2020.

In 2021, service-producing industries represented 75.4 per cent of B.C.’s GDP and goods-producing industries accounted for 24.6 per cent. The real estate and rental and leasing sector formed the largest share of the service-producing industries, followed by wholesale and retail trade. At the same time, the construction sector made up the largest share of the goods-producing industries, followed by the natural resources sector (agriculture, forestry, fishing and hunting, and mining, quarrying and oil and gas extraction), and the manufacturing sector.

Chart 1.3    Composition of British Columbia GDP by Industry

Shares of B.C. GDP at basic prices by major industry, 2021

Public Administration
5.9%
Health Care & Social Assistance
7.6%
Educational Services
5.1%
Professional, Scientific & Technical Services
7.1%
Other
12.9%
Finance & Insurance
5.8%
Real Estate, Rental & Leasing
18.2%
Transportation & Warehousing
4.6%
Construction
9.7%
Natural Resources
7.0%
Manufacturing
6.8%
Wholesale & Retail Trade
9.5%

Source: Statistics Canada (Table 36-10-0400-01 – May 2022 Preliminary Industry Accounts)
(numbers may not add to 100 per cent due to rounding)

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Part 1 – Economic Review

External Trade and Commodity Prices

Exports by destination:

The recovery in global demand and higher commodity prices supported B.C.’s international merchandise exports throughout 2021. In November and December of 2021, merchandise goods exports were impacted by floods and landslides that caused substantial damage to the province’s infrastructure. The flooding disproportionately affected exports to non-U.S. destinations, which rely on transportation to the Port of Vancouver. Overall, annual B.C. merchandise exports increased by 36.0 per cent in 2021 and were well above pre-pandemic levels. Merchandise exports to the U.S. (B.C.’s largest international trading partner) and exports to other countries both saw large gains in 2021 despite disruptions from the flooding.

B.C.’s merchandise exports to the U.S. increased by 37.6 per cent in 2021 compared to 2020, after decreasing by 0.7 per cent in 2020. Gains in B.C.’s exports to the U.S. were driven by a 59.3 per cent increase in wood products (primarily softwood lumber) and a 74.6 per cent increase in energy products (primarily natural gas).

B.C.’s merchandise exports to Japan rose by 34.9 per cent in 2021, after declining by 21.2 per cent in 2020. Increases in exports to Japan were concentrated in wood products (+95.2 per cent), mostly due to higher exports of softwood lumber and logs, as well as exports of energy products (+27.4 per cent).

B.C.’s exports to China grew by 54.4 per cent in 2021, primarily driven by advances in exports of energy products (+358.9 per cent), metallic mineral products (+25.5 per cent), and pulp and paper products (+14.8 per cent). Meanwhile, B.C.’s merchandise exports to South Korea rose by 36.8 per cent in 2021, largely reflecting higher exports of energy products (+50.7 per cent) and metallic mineral products (+20.5 per cent).

Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

Chart 1.4    International Export Shares by Market

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Part 1 – Economic Review

The share of B.C.’s international merchandise exports destined to the U.S. averaged 55.5 per cent in 2021, up from 54.8 per cent in 2020. Exports to China accounted for 16.5 per cent, higher than 14.5 per cent in 2020. Exports to Japan represented 8.9 per cent, down from 9.0 per cent in 2020, while exports to South Korea represented 5.4 per cent, similar to its share in 2020.

Exports by commodity and prices:

Most of the annual gains in total exports was attributable to increases in exports of energy products (+81.0 per cent), primarily coal and natural gas, which rose by 74.0 per cent and 74.7 per cent, respectively. Exports of wood products (+53.0 per cent) and metallic mineral products (+20.1 per cent) also experienced substantial growth. These large gains in the value of exports were supported by price increases as exports volumes saw relatively modest growth, with coal, natural gas and softwood lumber volumes increasing by 0.3 per cent, 3.6 per cent, and 2.8 per cent, respectively.

Forestry product prices reached a record high in 2021, with lumber prices averaging $881 US/000 board feet, reflecting resilient demand amid persistent supply-chain disruptions, which include flooding and landslides in B.C.

Similarly, industrial metal prices strengthened throughout 2021, with prices for molybdenum, copper, zinc and lead all recording growth exceeding 20.0 per cent in 2021 compared to 2020. Precious metal prices were also higher than the previous year, with silver prices up by 22.6 per cent while gold grew modestly at 1.7 per cent.

Recovering global demand supported higher crude oil prices in 2021, with the West Texas Intermediate (WTI) price averaging $67.99 US/barrel for the year, an increase of 73.3 per cent from 2020. Metallurgical coal prices also increased, while natural gas prices grew by 132.8 per cent due to recovering economies and extreme weather events causing high demand for natural gas products in the second half of the year.

Chart 1.5    Lumber and Natural Gas Prices

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Manufacturing shipments:

Similar to merchandise exports, B.C.’s manufacturing shipments strengthened throughout 2021 as global demand increased. The nominal value of B.C.’s manufacturing shipments rose by 20.8 per cent in 2021 compared to 2020. Higher shipments of wood products (+50.0 per cent) were the main driver of the increases in B.C.’s manufacturing shipments.

Exports of services:

B.C. tourism data and national export data suggest that B.C.’s nominal international exports of services in 2021 have largely not recovered from a sharp decline of 22.8 per cent in 2020. National-level data shows that Canadian exports of services were still 5.1 per cent lower in December 2021 than pre-pandemic levels.

Population

B.C.’s population on July 1, 2021 was 5.215 million people, an increase of 1.1 per cent from the same date in 2020. In 2021, interprovincial migration contributed a net total of 33,656 persons, the largest increase since 1994. B.C. also gained a net total of 67,141 persons through international migration, which was similar to levels observed in the two years preceding the pandemic. Total net migration, at 100,797 persons, was the highest observed in data going back to 1975. Meanwhile, a natural decline of 231 persons (births minus deaths) slightly decreased the province’s population count in 2021.

Map 1.1    Net Interprovincial and International Migration in B.C., 2021

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Labour Market

B.C.’s labour market strengthened throughout 2021. Employment grew by 164,600 jobs (+6.6 per cent) in 2021 and remained above pre-pandemic levels since June. Employment gains consisted of 105,000 full-time and 59,500 part-time jobs. The number of jobs created was concentrated in the private sector (+152,700 jobs), whereas self-employment fell (-26,600 jobs) for the second consecutive year. The public sector saw a gain of 38,500 jobs.

Employment gains were mainly driven by growth in services-producing sectors (+162,800 jobs), with broad-based increases led by the health care and social assistance sector (+35,200 jobs), the wholesale and retail trade sector (+27,800 jobs), and the professional, scientific, and technical services sector (+24,000 jobs). Meanwhile, goods-producing sectors grew modestly (+1,900 jobs), as growth in the manufacturing sector (+11,400 jobs) offset declines in the agriculture (-7,900 jobs) and construction (-5,800) sectors.

Last year, B.C.’s labour force increased by 3.9 per cent, more than offsetting the 2.2 per cent decline in the previous year. The total labour force participation rate recovered in 2021, averaging 65.3 per cent for the year. The unemployment rate averaged 6.5 per cent in 2021 as a whole and remained above pre-pandemic levels throughout the year, although it has trended down with labour market improvements.

Appendix Table A1.5 provides more details on employment by sector and subsectors.

Table 1.1    British Columbia Population and Labour Market Statistics

	Units	2017	2018	2019	2020	2021
Population (as of July 1)	(thousands)	4,929	5,010	5,095	5,159	5,215
	(% change)	1.4	1.6	1.7	1.3	1.1
Net Migration
International	(persons)	55,118	62,879	69,794	3,629	67,141
Interprovincial	(persons)	15,293	12,723	14,263	22,125	33,656
Labour Force	(thousands)	2,694	2,719	2,798	2,735	2,841
	(% change)	3.1	0.9	2.9	(2.2)	3.9
Employment	(thousands)	2,554	2,590	2,666	2,491	2,656
	(% change)	4.1	1.4	3.0	(6.6)	6.6
Unemployment Rate	(%)	5.2	4.7	4.7	8.9	6.5

Sources: Statistics Canada (Tables 17-10-0005-01, 17-10-0040-01, 17-10-0020-01, 14-10-0023-01 – accessed May 2022)

Consumer Spending, Inflation and Wages

Consumer spending on goods was consistently elevated in 2021 following rapid growth in the second half of 2020. Spending activity continued to be supported by extended government emergency response programs, low interest rates, accumulated savings, and easing of restrictions. Amid the impacts of the floods and landslides in November 2021, B.C. nominal retail sales fell to their lowest level in twelve months in December. Overall in 2021, B.C.’s nominal retail sales were up by 12.6 per cent compared to 2020. Underlying the headline growth figure were increases in most major categories, driven by purchases at motor vehicles and parts dealers (+22.1 per cent), gasoline stations (+23.9 per cent), as well as clothing and clothing accessories stores (+29.3 per cent).

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Part 1 – Economic Review

While retail trade data offers a detailed indication of consumer spending on goods, there is a lack of timely comprehensive data for consumer spending on services at the provincial level. National data shows that nominal consumer spending on services in the October to December quarter (fourth quarter) of 2021 was still 0.1 per cent below pre-pandemic levels. However, sales at food services and drinking places in B.C., a component of the service sector, rebounded throughout most of 2021 as venues reopened. Nominal sales at food services and drinking places (which partially reflect rising prices) in B.C. in 2021 as a whole were 20.9 per cent higher than 2020, and have been near pre-pandemic levels since June 2021.

Supply-chain disruptions, resilient demand for goods and services, and high energy prices have put upward pressure on consumer prices in 2021. B.C.’s Consumer Price Index (CPI) inflation rate was 2.8 per cent in 2021, and has remained above 3.0 per cent since July 2021. Annual provincial price gains were led by higher prices for shelter (+4.3 per cent), transportation (+3.8 per cent), and food (+2.4 per cent). Higher shelter prices primarily reflect increased prices in housing markets while transportation costs have been driven up by both higher gasoline prices and vehicle purchase costs.

Employee compensation (aggregate wages, salaries, and employers’ social contribution) in B.C. increased by 11.2 per cent in 2021 after staying flat in 2020. At the same time, the average weekly wage rate increased by 2.6 per cent. These increases reflect base-year effects3 of pandemic lows in 2020, as well as improvements in the labour market where higher-wage worker employment remained strong in both 2020 and 2021.

Table 1.2    British Columbia Price and Earnings Indicators

	Units	2017	2018	2019	2020	2021
Consumer Price Index	(2002=100)	125.0	128.4	131.4	132.4	136.1
	(% change)	2.1	2.7	2.3	0.8	2.8
Average Weekly Wage Rate	($)	937.7	974.2	1,000.1	1,079.6	1,107.6
	(% change)	1.3	3.9	2.7	7.9	2.6
Compensation of Employees [1,2]	($ millions)	135,921	144,465	152,568	152,516	169,638
	(% change)	6.3	6.3	5.6	(0.0)	11.2
Primary Household Income [1]	($ millions)	198,265	204,273	218,216	219,669	n/a
	(% change)	6.0	3.0	6.8	0.7	n/a
Net Operating Surplus (Corporations) [1]	($ millions)	33,638	34,157	32,049	38,180	n/a
	(% change)	18.6	1.5	(6.2)	19.1	n/a

[1]	As of November 2021 Provincial Economic Accounts

[2]	Component of income-based GDP, including wages, salaries and employers’ social contributions earned in B.C. by residents and non-residents of the province. 2021 value for compensation of employees is from Statistics Canada Table 36-10-0205-01.

Sources: Statistics Canada (Tables 18-10-0005-01, 14-10-0064-01, 36-10-0221-01, 36-10-0205-01, 36-10-0224-01 – accessed June 2022)

[3]	Year-to-date and year-over-year growth rates compare economic activity in 2021 to 2020. For many economic indicators, activity was low at the onset of the COVID-19 pandemic in 2020. The base-year effect refers to the higher than normal growth rates observed when comparing 2021 activity levels against the 2020 lows.

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Part 1 – Economic Review

Housing

Residential construction activity in B.C. reached a record high in 2021. B.C. housing starts totalled 47,607 units in 2021, up 26.2 per cent compared to the previous year. Meanwhile, the value of residential building permits (a leading indicator of potential new housing activity) rose by 23.3 per cent, following a decline of 9.6 per cent in 2020.

Chart 1.6  Housing Starts

Resilient higher-wage employment, low interest rates, increased demand for larger dwellings, and low inventories fueled record high home sales volumes and higher prices. B.C. MLS home sales increased by 32.9 per cent in 2021 compared to 2020 while the MLS average home sale price in B.C. rose by 18.7 per cent.

Chart 1.7  Home Sales and Price

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Part 1 – Economic Review

Tourism

B.C.’s tourism sector continued to be impacted by COVID-19 in 2021. The number of international non-resident travellers to B.C. has been exceptionally low since the onset of the pandemic. The lifting of restrictions since August 2021 resulted in substantial increases in international travellers to B.C. However, the number of monthly international travellers to B.C. at the end of the year (204,753 in December) was still well below the 700,000 travellers seen on average per month prior to the pandemic. In 2021 as a whole, the number of international travellers declined by 24.4 per cent compared to the previous year. The number of U.S. travellers to B.C. fell by 21.7 per cent and the number of non-U.S. travellers declined by 33.1 per cent in 2021.

Chart 1.8  Visitor Entries to British Columbia

Global Economy

The International Monetary Fund estimates that global real GDP advanced by 6.1 per cent in 2021 compared to the previous year when global real GDP fell by 3.1 per cent. While many advanced and emerging countries experienced rebounds in economic activity and employment after reopening their economies and removing containment measures, the strength of their recoveries in 2021 has been mixed. The U.S. economy grew by 5.7 per cent in 2021 while Canadian economic output increased by 4.5 per cent. Overseas, China posted economic growth of 8.1 per cent in 2021, Japan’s economy grew by 1.7 per cent, and the euro zone grew by 5.3 per cent.

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Part 1 – Economic Review

Chart 1.9  Global Economic Growth

United States

Easing of pandemic restrictions and supportive monetary and fiscal policy contributed to the recovery of the U.S. economy in 2021. U.S. real GDP increased by 5.7 per cent in 2021, the highest growth rate in nearly 40 years. All major components of GDP grew, led by higher consumption of goods and services, and investment.

The U.S. labour market recovery strengthened throughout 2021, adding an average of around 562,000 jobs each month. Overall in 2021, U.S. employment was 2.8 per cent higher than in 2020 and the unemployment rate averaged 5.4 per cent. Meanwhile, the labour force participation rate fell by 0.1 percentage point in 2021 compared to the previous year, with 61.7 per cent of Americans eligible to work participating in the labour market.

New housing construction activity remained resilient in 2021, driven by strong housing demand. The level of housing starts was 1.6 million units in 2021, up 16.0 per cent compared to 2020. Sales of new single-family homes in the U.S. decreased by 6.2 per cent while the median sales price increased by 17.9 per cent. At the same time, sales of existing homes hit a 15-year high and were up 8.5 per cent compared to the previous year. The median sales price for existing homes rose by 17.0 per cent.

The U.S. current account deficit (the combined balances of trade in goods and services income, and net unilateral current transfers) increased from $US 616.1 billion in 2020 to $US 821.6 billion in 2021. As a share of nominal U.S. GDP, the current account deficit averaged -3.6 per cent in 2021.

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Part 1 – Economic Review

Canada

The Canadian economy rebounded in 2021 to post 4.5 per cent annual growth, following the previous year’s record contraction of 5.2 per cent. Canadian GDP growth was driven by gains in household consumption of both services and goods, and business investment (primarily residential investment), while higher imports partially offset these gains. Canadian real GDP reached pre-pandemic levels in the fourth quarter of 2021.

The Canadian labour market recovered throughout 2021, gaining 866,200 jobs (or +4.8 per cent) compared to the previous year. However, by the end of the year, several industries had not returned to pre-pandemic levels, with accommodation and food services being the hardest hit. The unemployment rate for 2021 averaged 7.5 per cent, a 2.0 percentage point improvement over 2020.

The Canadian housing market surged in 2021, finishing the year with record sales and prices, and strong housing starts. Total MLS home sales in 2021 increased to 665,992 units, 20.5 per cent higher than the previous sales record in 2020, with double-digit growth in nine of the ten provinces. A lack of housing supply and strong demand pushed the average sale price to average $688,118 in 2021, up 21.3 per cent compared to 2020. Housing starts in 2021 reached heights not seen since 1976 and were 24.5 per cent higher than the previous year. Meanwhile, the value of residential building permits increased by 30.1 per cent, following growth of 8.1 per cent in 2020.

Canadian nominal retail sales recovered to pre-pandemic levels in June 2020 and gained momentum through 2021. Overall in 2021, retail sales were 11.8 per cent higher than the previous year. Strong sales at motor vehicle and parts dealers and gasoline stations contributed to increases in total retail sales. Meanwhile, Canadian nominal consumer spending on services was 6.6 per cent higher in 2021 compared to 2020. However, nominal consumer spending on services in the October to December quarter (fourth quarter) of 2021 was still 0.1 per cent lower than pre-pandemic levels. Canadian consumer price inflation accelerated throughout 2021, rising to 4.8 per cent in December from 1.0 per cent in January, driven in part by supply-chain disruptions, resilient demand for goods and services, and high energy prices. On average, prices rose by 3.4 per cent in 2021 compared to 2020.

Canada’s current account saw a surplus of $1.1 billion in 2021, the first surplus since 2008. As a share of Canadian nominal GDP, the current account surplus averaged 0.0 per cent in 2021 compared to a deficit of 1.8 per cent in 2020.

Canadian nominal exports of goods and services rose by 18.3 per cent in 2021, driven by a 21.9 per cent increase in exports of goods despite global supply-chain issues and transportation disruptions caused by November’s flooding and landslides in B.C. The increase in exports of goods was driven primarily by higher exports of energy products (+81.4 per cent). Meanwhile, a decline in exports of travel services (-9.1 per cent) softened overall growth in exports of services (+3.3 per cent). At the same time, Canadian imports of goods and services were 10.2 per cent higher than the previous year when imports fell by 11.3 per cent.

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Part 1 – Economic Review

Asia

China’s economy expanded in 2021, building off the momentum from the previous year’s recovery, strong consumption growth and recovering global demand for its exports. In the second half of 2021, however, China’s economy faced numerous challenges from rises in COVID-19 infections, supply-chain disruptions, shortages of semiconductors, high commodity import prices, and a slowdown in property investment. Overall in 2021, China’s economy grew by 8.1 per cent, following 2.2 per cent growth in 2020.

Japan’s real GDP increased by 1.7 per cent in 2021 after a 4.5 per cent contraction in the previous year. Exports, household consumption and government spending led the expansion in 2021, while both public and private investment decreased.

Europe

Economic activity strengthened in the euro zone in 2021 with the easing of restrictions in many member countries. Real GDP in the euro zone grew by 5.3 per cent in 2021, following a decline of 6.5 per cent in 2020. At the euro zone level, all economic sectors saw increases, with exports, household consumption and investment driving overall growth. In 2021, Germany’s and Spain’s economies advanced by 2.9 per cent and 5.1 per cent, respectively, less than the euro zone average of 5.3 per cent. Meanwhile, France (+6.8 per cent) and Italy (+6.6 per cent) saw growth above the euro zone average.

Financial Markets

The COVID-19 pandemic continued to weigh on economic recoveries around the globe in 2021, prompting central banks to continue their accommodative monetary policy responses amid rising inflation. The US Federal Reserve (Fed) maintained the target range for the federal funds rate at 0.00 to 0.25 per cent throughout 2021. The Fed also continued to provide its forward guidance reiterating its intention to keep interest rates at existing levels until the economy has recovered. On November 3, 2021, the Fed noted that the U.S. economy has made substantial progress towards the goals of full employment and price stability, and announced that it will slow the pace of large-scale asset purchases (i.e. quantitative easing).

Similarly, the Bank of Canada kept its target for the overnight interest rate at its stated effective lower bound of 0.25 per cent throughout 2021. It also provided forward guidance, committing to maintain the existing policy rate until its inflation target of 2.0 per cent is sustainably achieved and the recovery is well underway. By the end of 2021, the Bank ended its quantitative easing program in light of the progress made in the economic recovery, opting to keep its overall holdings of Government of Canada bonds roughly constant.

The value of the Canadian dollar has generally moved in step with energy prices during the pandemic and recovery. The Canadian dollar reached a six-year high of 83.1 US cents in early June 2021, supported by recovering oil prices, strong commodity prices, and a downward trending U.S. dollar. In the last two months of 2021, the Canadian dollar experienced a small pullback as oil prices softened. Overall in 2021, the Canadian dollar averaged 79.8 US cents, higher than the 74.6 US cents in 2020.

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Part 1 – Economic Review

Chart 1.10  Canadian Dollar

16 |	2022 Financial and Economic Review – September 2022

Part 1 – Economic Review

Historical Data Volatility

Individual economic variables have unique characteristics. An important characteristic from a budgeting and planning perspective is the historical data volatility of a variable. Typically, variables that are more volatile over history are more difficult to forecast than variables that are more stable. This topic box summarizes the volatility of historical data from 1981 to 2020. Economic variables were relatively more volatile in 2020, reflecting the impact of the COVID-19 pandemic.

One of the most common measurements of data volatility is the standard deviation, which is frequently reported by agencies such as Statistics Canada and the Bank of Canada. Roughly speaking, the standard deviation of a variable measures how far the individual data points are from the average (mean) of all the data points in the series on an absolute basis (that is, without regard to whether each data point is above or below the average).

If a variable’s data points are generally close to the average, then the standard deviation will be relatively low (meaning that the variable is relatively stable). An example of a relatively stable variable is presented in Chart 1, which displays the annual growth rate of B.C.’s population.

Chart 1 – An Example of Historical Data Stability

Conversely, if a variable’s data points are generally spread out from the average, then the variable will have a relatively high standard deviation (meaning that the variable is relatively volatile). The annual growth rate of the natural gas price in Chart 2 is an example of a relatively volatile variable.

Chart 2 – An Example of Historical Data Volatility

The standard deviations and averages of selected key economic variables’ growth rates over different time periods are presented in Table 1. For instance, B.C. real GDP growth had a standard deviation of 2.1 percentage points and an average of 2.3 per cent from 2011 to 2020. This means that, growth rates between 0.2 and 4.4 per cent are within one standard deviation of the average annual real GDP growth rate of 2.3 per cent over this period.

Standard deviations can vary widely across indicators and time. Variables such as the natural gas price and housing starts were relatively volatile from 2011 to 2020, while variables such as population and the consumer price index were relatively stable (see Chart 3). Meanwhile, some variables like the price of natural gas have become more volatile over time, whereas other variables like population have become more stable (see Table 1).

Chart 3 – Recent Data Volatility

The Ministry of Finance manages the uncertainty associated with data volatility by incorporating prudence in the Province’s budget and fiscal plan.

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Part 1 – Economic Review

Table 1 – Data Volatility

Standard deviations and averages of growth rates of selected B.C. economic variables and prices

All figures are based on the annual per cent	1982-2020		2001-2020		2011-2020
change of calendar year data[1]		Standard		Standard		Standard
		Deviation		Deviation		Deviation
	Average[2]	(percentage	Average[2]	(percentage	Average[2]	(percentage
	(%)	points)	(%)	points)	(%)	points)
Real GDP	2.4	2.5	2.4	2.1	2.3	2.1
Nominal GDP	5.0	2.9	4.2	2.9	4.1	2.2
Nominal consumption	5.3	2.2	4.4	2.1	3.8	2.3
Nominal business investment	5.2	9.1	6.9	7.0	6.1	4.4
Nominal residential home sales	11.7	22.6	11.4	19.7	8.8	21.1
Nominal household income	5.2	2.5	4.6	2.2	4.9	1.3
Nominal compensation of employees	4.7	2.6	4.1	2.5	4.1	1.9
Nominal net operating surplus of corporations	10.8	30.3	5.6	15.5	6.9	13.1
Consumer price index	2.5	1.9	1.6	0.8	1.5	0.9
Exchange rate	-0.1	5.4	0.7	6.4	-2.5	4.9
Copper price	5.6	23.9	9.3	27.9	-1.1	14.3
Natural gas price	4.5	33.7	-0.8	36.1	-3.6	38.0
Pulp price	2.7	20.6	1.7	17.4	-1.6	15.3
SPF 2x4 price	4.9	21.4	6.4	23.5	10.7	23.7
Housing starts	2.7	23.4	7.6	22.8	4.3	12.8
Population	1.6	0.7	1.2	0.4	1.5	0.3

[1]	Calendar and fiscal year data yield similar data volatility results
[2]	Measured as the mean

Sources: Statistics Canada; Haver Analytics; Ministry of Energy, Mines & Low Carbon Innovation; Ministry of Forests; The Canadian Real Estate Association; Canada Mortgage and Housing Corporation; Ministry of Finance calculations

18 |	2022 Financial and Economic Review – September 2022

Part 2

Financial Review

2022 Financial and Economic Review – September 2022

2022 Financial and Economic Review – September 2022 Part 2 Financial Review

Part 2 – Financial Review

2021/22 Overview

Table 2.1   2021/22 Fiscal Summary

	2021/22			Actual
($ millions)	Budget	Actual	Variance	2020/21 [1]
Revenue	58,929	72,392	13,463	62,156
Expense	(64,377)	(68,079)	(3,702)	(59,693)
Pandemic and Recovery Contingencies	(3,250)	(3,007)	243	(7,931)
Forecast allowance	(1,000)	-	1,000	-
Surplus (Deficit)	(9,698)	1,306	11,004	(5,468)

Capital spending:
Taxpayer-supported capital spending	8,479	6,002	(2,477)	5,428
Self-supported capital spending	4,976	3,730	(1,246)	3,475
Total capital spending	13,455	9,732	(3,723)	8,903
Provincial Debt:
Taxpayer-supported debt	71,642	62,341	(9,301)	59,750
Self-supported debt	30,238	28,325	(1,913)	27,350
Total debt (including forecast allowance)	102,880	90,666	(12,214)	87,100

Key debt affordability metrics:
Taxpayer-supported debt to GDP ratio	22.8%	17.9%	-4.9%	19.3%
Taxpayer-supported debt to revenue ratio	125.9%	90.8%	-35.1%	101.2%

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2022, and the impact of Statistics Canada’s historical data revisions of economic growth.

Budget 2021 was tabled on April 20, 2021 projecting a deficit of $9.7 billion for fiscal year 2021/22, based on an expectation of severe economic impacts from the COVID-19 pandemic. As the year progressed, data indicated that the pandemic recession in 2020 was less severe than originally forecast, and the recovery in 2021 was more robust, resulting in significant government revenue improvement and a $1.3 billion surplus for 2021/22 (see Table 2.5.1 for detailed quarterly changes to the forecast). These developments were not unique to British Columbia but were in fact experienced across the country, reflecting the prevailing view of economic forecasters regarding the unprecedented circumstances.

Revenue was $13.5 billion higher than Budget 2021, with increases in all of government’s revenue streams — taxation, natural resources, and commercial Crown corporations net income. In addition to the own-source revenues, there were increases in federal government contributions for pandemic and disaster recovery, as well as new funding agreements, such as child care. (See Revenue section for further details.)

Total government expenses were $3.5 billion higher than Budget 2021 due to a one-time payment by the BC Transportation Financing Authority to TransLink to replace a temporary funding arrangement, as well as statutory spending for wildfires, floods, and housing programs, partly offset by underspending of government Contingencies, and net spending by service delivery agencies. (See Expense section for further details.)

Taxpayer-supported capital spending on hospitals, schools, post-secondary institutions, transportation infrastructure, social housing and other projects totalled $6.0 billion. This is $2.5 billion less than Budget 2021 due to scheduling delays across the sectors.

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Part 2 – Financial Review

Chart 2.1  2021/22 Surplus (Deficit) – Major Changes from Budget 2021

Self-supported capital spending of $3.7 billion was $1.2 billion lower than budget. (See Capital section for further details.)

As a result of higher revenues, taxpayer-supported debt at year end was $62.3 billion, which is $9.3 billion lower than forecast in Budget 2021, and the self-supported debt was $27.3 billion, lower than budget by $1.9 billion, mainly reflecting the capital spending changes.

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government’s 2021/22 Public Accounts.

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Part 2 – Financial Review

Revenue

Revenue totalled $72.4 billion in 2021/22, $13.5 billion higher than the Budget 2021 projection and up 16.5 per cent from 2020/21. Compared to budget, higher revenues were recorded in taxation, natural resources, investment earnings, miscellaneous sources, commercial Crown corporation’s net income and federal government transfers.

Changes of the major revenue components from Budget 2021 are outlined as follows.

Chart 2.2  Revenue Changes from Budget 2021

Income Tax Revenue

Personal income tax revenue was up $2.5 billion mainly due to the effects of stronger 2020 tax assessments and household income, resulting in a one-time revenue gain of $1.3 billion. In 2020, B.C. household income increased 7.0 per cent while total taxes increased 12.0 per cent, mainly reflecting stronger incomes from higher income earning individuals. The remaining $1.2 billion increase is due to the carry-forward impacts of the higher 2020 tax base and an improved forecast of 2021 and 2022 household income growth.

Table 2.2.1   Personal Income Tax Revenue Changes from Budget 2021

Revenue
changes
($ millions)
Prior year adjustment - stronger 2020 tax returns	1,284
Carry-forward impacts of the higher 2020 tax base and improved forecast of 2021 and 2022 household income growth	1,250
2,534

			2021/22
		Budget	Public
Indicators (annual percent change)		2021	Accounts
Household income	2020	4.9%	7.0%
	2021	0.8%	4.9	% [1]
	2022	2.8%	3.6	% [1]

B.C. taxable income	2020	4.9%	5.9%
	2021	0.0%	3.1%
	2022	2.4%	2.2%

1   Budget 2022 forecast

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Part 2 – Financial Review

Corporate income tax revenue was up $1.6 billion mainly due to higher entitlement in respect of prior years and increased instalments from the federal government. The 2020 B.C. corporate income tax returns were stronger than expected resulting in a $791 million increase to the prior years’ settlement payment. In 2020, B.C. taxable income increased 8.3 per cent annually compared to the 19.1 per cent annual increase in the net operating surplus of B.C. corporations. The $853 million increase in instalments reflects a higher federal government forecast of 2021 corporate taxable income and improved B.C. payment share resulting from stronger 2020 corporate tax returns.

Table 2.2.2   Corporate Income Tax Revenue Changes from Budget 2021

Revenue
changes
($ millions)
Prior years’ settlement payment	791
Advance instalments	853
1,644

	Budget	Actual
Indicators ($ billions)	2021	2021/22
Payment Share	13.32%	14.17%
2021 national corporate tax base	356.4	390.6
2020 national corporate tax base	350.6	372.5
2020 B.C. corporate tax base	46.7	52.7

Other Tax Revenue

Sales tax revenues were $859 million higher than budget mainly due to higher growth in 2021 retail sales and consumption of goods, in particular durable and semi-durable goods. The temporary PST rebate on select machinery and equipment also contributed to higher sales tax revenue as the rebate claims were $111 million lower than assumed at budget.

Property transfer tax revenue was $1.4 billion higher than budget due to higher residential sales values. Compared to 2020/21, revenue increased $1.2 billion (58.6 per cent) as the average tax per residential transaction increased 55.3 per cent, while the number of residential transactions increased by 19.1 per cent. Revenue from the foreign buyers’ tax (included in total property transfer tax revenue) was $119 million compared to the $99 million budget assumption.

Fuel tax revenue was up $39 million from budget mainly due to higher than assumed gasoline, diesel, jet fuel, and natural gas purchases.

Carbon tax revenue was up $26 million from budget mainly due to higher purchase of most fuel types. The 2021/22 revenue includes carbon tax rate increase from $40 to $45 per tonne of carbon dioxide equivalent emissions on April 1, 2021.

Tobacco tax revenue was down $72 million from budget reflecting a decline in consumption volumes due in part to consumer lifestyle changes including purchases of alternatives such as vaping products and cannabis.

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Part 2 – Financial Review

Table 2.2.3   Consumption Tax Revenue Changes from Budget 2021

Revenue
changes
($ millions)
Provincial sales	859
Carbon	26
Fuel	39
Tobacco	(72)
852

		2021/22
	Budget	Public
Indicators (annual percent change for the 2021 calendar year)	2021	Accounts [1]
Nominal consumer expenditures	5.3%	7.7%
Nominal consumer expenditures on durable goods	2.6%	17.9%
Nominal business investment	5.6%	16.9%
Consumer price index	1.7%	2.8%
Real GDP	4.4%	5.0%
Nominal GDP	6.4%	12.4%
Retail sales	3.7%	12.6%
Fuel and carbon volume growth:
Gasoline	5.0%	9.0%
Diesel	5.0%	7.0%
Natural gas	5.0%	7.0%

1   Budget 2022 forecast for most variables, except retail sales and consumer price index which are actuals.

Property tax revenue was $42 million higher than budget due to higher revenues from the speculation and vacancy tax, other property taxes and BC Transit property levies. The speculation and vacancy tax revenue was $97 million in 2021/22, $17 million higher than the budget estimate, based on declarations by property owners for 2021 as well as reassessments relating to prior tax years.

Table 2.2.4   Property Tax Revenue Changes from Budget 2021

Revenue
changes
($ millions)
Speculation and vacancy tax	17
Residential tax	8
Non-residential tax	6
Other	11
Total changes	42

Insurance premium tax revenue was $9 million lower than budget mainly due to pandemic adjustment relating to refunds issued to motor vehicle owners, partially offset by increases in property insurance costs.

Employer health tax revenue was $520 million higher than budget mainly due to higher growth in the 2021 compensation of employees than assumed at budget as well as increased reassessments relating to prior tax years.

Table 2.2.5   Other Tax Revenue Changes from Budget 2021

Revenue
changes
($ millions)
Employer Health Tax	520
Insurance premium	(9)
511

		2021/22
	Budget	Public
Indicators (annual percent change for the 2021 calendar year)	2021	Accounts [1]
Compensation of employees	4.5%	10.7%

1   Budget 2022 forecast.

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Part 2 – Financial Review

Natural Resources Revenue

Natural gas royalties were $634 million higher than budget due to higher prices for natural gas and natural gas byproducts, partly offset by increased utilization of the royalty and infrastructure credit programs. In 2021/22 natural gas prices averaged $2.34 ($Cdn/gigajoule, plant inlet), a 58.1 per cent increase from budget assumption. Byproducts include pentane, butane and condensate whose prices are more closely aligned to oil rather than natural gas. Prices for these byproducts were 65 to 77 per cent higher than expected.

Coal, metals and other minerals revenue was $543 million higher than budget mainly due to higher metallurgical coal and copper prices, improved copper grades and more efficient copper extraction processes. Metallurgical coal prices averaged $224 (US/tonne) in 2021/22, up 64.7 per cent from the budget assumption. Copper prices were $4.40 (US/lb) in 2021/22, up 25 per cent from the budget assumption. Higher metallurgical coal and copper prices during the year were mainly attributed to strong global steel production and greater demand for copper as the wider global economy began recovering from the COVID-19 pandemic combined with supply-side shortages.

Revenue from other energy sources was $77 million higher than budget mainly due to the effects of higher Mid-Columbia (Mid-C) electricity and petroleum prices. In 2021/22, petroleum prices averaged $77.15 ($US per barrel), up 59.5 per cent from budget ($48.38) and Mid-C electricity prices averaged $52.00 ($US per mega-watt hour), up 40.6 per cent from the budget assumption ($36.98). Higher Mid-C electricity prices during the year were a result of tightening natural gas supply, reflecting increased industrial and overseas demand due to geopolitical events.

Table 2.2.6   Energy and Mineral Revenue Changes from Budget 2021

Revenue
changes
($ millions)
Natural gas royalties	634
Petroleum royalties	13
Coal, metals and other minerals	543
Electricity sales under the Columbia River Treaty	70
Other sources[1]	(6)
1,254

	Budget	Actual
Indicators	2021	2021/22
Natural gas price ($Cdn/GJ, plant inlet)	$1.48	$2.34
Natural gas production (annual change)	8.9%	8.9%
Pentane price ($C/bbl)	$49.31	$88.05
Condensates price ($C/bbl)	$49.19	$81.41
Oil price ($US/bbl)	$48.38	$77.15
Metallurgical coal price ($US/tonne)	$136	$224
Copper price ($US/lb)	$3.52	$4.40
Electricity price ($US/Mwh)	$36.98	$52.00

1   Includes Crown land tenures and fees and levies collected by the BC Oil and Gas Commission.

Forests revenue was $689 million higher than budget mainly due to higher than expected stumpage revenue resulting from a higher average stumpage rate, partly offset by lower Crown harvest volumes. Lumber prices for SPF 2x4 averaged $881 ($US/1000 bf) in 2021, up 35.5 per cent from the budget assumption ($650). The total Crown harvest volumes for 2021/22 were 42.6 million cubic metres, 7.4 per cent lower than budget. Logging tax revenue was $124 million higher than budget due to increased lumber prices.

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Part 2 – Financial Review

Table 2.2.7   Forest Revenue Changes from Budget 2021

Revenue
changes
($ millions)
Stumpage from timber tenures	482
BC Timber Sales	77
Logging Tax	124
Other receipts	6
689

	Budget	Actual
Indicators	2021	2021/22
SPF 2x4 ($US/1000 bf, calendar year)	$650	$881
Total stumpage rate ($/m3 )	$24.21	$39.32
Harvest volumes (million m3)	46.0	42.6

Other natural resource revenues, comprised of revenue from water rentals and hunting and fishing licenses, were $4 million lower than budget mainly due to lower water rentals revenue.

Other Taxpayer-Supported Sources

Revenue from fees, investment earnings and other miscellaneous sources totalled $9.8 billion, up $580 million from budget.

Fee revenue totalled $4.6 billion, down $53 million from budget mainly due to lower revenues from K-12 school districts and health authorities.

Miscellaneous revenue totalled $3.9 billion, up $501 million from budget mainly due to higher revenues from SUCH1 sector agencies and higher vote recoveries related to the PharmaCare and other health spending programs, partly offset by lower revenues from taxpayer-supported Crown corporations. The higher vote recovery funding had an equal and offsetting expense increase.

Revenue from investment earnings was $1.3 billion, up $132 million from budget due to higher investment returns for post-secondary institutions.

Table 2.2.8   Other Revenue Changes from Budget 2021

Revenue changes
($ millions)
Fees	(53)

Miscellaneous sources	501

Investment earnings	132
580

Lower revenues from K-12 school districts and health authorities

Higher revenues in taxpayer-supported SUCH sector agencies, higher PharmaCare and other vote recoveries, partly offset by lower revenues in taxpayer-supported Crown corporations

Higher investment returns for post-secondary institutions

1   SUCH: School districts, universities, colleges and institutes, and health organizations.

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Part 2 – Financial Review

Federal Government Transfers

Contributions from the federal government totalled $12 billion, $1.5 billion above budget.

Canada Health Transfer and Canada Social Transfer entitlements were up $602 million due to higher than assumed B.C. share of the national population (13.62 per cent compared to 13.55 per cent forecast at budget), one-time additional health funding of $542 million with respect to Helping Health Care Systems Recover and net refunds of deductions for violations relating to prior years under the Canada Health Act.

COVID-19 pandemic related funding contributions were up $126 million due to increased funding to support long term care facilities, partly offset by lower vote recoveries on Financial Assistance Agreement to Support Closure and Restoration of Oil and Gas Sites in British Columbia.

Table 2.2.9   Federal Government Transfer Changes from Budget 2021

Revenue changes ($ millions)
B.C. health and social transfers revenue	602

COVID-19 related funding	126

Disaster Financial Assistance Arrangements	626

SUCH sector	78

Crown corporations and agencies	14

Vote recoveries	(15)

Other receipts	19
1,450

One-time funding to support Helping Health Care Systems Recover, higher B.C. population share of the national total and net refunds of Canada Health Act violation deductions related to prior years

Higher funding supporting long term care facilities, partly offset by lower spending related to the Financial Assistance Agreement to Support Closure and Restoration of Oil and Gas Sites in British Columbia

Mainly higher estimated eligible expenses in support of wildfires and extreme weather events which occurred in 2021 and prior years

Higher transfers to taxpayer-supported SUCH sector agencies (mainly post-secondary institutions)

Mainly higher transfers to BC Transit

Lower funding in support of local government services and transfers, partly offset by the new funding agreement on child care

Mainly higher receipts from B.C.’s share of federal cannabis excise tax entitlement

Other federal government contributions were up $722 million from budget. Estimated eligible expenses under the Disaster Financial Assistance Arrangements, in support of wildfires and extreme weather events which occurred in 2021 and prior years, were $626 million higher than budget. SUCH sector entities received $78 million higher contributions, mainly by post-secondary institutions. Taxpayer-supported Crown corporations received $14 million higher contributions, mainly by BC Transit. Ministries received $15 million lower vote recovery mainly due to decreased funding in support of local government services and transfers, partly offset by the new funding agreement on child care. The lower vote recoveries funding had an equal and offsetting expense decrease. Other ministry receipts were $19 million higher than budget mainly due to B.C.’s share of federal cannabis excise tax reflecting growth in the number of licensed retail establishments.

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Part 2 – Financial Review

Commercial Crown Corporations

The net income of commercial Crown corporations (government business enterprises) was over $5.4 billion in 2021/22, $2.6 billion higher than Budget 2021, and $1.5 billion higher than 2020/21. The variance from budget in overall earnings is mainly due to better operating results of ICBC and the BC Lottery Corporation.

British Columbia Hydro and Power Authority

BC Hydro’s net income of $668 million was $44 million lower than the forecast in Budget 2021. Many variances, including those related to revenues, cost of energy, amortization, finance charges and others are deferred to regulatory accounts, pursuant to orders by the British Columbia Utilities Commission, and do not impact net income. The lower net income was mainly due to higher operating costs as a result of higher than planned project and asset write-offs that were not subject to deferral to regulatory accounts.

British Columbia Liquor Distribution Branch

BC Liquor Distribution Branch (LDB) net income of $1.189 billion was $90 million higher than the forecast in Budget 2021, and $28 million higher than 2020/21. The increase in net income was due to a combination of higher sales and lower than planned expenses.

British Columbia Lottery Corporation

BC Lottery Corporation’s net income of $1.211 billion2 was $791 million higher than the prior year and $440 million higher than Budget 2021. The improvement was due to the successful reopening of gambling facilities, favourable jackpot roll patterns in lottery, and PlayNow.com continuing to grow.

Insurance Corporation of British Columbia

The Insurance Corporation of British Columbia’s (ICBC) net income of $2.216 billion was $2.062 billion higher than the $154 million projected in Budget 2021, and $688 million higher than the previous year. The significant improvement was primarily due to higher investment income and lower claims costs. In March 2022, the corporation announced a one-time relief rebate of $110 to personal insurance customers and $165 to commercial insurance customers to help ease the financial challenges facing drivers in the province.

[2]	Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

28 |	2022 Financial and Economic Review – September 2022

Part 2 – Financial Review

More information about commercial Crown corporations’ financial results and performance measures is provided in each corporation’s Annual Service Plan Report available at its respective website.

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Part 2 – Financial Review

Table 2.3   Revenue by Source

	Budget	Actual	Actual
($ millions)	2021	2021/22	2020/21
Taxation
Personal income	11,170	13,704	11,118
Corporate income	3,409	5,053	4,805
Employer health	1,923	2,443	2,156
Sales [1]	7,872	8,731	7,694
Fuel	983	1,022	936
Carbon	1,985	2,011	1,683
Tobacco	780	708	711
Property	2,970	3,012	2,313
Property transfer	1,975	3,327	2,098
Insurance premium	715	706	652
	33,782	40,717	34,166
Natural resources
Natural gas royalties	286	920	196
Forests	1,204	1,893	1,304
Other natural resources [2]	1,042	1,658	903
	2,532	4,471	2,403
Other revenue
Post-secondary education fees	2,508	2,536	(4)
Other fees and licences [3]	2,129	2,048	4,333
Investment earnings	1,174	1,306	1,264
Miscellaneous [4]	3,409	3,910	3,136
	9,220	9,800	8,729
Contributions from the federal government
Health and social transfers	7,939	8,541	7,743
COVID-19 related funding	175	301	2,603
Other federal contributions [5]	2,416	3,138	2,548
	10,530	11,980	12,894
Commercial Crown corporation net income
BC Hydro	712	668	688
Liquor Distribution Branch	1,099	1,189	1,161
BC Lottery Corporation [6]	771	1,211	420
ICBC [7]	154	2,216	1,528
Other [8]	129	140	167
	2,865	5,424	3,964
Total revenue	58,929	72,392	62,156

[1]	Includes provincial sales tax and HST/PST housing transition tax related to prior years.

[2]	Columbia River Treaty, Crown land tenures, other energy and minerals, water rental and other resources.

[3]	Healthcare-related, motor vehicle, and other fees.

[4]	Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

[5]	Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

[6]	Net of payments to the federal government and 2021/22 is also net of payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.)

[7]	Does not include non-controlling interest.

[8]	Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and post-secondary institutions’ self-supported subsidiaries.

30 |	2022 Financial and Economic Review – September 2022

Part 2 – Financial Review

Table 2.4   Expense by Ministry, Program and Agency

($ millions)	Budget 2021	Contingencies allocation	Pandemic & Recovery Contingencies	Statutory authorization [1]	Total authorizations	Actual 2021/22	Actual 2020/21
Office of the Premier	15	-	-	-	15	13	11
Advanced Education and Skills Training	2,592	4	31	-	2,627	2,627	2,412
Agriculture, Food and Fisheries	100	15	1	-	116	115	150
Attorney General	1,272	21	25	1	1,319	1,301	1,494
Children and Family Development	2,393	-	20	-	2,413	2,413	2,439
Citizens’ Services	604	6	-	-	610	610	661
Education	7,132	-	9	1	7,142	7,140	6,752
Energy, Mines and Low Carbon Innovation	109	179	35	-	323	323	252
Environment and Climate Change Strategy	301	67	188	25	581	581	708
Finance	990	65	16	892	1,963	1,963	1,775
Forests, Lands, Natural Resource Operations and Rural Development	888	57	11	673	1,629	1,629	1,087
Health	23,873	-	1,841	-	25,714	25,714	24,085
Indigenous Relations and Reconciliation	179	297	74	-	550	549	307
Jobs, Economic Recovery and Innovation	79	2	483	-	564	564	251
Labour	17	4	16	-	37	37	35
Mental Health and Addictions	13	-	-	-	13	10	39
Municipal Affairs	308	73	23	-	404	404	524
Public Safety and Solicitor General	901	144	14	463	1,522	1,522	1,056
Social Development and Poverty Reduction	4,360	-	-	-	4,360	4,353	4,486
Tourism, Arts, Culture and Sport	162	76	160	-	398	396	352
Transportation and Infrastructure	949	-	25	-	974	974	1,230
Total ministries and Office of the Premier	47,237	1,010	2,972	2,055	53,274	53,238	50,106
Management of public funds and debt	1,340	-	-	-	1,340	1,280	1,246
Contingencies Vote [2]	4,250	(1,015)	(3,007)	-	228	-	2,041
Funding for capital expenditures	3,448	-	-	-	3,448	2,202	1,974
Refundable tax credit transfers	1,871	-	-	-	1,871	1,837	2,358
Legislative Assembly and other appropriations	174	5	35	-	214	208	209
Total appropriations	58,320	-	-	2,055	60,375	58,765	57,934
Elimination of transactions between appropriations [3]	(14)	-	-	-	(14)	(13)	(15)
Prior year liability adjustments	-	-	-	-	-	(39)	(37)
Consolidated revenue fund expense	58,306	-	-	2,055	60,361	58,713	57,882
Expenses recovered from external entities	3,535	-	-	-	3,535	4,054	4,557
Funding provided to service delivery agencies	(33,682)	-	-	-	(33,682)	(35,558)	(34,096)
Total direct program spending	28,159	-	-	2,055	30,214	27,209	28,343
Service delivery agency expense
School districts	7,482	-	-	-	7,482	7,429	7,083
Universities	5,510	-	-	-	5,510	5,621	5,272
Colleges and institutes	1,497	-	-	-	1,497	1,508	1,431
Health authorities and hospital societies	18,271	-	-	-	18,271	20,783	19,252
Other service delivery agencies	6,708	-	-	-	6,708	8,536	6,243
Total service delivery agency expense	39,468	-	-	-	39,468	43,877	39,281
Total expense	67,627	-	-	2,055	69,682	71,086	67,624

[1]	Statutory authorizations are appropriations permitted by an Act other than a Supply Act.

[2]	Budget 2021 includes the following spending allocations: $3.25 billion for Pandemic and Recovery and $1.00 billion for General Programs and CleanBC.

[3]	Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account (Housing Endowment Fund and British Columbia Training and Education Savings Program).

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Part 2 – Financial Review

Table 2.5.1   2021/22 Operating Results by Quarter

	($ millions)
2021/22 deficit at Budget 2021 (April 20, 2021)	(9,698)				(9,698)
2021/22 deficit at the First Quarterly Report (September 13, 2021)		(4,834)
2021/22 deficit at the Second Quarterly Report (November 22, 2021)			(1,732)
2021/22 deficit at the Third Quarterly Report (February 22, 2022)				(483)

	Q1 Update	Q2 Update	Q3 Update	Q4 Update	Total Changes
Revenue changes:
Personal income tax – stronger 2020 tax assessment, an improvement in household income and adjustments in 2021 relating to one-time gains in 2020 tax results	2,170	912	(572)	24	2,534
Corporate income tax – increase in installments reflecting an improved federal government outlook for 2021 national corporate taxable income, and a higher prior year settlement payment reflecting stronger 2020 tax assessments	1,234	214	207	(11)	1,644
Provincial sales tax – higher year-to-date results, retail sales, consumer expenditures and lower take up on tax measure relating to rebates on machinery & equipment	64	200	305	290	859
Property transfer tax – higher year-to-date activity reflecting strong housing market and demand	360	665	250	77	1,352
Fuel and carbon taxes – higher volume sales in most fuel types	94	36	(11)	(54)	65
Employer health tax – mainly due to higher growth in 2021 employee compensation and higher reassessment relating to prior years	127	35	45	313	520
Other taxation sources – mainly lower tobacco and changes in insurance premium tax partly offset by increases in property taxes	(23)	1	(43)	26	(39)
Natural gas royalties – higher natural gas prices and natural gas liquids royalties, partly offset by increased utilization of royalty and infrastructure programs/credits	172	209	82	171	634
Mining – higher coal and copper prices and improved mine profitability	92	242	70	139	543
Electricity sales under the Columbia River Treaty – changes in Mid-C electricity prices	149	(16)	(57)	(6)	70
Forests – higher stumpage rates partly offset by impacts of deferrals in old-growth forest and changes in Crown harvest volumes	230	(1)	414	46	689
Other natural resources – higher petroleum royalties, changes in Oil and Gas Commission levies and water rentals revenue	4	(7)	8	(2)	3
Fees, licences, investment earnings and miscellaneous revenue:
Post-secondary institutions	126	165	73	19	383
Other sources – mainly higher ministry program vote recoveries and changes in taxpayer-supported Crown and SUCH sector agencies	42	(69)	(7)	231	197
Canada health and social transfers – mainly additional pandemic relief one-time funding supporting the recovery of health care systems and a higher B.C. share of national population	557	38	-	7	602
Other federal government transfers – higher transfers relating to Disaster Financial Assistance Arrangements, new funding agreement on child care and long term care as well as changes in transfers to taxpayer-supported entities	356	14	(13)	491	848
Commercial Crown corporation net income – mainly due to improvements in BCLC and ICBC	471	415	1,262	411	2,559
Total revenue changes	6,225	3,053	2,013	2,172	13,463

Less : expense increases (decreases):
Consolidated Revenue Fund changes:
Unused Contingencies spending allocation	-	-	-	(228)	(228)
Ministry and Legislative Assembly savings	-	-	-	(42)	(42)
Statutory spending:
Fire management costs	745	(169)	89	8	673
Emergency Program Act	33	23	466	(59)	463
Sustainable Services Negotiating Mandate and RCMP Collective Agreement	-	-	163	(1)	162
Housing and shelter related costs to support various initiatives	25	(25)	181	448	629
Other statutory spending	27	37	28	36	128
Refundable tax credits – mainly reflects final 2020 tax assessment information	44	17	(86)	(9)	(34)
Other expense changes – mainly lower interest costs	(31)	(36)	(1)	(30)	(98)
Spending funded by third party recoveries:
Canada-Wide Early Learning and Child Care Agreement and health initiatives	221	-	-	-	221
Other spending funded by third party recoveries	27	18	16	237	298
Changes in spending profile of service delivery agencies:
School districts	19	-	(17)	(55)	(53)
Universities	162	168	(28)	(191)	111
Colleges	28	7	(20)	(4)	11
Health authorities and hospital societies	1,412	756	236	108	2,512
BC Transportation Financing Authority	(8)	(1)	(5)	1,909	1,895
Other service delivery agencies [1]	106	(92)	16	(97)	(67)
(Increase) decrease in transfers to service delivery agencies - accounting elimination	(1,449)	(752)	(274)	(647)	(3,122)
Total expense changes	1,361	(49)	764	1,383	3,459
Subtotal	4,864	3,102	1,249	789	10,004
Forecast allowance - (increase) decrease	-	-	-	1,000	1,000
Total changes	4,864	3,102	1,249	1,789	11,004
2021/22 deficit at the First Quarterly Report	(4,834)
2021/22 deficit at the Second Quarterly Report		(1,732)
2021/22 deficit at the Third Quarterly Report			(483)
2021/22 surplus at the Public Accounts				1,306	1,306

[1]	Includes BC Transit, BC Housing Management Commission, Community Living BC, and other entities.

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Expense

In 2021/22, government expenses totalled $71.1 billion, $3.5 billion higher than Budget 2021 and $3.5 billion (5.1 per cent) higher than the previous year.

Chart 2.3   Expense Changes from Budget 2021

Consolidated Revenue Fund Spending

Statutory spending by government during the year totalled $2.05 billion in the following areas:

•	$673 million in fire management costs (Ministry of Forests, Lands, Natural Resource Operations and Rural Development);

•	$629 million for various housing and shelter related initiatives to support vulnerable populations under the Housing Priority Initiatives Special Account (Ministry of Finance);

•	$463 million to fund prior year wildfires and floods, including the 2021 November Rainstorm, under the Emergency Program Act (Ministry of Public Safety and Solicitor General);

•	$162 million for the signed agreements under the Sustainable Services Negotiating Mandate and the RCMP Collective Agreement (Ministry of Finance);

•	$128 million in other areas, including $66 million from Long Term Disability Special Account.

Other CRF spending was $368 million lower than Budget 2021 mainly due to an unused portion of the Contingencies Vote ($228 million), ministry and other savings ($42 million), and other expense changes ($98 million, including prior period adjustments and lower interest costs).

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Part 2 – Financial Review

Contingencies

Government used the Contingencies Vote as a prudent budgeting tool to fund priority initiatives and manage budget pressures. Budget 2021 included a Contingencies Vote of $4.25 billion with $3.25 billion allocated for pandemic measures, and $1.0 billion for General Programs and CleanBC.

Under Pandemic and Recovery Contingencies, $3.0 billion was spent to support pandemic and recovery measures. See Table 2.5.2 for spending details.

Table 2.5.2   2021/22 Pandemic and Recovery Contingencies Spending

Actual
($ millions)	2021/22
Health and Safety
Health related COVID–19 Management	1,841
Total Health and Safety	1,841

Supports for Businesses and People
Small and Medium Sized Business Recovery Grants Program	469
Tourism, Arts and Other Sector Supports	163
Childcare Health and Safety Grants and K-12 Recovery Plan	28
B.C. Recovery Benefit	28
COVID-19 Paid Sick Leave	16
Temporary Housing, Meals and Supports for Vulnerable Populations	7
Increased Employment Incentive Tax Credit	7
Other essential services including increased access to overdose prevention and outreach services, justice sector initiatives, and supports for First Nations and small communities	142
Total Supports for Businesses and People	860

Preparing for Recovery
Recovery Funding for BC Transit and TransLink	201
Skills Training and Youth Employment Initiatives	66
Community Infrastructure Programs and CleanBC Recovery Investments	39
Total Preparing For Recovery	306

Total Pandemic and Recovery Contingencies Spending Measures	3,007

The $1.0 billion contingencies in the General Programs and CleanBC sub-votes was spent on a number of priority initiatives and pressures, including:

•	$297 million for various treaty and non-treaty agreements with First Nations, including costs under the Priority Negotiation Funding Envelope and the Treaty agreement (Ministry of Indigenous Relations and Reconciliation);

•	$179 million to support CleanBC and various initiatives for Indigenous reconciliation and tenure acquisitions (Ministry of Energy, Mines and Low Carbon Innovation);

•	$144 million to fund various public safety program operating pressures and initiatives including corrections, court services, victim services, Road Safety Initiative and cannabis operations (Ministry of Public Safety and Solicitor General);

•	$76 million to support various cultural infrastructure investments including the Chinese Canadian Museum, Jewish Community Centre of Greater Vancouver and Vancouver Art Gallery (Ministry of Tourism, Arts, Culture and Sport);

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•	$72 million in grants to support local governments and communities for various economic recovery, cultural heritage projects and infrastructure projects (Ministry of Municipal Affairs);

•	$67 million to fund various initiatives including CleanBC Program for Industry, Healthy Watersheds, Clean Coast Clean Water, and climate preparedness and adaptation strategy (Ministry of Environment and Climate Change Strategy);

•	$57 million to support various programs and initiatives including the contaminated site liability, softwood lumber litigation costs, and forestry work and economic transition supports (Ministry of Forests, Lands, Natural Resource Operations and Rural Development);

•	$21 million to fund various justice sector programs including Community Inclusion initiatives, court services and Road Safety (Ministry of Attorney General);

•	$15 million mainly to support agriculture recovery from wildfire and flood (Ministry of Agriculture, Food and Fisheries); and

•	$86 million in other areas to fund various operating pressures and initiatives such as mass timber implementation, circuit breaker relief for Legions and support for forestry workers.

Spending Recovered from Third Parties

Third party spending relates to program spending funded or co-funded by parties outside of government. Cost-recovered spending was $519 million higher than Budget 2021 due to:

•	$390 million higher recoverable health care costs mainly due to PharmaCare costs and Regional Services;

•	$107 million higher recoveries mainly for Early Childhood and Child Care Services from the federal government;

•	$141 million net increases in other program areas; offset by

•	$119 million lower recoveries from the federal government due to timing of local government infrastructure projects.

The recovered spending changes are offset by an equal net increase in revenue and as a result have no net impact on government’s financial results.

Operating Transfers to Service Delivery Agencies

Operating transfers paid to service delivery agencies may change during the fiscal year as ministries make budget allocations, Contingencies Vote access is approved, and funding is provided under statutory authority provisions. In 2021/22, operating grants to agencies increased by $3.12 billion compared to Budget 2021 primarily due to higher grants to health authorities ($3.04 billion) to support pandemic related services, and various other service delivery agencies ($80 million).

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Part 2 – Financial Review

Service Delivery Agency Spending

Service delivery agency spending was $4.41 billion higher than Budget 2021, made up of the following:

•	School districts’ spending was $53 million lower than Budget 2021 due to savings in operating costs.

•	Post-secondary institutions spending was $122 million higher than Budget 2021 due to increases in staffing and operating costs after the return to in-person classes. The higher spending is partly offset by higher student-related tuition and auxiliary revenues.

•	Health authority and hospital society spending was $2.51 billion higher than Budget 2021 due to increased costs associated with the ongoing pandemic and costs associated with health system priorities. Pandemic related costs included continuation of the single site order and screeners, overtime for existing staff, costs associated with the rollout of the COVID-19 vaccination, costs associated with laboratory testing and higher input costs for supplies such as personal protective equipment. Additional costs to address health system priorities include costs associated with the implementation of the Health Career Access Program, activities to address surgical waitlists, expansion of Primary Care Networks, and increased mental health supports.

•	Spending at the BC Transportation Financing Authority was $1.89 billion higher than Budget 2021 mainly due to a one-time payment of $2.0 billion to TransLink to establish a long-term agreement related to the elimination of tolls for the Golden Ears Bridge. This lump-sum contribution replaces the future stream of monthly payments while TransLink retains responsibility for the maintenance and operations of the bridge.

•	Spending in other service delivery agencies was $67 million lower than Budget 2021 mainly due to lower spending by the BC Housing Management Commission.

A detailed review of the above changes by quarter is available in Table 2.5.1. Further information on 2021/22 spending by function is provided in Appendix Table A2.6.

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Provincial Capital Spending

In 2021/22, capital spending totalled $9.7 billion, which was comprised of $6.0 billion for taxpayer-supported infrastructure and $3.7 billion for the self-supported infrastructure of commercial Crown corporations and agencies.

Direct spending on health and education facilities, social housing, and government capital projects (i.e. government ministry infrastructure, including IT systems and correctional institutions) represented 46 per cent of total capital spending in 2021/22.

Spending on highways and public transportation is also taxpayer-supported and reflects government’s transportation and transit investment plans. Transportation investments comprised approximately 15 per cent of total capital spending in 2021/22. While this spending is predominantly taxpayer financed, a portion is funded from the federal government and other external sources.

Spending on power generation and transmission projects is the largest single category of capital spending and is entirely self-supported. The spending primarily reflects BC Hydro’s refurbishment and expansion of its generating and transmission assets.

Chart 2.4   Components of Total Capital Spending – 2021/22

Taxpayer-Supported Capital Spending

In 2021/22, government spending on taxpayer-supported infrastructure was $2.5 billion lower than forecast in Budget 2021.

Education facilities spending, which includes both the K-12 and Post-Secondary sector, was $560 million lower than budget, largely due to timing changes for site acquisitions in the K-12 sector and capital program scheduling changes, labour shortages and supply chain constraints in the Post-Secondary sector.

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Health facilities spending was $690 million lower than budget primarily due to timing changes associated with several major projects including the procurement of the Burnaby Hospital Redevelopment – Phase 1, construction of the Royal Columbian Hospital Redevelopment, and other project scheduling changes related to the Cowichan District Hospital Replacement and New Surrey Hospital and BC Cancer Centre.

Highways and public transit spending was $844 million less than budget, primarily due to scheduling changes for the construction of the Broadway Subway and Pattullo Bridge Replacement projects as well as project scheduling changes for ongoing highway and side-road upgrade projects.

Social Housing, Ministry and Other spending was $383 million lower than budget, mainly due to project scheduling changes for the Royal BC Museum – Collections and Research Building in Colwood, the Nanaimo Correctional Centre, and upgrades and maintenance of core government assets.

The above scheduling and cash flow changes do not represent a reduction in capital spending; rather the spending has been shifted to future years within the provincial capital plan.

Table 2.6   Capital Spending

	Budget	Actual	Actual
($ millions)	2021	2021/22	2020/21
Taxpayer-supported
Education facilities	2,460	1,900	1,848
Health facilities	2,245	1,555	1,162
Highways and public transit	2,275	1,431	1,392
Social Housing	671	642	572
Government direct (ministries)	641	386	389
Other	187	88	65
Total taxpayer-supported	8,479	6,002	5,428

Self-supported commercial
Power generation and transmission	4,747	3,484	3,214
Other	229	246	261
Total self-supported	4,976	3,730	3,475

Total capital spending	13,455	9,732	8,903

Self-Supported Capital Spending

Self-supported commercial Crown corporation and agency spending on capital projects in 2021/22 was $1.2 billion lower than Budget 2021 primarily due to timing changes of BC Hydro’s Site C capital project.

Further details on capital spending are provided in Appendix Table A2.9.

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Chart 2.5   Capital Spending Changes from Budget 2021

Major Capital Projects

Significant capital projects (those with multi-year budgets totalling $50 million or more) are shown in Table 2.7. Investments in these larger projects will provide long-term social and economic benefits for the province.

As projects are completed, or new ones receive approval, the projects are removed from or added to the $50 million table.

During the 2021/22 fiscal year, the following projects were removed:

•	Argyle Secondary;

•	Interior Heart and Surgical Centre;

•	Highway 1 widening and 216th Street Interchange;

•	Abbotsford Courthouse; and

•	BC Hydro’s Bridge River 2 units 5 and 6 upgrade, Horne Payne substation upgrade, South Fraser transmission relocation project, and Supply Chain Applications project.

The following projects were added to the $50 million table during the fiscal year:

•	Westside Secondary ($106 million);

•	British Columbia Institute of Technology – Trades and Technology Complex ($163 million);

•	Capilano University – Student Housing ($58 million);

•	North Island College – Student Housing ($66 million);

•	The University of British Columbia – School of Biomedical Engineering ($139 million);

•	University of the Fraser Valley – Student Housing ($74 million);

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•	University of Victoria – Engineering and Computer Science Building Expansion ($90 million);

•	Highway 1 Ford Road to Tappen Valley Road Four-Laning ($243 million);

•	Highway 99/Steveston Interchange, Transit and Cycling Improvements ($137 million);

•	Fraser River Tunnel Project ($4,148 million);

•	13583 81st Ave – Affordable Rental Housing ($50 million);

•	58 W Hastings – Supportive Housing Fund ($158 million);

•	Crosstown – Supportive Housing Fund and Community Housing Fund ($72 million); and

•	BC Hydro’s Natal – 60 138 kV switchyard upgrade project ($84 million), Treaty Creek Terminal – Transmission Load Interconnection (KSM) ($109 million), Various Sites – NERC CIP-003v7 implementation ($60 million) and Vancouver Island radio system project ($53 million).

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

•	borrowing (debt financing);

•	operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

•	partnerships with the private sector (public-private partnerships or P3s); and

•	cost-sharing with partners.

Chart 2.6 shows that 36 per cent of 2021/22 taxpayer-supported capital spending was financed from direct net borrowing, 44 per cent from operating cash flows, 7 per cent from other contributions and 6 per cent from federal contributions. Public-private partnerships accounted for 7 per cent of the financing.

Self-supported commercial Crown and agency capital spending of $3.7 billion was financed 27 per cent from direct net borrowing ($1.0 billion), and 73 per cent from operating cash flows ($2.7 billion).

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Chart 2.6   Financing Taxpayer-Supported Capital Spending

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Part 2 – Financial Review

Table 2.7   Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated
($ millions)	Year of Completion	Cost to Mar 31, 2022	Cost to Complete	Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
Schools
Centennial Secondary [2]	2017	59	2	61	61	-	-	-
Grandview Heights Secondary [2]	2021	75	8	83	63	-	-	20
New Westminster Secondary [2]	2021	89	18	107	107	-	-	-
Coast Salish Elementary [3]	2022	14	29	43	38	-	-	5
Handsworth Secondary	2022	64	5	69	69	-	-	-
Pexsisen Elementary and Centre Mountain Lellum Middle	2022	58	31	89	89	-	-	-
Quesnel Junior School	2022	28	24	52	52	-	-	-
Stitó:s Lá:lém totí:lt Elementary Middle School	2022	44	10	54	49			5
Burnaby North Secondary	2023	51	57	108	99	-	-	9
Eric Hamber Secondary	2023	33	73	106	94	-	-	12
Victoria High School	2023	41	39	80	77	-	-	3
Cowichan Secondary	2024	10	76	86	84	-	-	2
Westside Secondary	2029	-	106	106	103	-	-	3
Seismic mitigation program [4]	2030	1,103	923	2,026	2,026	-	-	-
Total schools		1,669	1,401	3,070	3,011	-	-	59
Post-secondary institutions
Simon Fraser University
– Energy Systems Engineering Building [2,5]	2019	125	-	125	45	-	45	35
British Columbia Institute of Technology
– Health Sciences Centre for Advanced Simulation	2022	75	13	88	66	-	-	22
Simon Fraser University – Student Housing	2022	80	24	104	73	-	-	31
Okanagan College – Student Housing	2023	1	67	68	67	-	-	1
University of Victoria – Student Housing	2023	143	86	229	128	-	-	101
British Columbia Institute of Technology – Student Housing	2024	3	111	114	108	-	-	6
Capilano University – Student Housing	2024	1	57	58	41	-	-	17
North Island College – Student Housing	2024	1	65	66	64	-	-	2
University of the Fraser Valley – Student Housing	2024	-	74	74	62	-	-	12
University of Victoria
– Engineering and Computer Science Building Expansion	2024	5	85	90	65	-	-	25
The University of British Columbia
– School of Biomedical Engineering	2025	-	139	139	25	-	-	114
British Columbia Institute of Technology
– Trades and Technology Complex	2027	-	163	163	137	-	-	26
Total post-secondary institutions		434	884	1,318	881	-	45	392
Health facilities
Children’s and Women’s Hospital Redevelopment [2]
– Direct procurement	2020	289	6	295	165	-	-	130
– P3 contract	2018	368	-	368	167	187	-	14
Royal Columbian Hospital Redevelopment – Phase 1 [2]	2020	247	4	251	242	-	-	9
Red Fish Healing Centre for Mental Health and Addiction - θəqiʔ ɫəwʔənəq leləm [2]	2021	126	5	131	131	-	-	-
Vancouver General Hospital – Operating Rooms Renewal – Phase 1 [2]	2021	101	1	102	35	-	-	67
Peace Arch Hospital Renewal	2022	80	11	91	8	-	-	83
Penticton Regional Hospital – Patient Care Tower
– Direct procurement	2022	63	13	76	18	-	-	58
– P3 contract	2019	232	-	232	-	139	-	93
Dogwood Lodge Long-term Care Home Replacement	2023	27	31	58	-	-	-	58
Lions Gate Hospital – New Acute Care Facility	2024	50	260	310	144	-	-	166
Stuart Lake Hospital Replacement	2024	8	150	158	140	-	-	18
Clinical and Systems Transformation	2025	615	88	703	702	-	-	1
iHealth Project – Vancouver Island Health Authority	2025	121	34	155	55	-	-	100
Royal Inland Hospital Patient Care Tower
– Direct procurement	2025	38	91	129	39	-	-	90
– P3 contract	2022	286	2	288	-	164	-	124
Health facilities continued on the next page

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Table 2.7   Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated
($ millions)	Year of Completion	Cost to Mar 31, 2022	Cost to Complete	Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
Health facilities continued
Cariboo Memorial Hospital Redevelopment	2026	9	209	218	131	-	-	87
Cowichan District Hospital Replacement	2026	18	869	887	605	-	-	282
Dawson Creek and District Hospital Replacement	2026	8	370	378	247	-	-	131
Mills Memorial Hospital Replacement	2026	167	466	633	513	-	-	120
Royal Columbian Hospital Redevelopment – Phases 2 & 3	2026	255	989	1,244	1,182	-	-	62
New St Paul’s Hospital	2027	318	1,856	2,174	1,327	-	-	847
Burnaby Hospital Redevelopment - Phase 1 [6]	2027	23	589	612	578	-	-	34
New Surrey Hospital and BC Cancer Centre	2027	5	1,655	1,660	1,660	-	-	-
Richmond Hospital Redevelopment	2031	1	860	861	791	-	-	70
Total health facilities		3,455	8,559	12,014	8,880	490	-	2,644
Transportation
Highway 91 Alex Fraser Bridge Capacity Improvements [2]	2019	66	4	70	37	-	33	-
Highway 1 Illecillewaet Four-Laning and Brake Check improvements [2]	2021	72	13	85	69	-	16	-
Highway 1 Lower Lynn Corridor improvements [2]	2021	174	24	198	77	-	66	55
Highway 99 10-Mile Slide [2]	2021	70	14	84	84	-	-	-
Highway 4 Kennedy Hill Safety Improvements	2022	42	12	54	40	-	14	-
Highway 14 Corridor improvements	2022	50	27	77	48	-	29	-
Highway 1 Chase Four-Laning	2023	62	158	220	208	-	12	-
Highway 1 Salmon Arm West	2023	65	90	155	124	-	31	-
Highway 91 to Highway 17 and Deltaport Way Corridor improvements	2023	175	85	260	87	-	82	91
Kootenay Lake ferry service upgrade	2023	34	51	85	68	-	17	-
West Fraser Road Realignment	2023	39	64	103	103	-	-	-
Highway 1 Quartz Creek Bridge Replacement	2024	32	89	121	71	-	50	-
Highway 1 216th - 264th Street widening	2024	28	207	235	99	-	109	27
Highway 1 Ford Road to Tappen Valley Road Four-Laning	2024	23	220	243	161	-	82	-
Highway 1 Kicking Horse Canyon Phase 4 [7]	2024	294	307	601	386	-	215	-
Pattullo Bridge Replacement [8]	2024	472	905	1,377	1,076	301	-	-
Highway 1 R.W. Bruhn Bridge	2025	29	196	225	134	-	91	-
Broadway Subway [9]	2025	709	2,118	2,827	1,380	450	897	100
Highway 99 / Steveston Interchange, Transit & Cycling Improvements [10]	2025	7	130	137	137	-	-	-
Fraser River Tunnel Project [10,11]	2030	8	4,140	4,148	4,148	-	-	-
Total transportation		2,451	8,854	11,305	8,537	751	1,744	273

Other taxpayer-supported
6585 Sussex Ave (Affordable Rental Housing)	2022	75	-	75	43	-	-	32
Stanley New Fountain Hotel (Affordable Rental Housing)	2022	56	13	69	19	-	-	50
13583 81st Ave (Affordable Rental Housing)	2023	23	27	50	37	-	-	13
Crosstown -
(Supportive Housing Fund and Community Housing Fund)	2023	10	62	72	61	-	-	11
58 W Hastings (Supportive Housing Fund)	2024	1	157	158	61	-	19	78
Clark & 1st Ave (Affordable Rental Housing)	2024	7	102	109	75	-	-	34
Nanaimo Correctional Centre Replacement	2024	37	130	167	167	-	-	-
Royal BC Museum – Collections and Research Building	2025	19	205	224	224	-	-	-
Total other		228	696	924	687	-	19	218

Total taxpayer-supported		8,237	20,394	28,631	21,996	1,241	1,808	3,586

2022 Financial and Economic Review – September 2022	| 43

Part 2 – Financial Review

Table 2.7   Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated
($ millions)	Year of Completion	Cost to Mar 31, 2022	Cost to Complete	Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
Power generation and transmission
BC Hydro
– John Hart generating station replacement [2]	2019	978	1	979	979	-	-	-
– Fort St. John and Taylor Electric Supply [2]	2020	51	-	51	51	-	-	-
– UBC load increase stage 2 project [2]	2020	52	4	56	56	-	-	-
– Bridge River 2 upgrade units 7 and 8 project [2]	2021	72	6	78	78	-	-	-
– LNG Canada load interconnection project [2]	2021	79	3	82	58	-	-	24
– Peace Region Electricity Supply (PRES) project [2,12]	2021	214	2	216	216	-	TBD	-
– Downtown Vancouver Electricity Supply:
West End strategic property purchase [2]	2022	73	1	74	74	-	-	-
– G.M. Shrum G1 to 10 control system upgrade	2022	63	12	75	75	-	-	-
– Mica replace units 1 to 4 generator transformers project	2022	66	14	80	80	-	-	-
– 5L063 Telkwa relocation project	2023	26	40	66	66	-	-	-
– Mica modernize controls project	2023	38	18	56	56	-	-	-
– Mount Lehman substation upgrade project	2023	43	15	58	58	-	-	-
– Street light replacement program	2023	34	41	75	75	-	-	-
– Various Sites - NERC CIP-003v7 implementation project	2023	19	41	60	60	-	-	-
– Wahleach refurbish generator project	2023	38	13	51	51	-	-	-
– Capilano substation upgrade project	2024	30	57	87	87	-	-	-
– Vancouver Island radio system project	2024	33	20	53	53	-	-	-
– Natal - 60-138 kV switchyard upgrade project	2025	6	78	84	84	-	-	-
– Site C project [13]	2025	8,809	7,191	16,000	16,000	-	-	-
– Sperling substation (SPG) metalclad switchgear replacement project	2026	17	37	54	54	-	-	-
– Treaty Creek Terminal - Transmission Load Interconnection (KSM) project	2026	9	100	109	72	-	-	37
Total power generation and transmission		10,750	7,694	18,444	18,383	-	-	61
Other self-supported
Enhanced Care Coverage Program (ICBC)	2022	91	-	91	91	-	-	-

Total self-supported		10,841	7,694	18,535	18,474	-	-	61

Total $50 million projects		19,078	28,088	47,166	40,470	1,241	1,808	3,647

[1]	Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.
[2]	Assets have been put into service and only trailing costs remain.
[3]	The anticipated total cost was previously reported as $52 million and has since been reduced to $43 milion to reflect current estimates.
[4]	The Seismic Mitigation Program consists of all spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table above.
[5]	Simon Fraser University and private donors contributed $25 million toward the project, and the university also contributed land valued at $10 million.
[6]	The concept plan for Phase 2 of the Burnaby Hospital Redevelopment has been approved. Financial information will be added to the table upon business case approval.
[7]	Kicking Horse Canyon Project costs exclude $11 million of past planning costs which are expensed.
[8]	Pattullo Bridge forecasted to open to the public in 2024 with old bridge decommissioning to follow. Forecasted amount reflects total expenditures including capitalized and expensed items.
[9]	The Broadway Subway Project forecast and value of costs incurred to date include the City of Vancouver in-kind contribution of land rights, in keeping with the approved project budget. Under current government accounting, purchased intangible assets are given accounting recognition, and contributed intangible assets, such as land use rights or licenses are not.
[10]	Project is part of the Highway 99 Tunnel Program.
[11]	The Fraser River Tunnel is forecasted to open to the public in 2030 with the removal of the existing tunnel to follow.
[12]	The total cost represents the gross cost of the project and has not been netted for Federal Government contributions. The Federal Government’s contribution amount is dependent on the final actual project costs and what costs are eligible under the agreement.
[13]	The approved updated project cost estimate is $16 billion, with a project in-service date of 2025 (first and last generating unit in-service in December 2024 and 2025, respectively). The anticipated project cost and cost to date include capital costs, charges subject to regulatory deferral and certain operating expenditures.

44 |	2022 Financial and Economic Review – September 2022

Part 2 – Financial Review

Provincial Debt

As at March 31, 2022, total provincial debt was $90.7 billion, an increase of $3.6 billion over the year, amounting to 26.1 per cent of B.C.’s nominal GDP. About 31 per cent of the total debt is self-supported through the activities of commercial Crown corporations.

The taxpayer-supported debt-to-GDP ratio, a measure often used by investors and credit rating agencies to analyze a government’s ability to manage its debt load, stood at 17.9 per cent. This is lower by 1.4 percentage points from 2020/21 and is 4.9 percentage points lower than forecast in Budget 2021. The debt-to-revenue ratio was 90.8 per cent, 35.1 percentage points lower than Budget 2021 and a decrease of 10.4 percentage points from 2020/21.

Table 2.8    Provincial Debt Summary 1

($ millions)	Budget 2021	Opening Balance Adjustment [2]	Updated Budget 2021		Actual 2021/22	Actual 2020/21
Taxpayer-supported debt
Provincial government
Operating	14,939	(53)	14,886		7,233	8,746
Capital [3]	37,180	49	37,229		36,487	33,872
Total provincial government	52,119	(4)	52,115		43,720	42,618
Taxpayer-supported entities
BC Transportation Financing Authority	15,538	(120)	15,418		14,615	13,321
Health Authorities and Hospital Societies	1,841	30	1,871		1,839	1,875
Post Secondary institutions	858	45	903		922	882
Social Housing [4]	990	(162)	828		974	770
Other	296	(1)	295		271	284
Total taxpayer-supported entities	19,523	(208)	19,315		18,621	17,132
Total taxpayer-supported debt	71,642	(212)	71,430		62,341	59,750
Self-supported debt	30,238	(174)	30,064		28,325	27,350
Total debt before forecast allowance	101,880	(386)	101,494		90,666	87,100
Forecast allowance	1,000	-	1,000		-	-
Total provincial debt	102,880	(386)	102,494		90,666	87,100

Debt to GDP ratios:
Taxpayer-supported debt	22.8%		22.7	% [5]	17.9%	19.3%
Total provincial debt	32.7%		32.6%		26.1%	28.2%

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

[2]	The opening balance adjustment reflects actual balances at March 31, 2021 (the Budget 2021 projection was based on a forecast for 2020/21).

[3]	Includes debt incurred by the government to fund the building of capital assets in the education, health, social housing and other sectors.

[4]	Includes debt incurred by BC Housing Management Commission and the Provincial Rental Housing Corporation to fund investments in affordable housing through HousingHub.

[5]	Revised to reflect Statistics Canada’s Provincial Economic Accounts update released on November 9, 2021.

Taxpayer-supported debt includes provincial government borrowings for operating and capital needs, and borrowings by taxpayer-supported entities. Provincial government issues capital grants to organizations for funding their infrastructure, including schools, post-secondary institutions and health facilities (SUCH), and social housing. Taxpayer supported entities’ debt is mainly held by the BC Transportation Financing Authority and was incurred to fund highways and public transit projects.

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Part 2 – Financial Review

Chart 2.7  Components of Total Provincial Debt – 2021/22

Self-supported debt includes power generation and transmission debt which is entirely commercial in nature and is predominantly the debt of BC Hydro. A portion of this debt reflects borrowing for the Columbia Basin power projects managed by Columbia Power Corporation and Columbia Basin Trust. Self-supported borrowing from the BC Lottery Corporation for gaming equipment and gaming management software, the debt of post-secondary institutions’ commercial subsidiaries, and lease liabilities related to right-of-use assets are also included in this debt category.

Total debt was lower by $12.2 billion at year-end compared to the Budget 2021 forecast (see Chart 2.8).

Chart 2.8  Change in Ending Debt Level from Budget 2021

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Part 2 – Financial Review

This variance consists of:

•	$9.3 billion lower taxpayer-supported debt, primarily due to improved operating results of $10.0 billion (excluding the forecast allowance), changes in other working capital balances and external funding of $1.6 billion, $2.5 billion lower net capital spending, and offset by $4.8 billion higher cash balance;

•	$1.9 billion decrease in self-supported debt due to lower operating cash flows and lower capital spending; and

•	$1.0 billion forecast allowance.

Surplus/Deficit Versus Change In Debt

For the 2021/22 fiscal year, government posted a surplus of $1.306 billion, which included net non-cash items of $640 million (primarily amortization and an adjustment for commercial Crown corporations net income and dividends). Working capital balances increased by $2.745 billion, including higher cash balances at year end to ensure increased liquidity. Taxpayer-supported capital spending was $6.002 billion. As a result, taxpayer-supported debt increased by $2.591 billion during the fiscal year.

The $975 million increase in self-supported debt primarily reflects $3.73 billion of capital spending mainly by BC Hydro and BCLC, offset by $2.755 billion in net operating cash flows.

Chart 2.9    Reconciliation of Surplus/Deficit to Change In Debt

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Part 2 – Financial Review

Debt Indicators

Table 2.9 provides a summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.10 to A2.12.

Table 2.9    Key Debt Indicators1

	Budget 2021	Actual 2021/22	Actual 2020/21
Debt to revenue (per cent)
Total provincial	139.5	104.3	115.1
Taxpayer-supported	125.9	90.8	101.2
Debt per capita ($) [2]
Total provincial	19,858	17,386	16,884
Taxpayer-supported	13,829	11,955	11,582
Debt to GDP (per cent) [3]
Total provincial	32.7	26.1	28.2
Taxpayer-supported	22.8	17.9	19.3
Interest bite (cents per dollar of revenue) [4]
Total provincial	3.9	3.3	3.7
Taxpayer-supported	3.4	2.8	3.1
Interest costs ($ millions)
Total provincial	2,908	2,848	2,817
Taxpayer-supported	1,930	1,896	1,832
Interest rate (per cent) [5]
Taxpayer-supported	2.9	3.1	3.5
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	73,770	86,903	75,691
Taxpayer-supported [7]	56,899	68,658	59,033
Total debt ($ millions)
Total provincial	102,880	90,666	87,100
Taxpayer-supported [8]	71,642	62,341	59,750
Provincial GDP ($ millions) [9]	314,268	347,653	309,327
Population (thousands at July 1) [10]	5,181	5,215	5,159

[1]	Figures for prior year have been restated to conform with the presentation used for 2021/22 and to include the effects of changes in underlying data and statistics.

[2]	The ratio of debt to population (e.g. debt at March 31, 2022 divided by population at July 1, 2021).

[3]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2022 divided by 2021 GDP).

[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

[5]	Weighted average of all outstanding debt issues.

[6]	Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

[7]	Excludes revenues of commercial Crown corporations, but includes dividends paid to the Consolidated Revenue Fund.

[8]	Excludes debt of commercial Crown corporations.

[9]	Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2021 is used for the fiscal year ended March 31, 2022). As nominal GDP for the calendar year ending in 2021 is not available, the 2021 GDP projected in the February 2022 budget has been used for the fiscal year ended March 31, 2022 for demonstration purposes.

[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2021 is used for the fiscal year ended March 31, 2022).

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Part 2 – Financial Review

Credit Rating

A credit rating is an evaluation of the credit risk of a prospective borrower, predicting their ability to pay interest and to repay the debt principal. It impacts the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.10 provides an interprovincial comparison of credit ratings.

B.C.’s record in recent years for presenting surplus fiscal outlooks and for meeting annual budget targets has resulted in ratings of Aaa and AA+ from Moody’s and Standard & Poor’s respectively, while DBRS rates the province at AA (high) as of July 2022.

Table 2.10    Interprovincial Comparison of Credit Ratings, July 2022

Rating Agency[1]
Province	Moody’s Investors Service	Standard & Poor’s	DBRS
British Columbia	Aaa	AA+	AA(High)
Alberta	Aa3	A+	AA (Low)
Saskatchewan	Aa1	AA	AA (Low)
Manitoba	Aa2	A+	A (High)
Ontario	Aa3	A+	AA (Low)
Quebec	Aa2	AA-	AA (Low)
New Brunswick	Aa2	A+	A (High)
Nova Scotia	Aa2	AA-	A (High)
Prince Edward Island	Aa2	A	A
Newfoundland/Labrador	A1	A	A (Low)

[1]	The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans, and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in that plan is only 70 per cent.

As a result, government’s balance sheet only includes its share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements, as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement. As at March 31, 2022, all pension plans under joint trusteeship were fully funded.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature.

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Part 2 – Financial Review

The pension valuations do not include future indexing of pensions, as this is a non-guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2022 are shown in Table 2.11.

Table 2.11    Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers	College	Other [1]	2021/22	2020/21
Accrued benefit obligation	(23,599)	(32,737)	(23,610)	(4,587)	(774)	(85,307)	(81,168)
Pension fund assets	27,256	37,757	26,896	5,081	947	97,937	91,223
Subtotal	3,657	5,020	3,286	494	173	12,630	10,055
Unamortized actuarial (gain) loss	(932)	(1,883)	(2,696)	(213)	(56)	(5,780)	(4,761)
Accrued net asset (obligation)	2,725	3,137	590	281	117	6,850	5,294

[1]	Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and the province’s 14.67% interest in the Canadian Blood Services pension plan.

Actuarial valuations are performed on the pension plans every three years with the resulting reports released nine months after the valuation date. The pension plans and the dates of their last actuarial valuation are:

•	Public Service Pension Plan, March 31, 2020;

•	Municipal Pension Plan, December 31, 2018;

•	Teachers’ Pension Plan, December 31, 2020; and

•	College Pension Plan, August 31, 2021.

Key actuarial assumptions used for valuation purposes include a long-term annual rate of return on fund assets (currently 6.00 per cent for the Public Service Pension Plan and College Pension Plan, 6.25 per cent for the Municipal Pension Plan and 5.75 per cent for the Teachers’ Pension Plan) and the rate of annual salary increases (currently between 3.25 to 3.50 per cent).

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

Contractual Rights

Contractual rights represent the annual nominal future cash receipts for multi-year contracts. As at March 31, 2022, taxpayer-supported entities have $10.7 billion in contractual rights, and self-supported Crown corporations and subsidiaries have $6.0 billion in contractual rights, for a total of $16.7 billion in contract receipts over the future years, depending on the terms of the contract.

Contractual rights represent future receipts where the projected revenue has been quantified in an agreement. They are not off-balance sheet assets, nor are they deferred revenues.

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Part 2 – Financial Review

Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multi-year contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the obligations related to construction of assets are recognized as liabilities as the assets are constructed.

As at March 31, 2022, taxpayer-supported entities have incurred $48.5 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $49.6 billion in contractual obligations, for a total of $98.1 billion in contract payments that will be made over the future years, depending on the terms of the contract.

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt, nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

The 2021/22 Public Accounts Contractual Obligations schedule presents a detailed listing of obligations by function. Taxpayer-supported contractual obligations can also be grouped into eight categories (see Table 2.12) as follows:

•	Coastal ferry services agreement – annual operating subsidy provided by the Ministry of Transportation and Infrastructure to BC Ferry Services Inc. in support of its smaller routes.

•	Capital construction and maintenance P3s – reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

•	Provincial policing contracts – annual operating cost of the policing contract with the RCMP (aside from major cities such as Vancouver, which have their own police forces, policing in British Columbia is provided by the RCMP under contract).

•	Housing subsidy agreements – annual operating cost of the subsidy agreements between BC Housing Management Commission and cooperative subsidized housing associations.

•	Program delivery agreements – annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

•	Operating and maintenance agreements – annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. A majority of these agreements relate to health sector facilities.

•	Service delivery agreements – annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

•	Capital and economic development agreements – annual cost of agreements to build infrastructure, such as school district, universities, and British Columbia Transportation Financing Authority’s commitments for future projects.

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Table 2.12    Taxpayer-Supported Contractual Obligations

($ millions)	2022/23	2023/24	2024/25	2025/26	2026/27	2027/28+	Total
Coastal ferry services agreement	247	247	247	247	247	8,907	10,142
Capital construction and maintenance P3s	1,530	1,228	832	508	258	3,364	7,720
Provincial policing contracts	473	473	468	468	468	2,339	4,689
Housing subsidy agreements	559	353	227	196	175	4,299	5,809
Program delivery agreements	2,061	348	264	232	219	1,469	4,593
Operating and maintenance agreements	942	695	631	317	254	1,137	3,976
Service delivery agreements	941	827	744	742	752	2,612	6,618
Capital and economic development agreements	2,370	1,335	681	220	58	300	4,964
	9,123	5,506	4,094	2,930	2,431	24,427	48,511

Almost all (93 per cent or $46.2 billion) of the contractual obligations for self-supported Crown corporations and subsidiaries are for BC Hydro power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements, whose costs also are factored into government fiscal plan projections.

2021/22 Public Accounts Audit Qualification

The Audit Opinion on the 2021/22 Public Accounts includes one qualification on the longstanding issue on the recognition of restricted contributions and two new qualifications.

Deferral of Revenues

The Auditor General recommends reporting restricted contributions as revenue in the period the transfers are received, unless the transfer establishes a financial liability on the part of the recipient. The government has maintained its longstanding recognition of deferring restricted contributions and recognizing revenue in the same period that programs and services are provided to the public. The impact of the recommendation in the current year would be to increase revenue and surplus by $6.48 billion and decrease liabilities by $6.48 billion.

Incomplete Contractual Obligations Disclosure

Contractual obligations that commit Government to make certain expenditures, for a considerable period into the future, are required to be disclosed in the financial statements. In the Auditor General’s opinion, the summary financial statements do not provide the required disclosures in relation to certain contracts, such as contracts below the $50 million threshold as well as larger contracts such as the obligation to the BC First Nations Gaming Revenue Sharing Limited Partnership. The Auditor General’s recommendation would increase the disclosure of contractual obligations for future years.

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Part 2 – Financial Review

BC First Nations Gaming Revenue Sharing Agreement Accounting Treatment

Section 14.3 of the Gaming Control Act (B.C.), conveys the right to 7 per cent of the net income of the British Columbia Lottery Corporation (BCLC) to the BC First Nations Gaming Revenue Sharing Limited Partnership (Partnership) each year for 23 years commencing in 2022. Government acts as an intermediary in the arrangement and has no discretion over the funds. The Auditor General recommends that this arrangement should be accounted for as revenue of the Government and a subsequent grant to First Nations. The effect of the Auditor General’s recommendation would be an increase to both revenues and expenses on the statement of operations in the current year by $91 million. Additionally, an estimate of future transfers would be disclosed in Note 28 – Contingent Liabilities and Contractual Obligations, instead of the more comprehensive disclosure in Note 39 – Dedicated Revenue.

Government’s summary financial statements have accounted for this transaction in accordance with generally accepted accounting principles as an administrative flow through where neither the revenues or expenses have been reflected on the income statement. These revenues belong to the Nations by virtue of the Gaming Control Act (B.C.) and Government receives none of the economic benefits associated with the revenue. It would be inconsistent with generally accepted accounting principles to include these amounts as government revenues and expenses.

The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2021/22 Public Accounts.

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2022 Financial and Economic Review – September 2022 Part 3 Supplementary Information – General Description of the Province – Constitutional Framework – Provincial Government – Annual Financial Cycle – Government’s Financial Statements – Provincial Taxes

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Part 3 – Supplementary Information

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. B.C.’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

B.C. is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire B.C. coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of B.C., which form an important transportation route for people and products.

The Interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation, incised deeply by rivers. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern Interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern B.C.-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of B.C.’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal B.C. has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam in the wetter parts, and Douglas fir and grand fir in the drier areas.

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B.C.’s Interior region has a mainly continental type of climate, although not as severe as that of the Canadian Prairies. Considerable variation in climate occurs, especially in winter and across the Coast Mountains, as mild Pacific storms bring relief from cold spells. The southern Interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20°C in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the North is short and variable. Spruce and lodgepole pine are the dominant trees of commercial value in the Interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

B.C. is the third largest province in terms of population, which was estimated at 5.215 million people, accounting for 13.6 per cent of Canada’s population on July 1, 2021. B.C.’s population grew at an average annual rate of 1.4 per cent between 2011 and 2021, slightly higher than the growth rate of the overall Canadian population for the same period.

The Vancouver census metropolitan area, a major Canadian shipping, manufacturing and services centre, had the largest urban population in B.C. with 2.773 million people in 2021. Meanwhile, the census metropolitan area for Victoria, the provincial capital, had a population of 0.416 million people in 2021.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, B.C. was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, B.C. entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in B.C. until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the lieutenant governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, B.C. came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the British Parliament ended its legal right to legislate for Canada with the passage of the Canada Act, 1982 and its companion legislation, the Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms. The BNA Act was renamed the Constitution Act, 1867, which continues to be the foundation for the division of legislative powers between Canada, as a federal state, and provincial governments.

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Indigenous Peoples

British Columbia is home to more than 270,000 Indigenous1 people, representing one in six Indigenous people in Canada. There are 203 First Nations in B.C. (of 600 in Canada), and they represent 34 distinct languages. At more than 89,000, the Métis population in B.C. is the fourth-largest in Canada.

Each Indigenous community has a unique history and experience and different ways of life, social organization, governance systems, and approaches to economic development.

As the original occupants of the land, Indigenous peoples have a special constitutional relationship with the Crown. This relationship, including existing Aboriginal2 and treaty rights, is recognized and affirmed in section 35 of the Constitution Act, 1982, and includes recognizing that Indigenous self-government is part of Canada’s evolving system of cooperative federalism and distinct orders of government.

Provincial Government

B.C.’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. B.C. was the first jurisdiction in Canada to establish set general election dates, in 2001. Provincial general elections are scheduled to take place on the third Saturday in October every four years.

The legislature consists of the lieutenant governor and 87 elected members of the legislative assembly. The legislative assembly represents the people of B.C. in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the fourth Tuesday in February each year is reserved for the Budget Speech.

Executive

The executive is composed of the lieutenant governor and the executive council. The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. The lieutenant governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the lieutenant governor is appointed by the Governor General of Canada for a term usually lasting five years.

Following a general election, the lieutenant governor calls upon the leader of the political party with the majority of elected members to serve as premier and to form the provincial government.

[1]	The term ‘Indigenous’ includes all people of Indigenous ancestry, including First Nations (status and non-status), Métis and Inuit.

[2]	The federal Constitution Act recognizes the Aboriginal peoples of Canada as the Indian, Inuit and Métis peoples of Canada; however, First Nations is the generally preferred term for Indian peoples of Canada, and Indigenous is preferred to Aboriginal.

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Where the general election does not result in a single political party having the majority of elected members, a minority government may be formed by the party that is able to form a coalition or enter into a confidence and supply agreement with another party, to ensure it has the majority required for all confidence motions and budgetary legislation.

The lieutenant governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly.

The lieutenant governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

Ministers are the executives responsible for government ministries, and are usually members of cabinet. Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government.

Deputy ministers are the senior civil servants in their ministries and have responsibility for all operational matters including budget, human resources and program development. Deputy ministers are required to manage a complex set of multiple accountabilities which arise out of various powers, authorities and responsibilities attached to the position. The deputy minister is the principal source of support for a minster in fulfilling minister’s collective and individual responsibilities and accountability. In providing this support, the deputy minister is responsible for:

•	sound public service advice on policy development and implementation, both within the minister’s portfolio and with respect to the government’s overall policy and legislative agenda;

•	effective ministry management, as well as advice on management of the minister’s entire portfolio; and

•	fulfillment of authorities that have been assigned to the deputy minister or other officials either by the minister directly or by virtue of legislation.

Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as “common law,” and laws made by the Parliament of Canada and provincial legislatures. The judiciary is sometimes called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

B.C.’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court hears cases that fall into five main categories: criminal cases, family cases, youth court cases, small claims, and traffic & bylaw cases. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

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The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction — for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, B.C. has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the Province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts; publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the Province. This process consists of four main stages.

Planning and Budget Preparation

Treasury Board, a committee of the executive council, reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies, and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes recommendations to Cabinet on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and provincewide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

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Chart 3.1  Financial Planning and Reporting Cycle Overview

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the legislative assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the legislative assembly. Government’s strategic plan, service plans, and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled in the legislature. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own boards of directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

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Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Office of the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the legislative assembly and are reviewed by two committees of the legislative assembly (the Select Standing Committee on Public Accounts, and the Select Standing Committee on Crown Corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance achieved by the Ministers of State on non-financial targets.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•	ministries;

•	the SUCH sector (school districts, universities, colleges, institutes, and health organizations);

•	other taxpayer-supported service delivery agencies; and

•	commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of public sector organizations, including the SUCH sector entities, service delivery agencies, and Crown corporations, are recorded in their own financial statements, which are subject to audit by the Auditor General or by private-sector auditors.

The relationships between the legislature and government’s public sector organizations are guided by legislation, governance agreements, and/or mandate letters to ensure effective oversight, alignment with government’s priorities, and preservation of public confidence in the management of public-sector programs and services for the citizens of British Columbia.

The Province consolidates the financial results of all these entities into a single set of financial statements, published annually in the Public Accounts.

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Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires government’s financial statements to conform to generally accepted accounting principles (GAAP) for senior governments in Canada. In practice this means compliance with the Public Sector Accounting Standards (PSAS), which are set by the Canadian Public Sector Accounting Board (PSAB).

Under PSAS, service delivery agencies are consolidated with the CRF on a line-by-line basis. Commercial Crown corporations3 (government business enterprises) and commercial subsidiaries owned by service delivery agencies are consolidated on a modified equity basis — i.e. their net income is reported as revenue of the Province and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government, the service delivery agency financial statements are adjusted to conform to government’s accounting policies. No adjustments for accounting differences are made for commercial Crown corporations, which prepare their statements in accordance with International Financial Reporting Standards (IFRS).

The BTAA authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternative standard adopted by Treasury Board must come from other areas of Canadian GAAP or from a recognized standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). Treasury Board has issued one such regulation, mandating BC Hydro to follow the US FASB standard for rate-regulated accounting.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2021/22 Public Accounts.

[3]	Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

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Table 3.1    Provincial Taxes (as of July 2022)

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Income — Income Tax Act	Taxable Income: • Corporate • Personal

General rate: 12%

Small business rate: 2%.

 Tax rates of 5.06%, 7.7%, 10.5%, 12.29%, 14.7%, 16.8% and 20.5% corresponding to the following tax brackets:

up to $43,070,

$43,070.01 to $86,141,

$86,141.01 to $98,901,

$98,901.01 to $120,094,

$120,094.01 to $162,832,

$162,832.01 to $227,091,

and over $227,091.

The Canada Revenue Agency administers B.C.’s personal and corporate income taxes under the Tax Collection Agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, the book publishing tax credit, the interactive digital media tax credit and the film tax credits. In addition, the farmers’ food donation tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

B.C. provides a set of non-refundable credits similar to most federal non-refundable credits.

Refundable personal tax credits include the B.C. climate action tax credit, B.C. sales tax credit, the B.C. Child Opportunity Benefit and other credits available to individuals who meet specific eligibility criteria.

Payroll — Employer Health Tax Act	B.C. remuneration	1.95%. Rate is reduced if annual B.C. remuneration is between $500,000 and $1.5 million. Tax does not apply if B.C. remuneration is less than $500,000.

Employers with annual B.C. remuneration less than $500,000 are exempt from the tax. The exemption amount is shared by all associated employers.

The tax rate is phased in for employers with annual B.C. remuneration between $500,000 and $1.5 million.

Special rules exist for charities and non-profits. Charities and non-profits receive an exemption of $1.5 million per qualifying location, and charities with B.C. remuneration between $1.5 million and $4.5 million per qualifying location pay a reduced rate. Employers associated with charities do not have to share the exemption with the charity.

Real property transfers — Property Transfer Tax Act	Fair market value of property based on the percentage of interest in the property.

1% on the first $200,000 of the fair market value transferred, 2% of the fair market value that exceeds $200,000 but does not exceed $2,000,000 and 3% of the fair market value that exceeds $2,000,000. For residential class property and farm land associated with a farmers’ dwelling, the 3% rate becomes 5% for the fair market value above $3,000,000.

Foreign nationals and foreign corporations purchasing residential class property in certain areas pay an additional 20% of fair market value. These areas are Metro Vancouver Regional District except Tsawwassen Lands, and Capital, Central Okanagan, Fraser Valley and Nanaimo Regional Districts.

Eligible first time home-buyers are fully exempt from tax on transfers of eligible properties up to $500,000. Similarly, eligible purchasers of newly constructed homes are fully exempt if the fair market value is $750,000 or less.

Other exemptions include: some intergenerational transfers or transfers to a spouse of principal residences, recreational residences and family farms; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases 30 years or less in duration. A number of technical exemptions are also provided.

Foreign nationals who become citizens or permanent residents of Canada within a year of purchase may be eligible for a refund of the additional 20% tax.

Foreign nationals who are in the Provincial Nominee Program process for immigration to Canada may be exempt from the additional 20% tax.

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Table 3.1    Provincial Taxes (as of July 2022) – Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Retail sales tax — Provincial Sales Tax Act	Purchase and lease of tangible personal property. Purchase of software, accommodation, related services, telecommunication services and legal services. Gifts of vehicles, boats and aircraft.	General rate: 7% Liquor: 10% Vapour products: 20% Accommodation: 8% Vehicles: 7% to 20% Boats and aircraft: 7% or 12% Manufactured buildings: reduced rate of tax.

Paid by purchasers and lessees and primarily collected through businesses required to be registered under the Act.

Major consumer exemptions include, but are not limited to:

•      food for human consumption

(including prepared food, but not including soda beverages),

•      residential energy,

•      children’s clothing and footwear (child-sized clothing and adult-sized clothing for children under 15 years of age),

•      basic cable and residential land-line telephone services, and

•      vitamins, drugs and household medical aids.

Major business exemptions include, but are not limited to:

•      goods acquired solely for re-sale or re-lease,

•      goods purchased to be incorporated into goods for sale or lease,

•      certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations, and

•      electricity.

Tobacco — Tobacco Tax Act	By cigarette, heated tobacco product, cigar retail price, and weight on other tobacco products.	32.5 cents per cigarette, tobacco stick or heated tobacco product unit, and 65 cents per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.

Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

Carbon dioxide equivalent emissions from combustion of fuels and combustibles — Carbon Tax Act

Purchase, use, or, in certain circumstances, transfer or importation of:

•      Aviation Fuel

•      Gasoline

•      Heavy Fuel Oil

•      Jet Fuel

•      Kerosene

•      Light Fuel Oil

•      Methanol (not produced from biomass)

•      Naphtha

•      Butane

•      Coke Oven Gas

•      Ethane

•      Propane

•      Natural Gas

•      Refinery Gas

•      High Heat Value Coal

•      Low Heat Value Coal

•      Coke

•      Petroleum Coke

•      Gas Liquids

•      Pentanes Plus Combustion (to produce heat or energy) of:

•      Peat

•      Combustible Waste

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible. Tax rates are equivalent to $50 per tonne of carbon dioxide equivalent.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include:

•      fuels which are exported for use outside of British Columbia,

•      fuel used for certain non-energy purposes,

•      fuel used for eligible inter-jurisdictional transportation,

•      coloured gasoline and coloured diesel purchased by farmers solely for listed farm purposes, and

•      minor exemptions similar to exemptions in other consumption tax acts for administrative and technical reasons.

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Table 3.1    Provincial Taxes (as of July 2022) – Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Motor fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of fuels:

Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

• Clear gasoline

General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

• Motive fuel

General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels.
	• Alternative motor fuels (natural gas, hydrogen and methanol (M85+))	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

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Table 3.1    Provincial Taxes (as of July 2022) – Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Motor fuel — Motor Fuel Tax Act (continued)	• Coloured fuel, marine diesel fuel	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Farmers are exempt from paying the tax when fuel is used solely for listed farm purposes. Farm trucks are allowed to use tax-exempt coloured fuel for farming purposes on a highway. Marine diesel fuel used in interjurisdictional cruise ships and ships prohibited from coasting trade under the Coasting Trade Act is exempt from tax.

	• Locomotive fuel	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.
	• Propane	2.7 cents per litre.

Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling, for propane used by qualifying farmers solely for a farm purpose, and for small containers of propane.

	• Aviation fuel	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.
	• Jet fuel	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.
	• Natural gas used in stationary engines, other than listed below.	1.1 cents per 810.32 litres.
	• Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.
	• Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt.
	• Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.
	• Marine bunker fuel	Exempt.	Exemption applies to bunker fuel used as fuel in a ship.
	• Marine gas oil	Exempt.	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.
Natural resources — Logging Tax Act	Net income from logging in B.C.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Tax is calculated as net income from logging after deducting a processing allowance.
— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.

Rates of tax set on sliding scale, dependent on size and designation of land. No tax is payable if the mineral land is less than 16.2 hectares, owned by a registered charity or if the administrator has classified the mineral lands as agricultural.

— Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated for each operator on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. Then NR tax paid on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However, the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.

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Table 3.1    Provincial Taxes (as of July 2022) – Continued

Type and Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions
Insurance — Insurance Premium Tax Act	B.C. premiums.	4.4% for vehicle and property insurance, 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance and 7% for all contracts with unlicensed insurers.		Exemptions: fraternal benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans; professional liability insurance from the Law Society of B.C.; liability insurance with the Real Estate Errors and Omissions Insurance Corporation; and assessments for the Real Estate Special Compensation Fund.
Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually expressed as $/$1000 of taxable assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For non-residential property classes, the rates are set so that total non-residential rural tax   revenues increase by inflation plus tax on new construction.

				Some exemptions apply under various statutes.
		Class	Rate $/$1000
		1 residential:	0.36
		2 utilities:	3.77
		3 supportive housing:	0.10
		4 major industry:	7.09
		5 light industry:	2.56
		6 business and other:	2.56
		7 managed forest land:	0.46
		8 recreation/non-profit:	0.78
		9 farm land:	0.55

		In Peace River Regional District, tax rates are the same as above except
		2 utilities:	4.12
		4 major industry:	7.44
		5 light industry:	2.91

Basic residential class school property tax — School Act section 119 Additional school tax on homes over $3 million. — School Act section 120.1	Assessed value of class 1 residential land and improvements. Assessment determined under the Assessment Act. Assessed value of “dwelling property”.

Rates are set annually to   increase average residential taxes by the rate of inflation. The rates vary by school   district. For 2022, rates range from about $0.72/$1000 to $4.00/$1000.

Tax is 0.2% on the value of the dwelling property between $3,000,000 and $4,000,000 and 0.4% on the value above   $4,000,000.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Specific to 2022 and as a response to the Lytton fire, rates within the village of Lytton were reduced to $0.01/$1000. Otherwise, Tofino is the only municipality with a rate that differs from the rest of the school district. School districts may levy additional tax on residential class property if authorized by local referendum. None do.

The Home Owner Grant Program and the Land Tax Deferment Program can reduce or postpone the tax liability for Canadian citizens and permanent residents of Canada who live in their own home as a principal residence.

Dwelling property for the additional school tax is most residential class property where there is between one and three dwelling units. Properties with four or more units, such as apartment buildings, are not taxed. Vacant land in residential class is taxed unless it is in the Agricultural Land Reserve.

2022 Financial and Economic Review – September 2022	| 69

Part 3 – Supplementary Information

Table 3.1    Provincial Taxes (as of July 2022) – Continued

Type and Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions
Non-residential class school property tax — School Act section 119	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually and expressed as $/$1000 of taxable assessed value.

Some exemptions apply under various statutes.

Tax rates for 2022 were set according to the usual policy, so that revenues would grow from 2021 by inflation and by the tax on new building since 2021.

An industrial property tax credit reduces provincial school property tax by 60% on major industrial (class 4) properties. This credit is eliminated for the 2023 year, and the class 4 rate will be reduced, resulting in no effective change in taxation from eliminating the credit.

A 50% provincial farm land property tax credit reduces the provincial school property tax on farm land (class 9).

		For 2022 the rates are:
		Class	Rate $/$1000
		2 utilities:	12.72
		3 supportive housing:	0.10
		4 major industry:	3.52
		5 light industry:	3.52
		6 business and other:	3.52
		7 managed forest land:	1.90
		8 recreation/non-profit:	2.03
		9 farm land:	6.98

Police tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.

Rates are set annually to raise up to 50% of the provincial cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that includes assessed value and population. Tax rate reductions are embedded in the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the provincial rural area property tax and payments of grants in lieu of police tax by exempt taxpayers. Rates are further reduced to deliver traffic fine revenue sharing amounts to taxpayers: in municipalities over 5,000 where police tax does not apply the traffic fine revenue sharing amounts are paid to municipalities. As a result of population increases, the police tax no longer applies in the municipalities of Duncan, Oliver, and Metchosin.

Speculation and vacancy tax — Speculation and Vacancy Tax Act	Tax is based on the assessed value of the residential property. Assessment determined under the Assessment Act.	The tax rate is 2% for foreign owners and untaxed worldwide earners (satellite families). The tax rate for other owners is 0.5%.

The tax is intended to capture foreign and domestic speculators who own residential property in designated taxable areas.

Different exemptions and credits are available depending on owner type.

The principal residence of a resident of British Columbia is exempt from tax. Residential property that is rented out is exempt. Property that is under construction or development is exempt. There are also a variety of hardship exemptions available.

Residents of B.C. are entitled to an up to $2,000 tax credit. Other categories of owners are entitled to a tax credit based on reported B.C. income and the use of the property.

70 |	2022 Financial and Economic Review – September 2022

Part 3 – Supplementary Information

Table 3.2	Interprovincial Comparisons of Tax Rates – 2022

(Rates known and in effect as of July 1, 2022)

Tax	British Columbia	Alberta	Saskatchewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	Newfoundland and Labrador
Corporate income tax (per cent of taxable income)
General rate	12	8	12	12	11.5	11.5	14	14	16	15
Manufacturing rate [1]	12	8	10	12	10	11.5	14	14	16	15
Small business rate	2	2	1	0	3.2	3.2	2.5	2.5	1	3
Small business threshold ($000s)	500	500	600	500	500	500	500	500	500	500
Corporation capital tax (per cent) Financial [2]	Nil	Nil	0.7/4	6	Nil	1.25	4/5	4	5	6
Payroll tax (per cent) [3]	1.95	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2
Insurance premium tax (per cent) [4]	2/7	3/4	3/4	2/4	2/3.5	9	2/3	3/4	3.75/4	5
Fuel tax (cents per litre) [5]
Gasoline	25.55	11.05	26.05	25.05	39.96	37.41	39.31	33.06	37.45	44.68
Diesel	28.01	13.41	28.41	27.41	43.65	41.38	49.48	34.24	47.81	51.22
Sales tax (per cent) [6]
General rate	7	Nil	6	7	8	9.975	10	10	10	10
Tobacco tax ($ per carton of 200 cigarettes) [7]	75.54	55	62.38	70.19	46.76	29.80	64.71	73.51	69.11	80.06

[1]	In British Columbia (and some other provinces), the general rate applies to income from manufacturing and processing.
[2]	Tax rates differ for smaller financial corporations in Manitoba and Saskatchewan. Quebec’s tax only applies to life insurance companies.

In New Brunswick, taxable capital of financial institutions in excess of $10 million are subject to a 4 per cent tax, while banks are subject to the rate of 5 per cent. Financial institutions in Prince Edward Island pay tax on their paid-up capital exceeding $2 million.

[3]	Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 4.14 per cent on salaries and wages paid by financial institutions.
[4]	Lower rates apply to premiums for life, sickness and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In British Columbia, the highest rate applies to unlicensed insurance. In Manitoba, Ontario, Quebec and Newfoundland and Labrador, sales taxes also apply to certain insurance premiums except, generally, those related to individual life and health.
[5]	Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rates include 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 11.05 cents per litre for gasoline and 13.01 cents per litre for diesel. The British Columbia rates do not include regional taxes that increase the gasoline and diesel rates by 12.5 cents per litre in the South Coast British Columbia Transportation Authority service region and by 5.5 cents per litre in the Capital Regional District. The rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador include provincial sales tax based on average pump prices as of May 2022. The rates for Alberta, Saskatchewan, Manitoba, and Ontario include federal carbon pricing backstop rates of 11.05 cents per litre for gasoline and 13.41 cents per litre for diesel. The rates for New Brunswick, Newfoundland and Labrador, and Prince Edward Island include provincial carbon tax rates of 11.05 cents per litre for gasoline and 13.41 cents per litre for diesel. Quebec’s rates do not include increased or reduced regional tax rates, such as an additional 3 cents per litre on gasoline in the Montreal area. Temporary fuel tax reductions in Newfoundland and Labrador and Ontario have not been included, as they will expire on December 31, 2022. On April 1, 2022, Alberta eliminated its provincial fuel tax. Alberta has indicated that “the government will review the collection of the fuel tax on a quarterly basis and, if required, consider reinstating collection in stages”.
[6]	Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.
[7]	Includes estimated provincial sales tax / provincial portion of the harmonized sales tax in all provinces except Alberta and Quebec.

2022 Financial and Economic Review – September 2022	| 71

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2022 Financial and Economic Review – September 2022 Appendix 1 Economic Review Supplementary Tables

Appendix 1 – Economic Review Supplementary Tables

Table A1.1A   Aggregate and Labour Market Indicators

	Population [1] (thousands)	Nominal GDP ($ millions)	Real GDP (chained) ($2012 millions)	Primary household income ($ millions)	Gross fixed capital formation ($ millions)	Business incorporations (number)	Labour force (thousands)	Employment (thousands)	Unemployment rate (per cent)
1981	2,827	46,596	104,634	33,035	13,256	-	1,416	1,320	6.8
1982	2,877	46,600	97,936	34,966	11,061	-	1,427	1,253	12.1
1983	2,908	49,329	98,655	35,263	10,903	-	1,446	1,245	13.9
1984	2,947	51,788	99,550	36,944	10,722	-	1,465	1,245	15.0
1985	2,975	55,788	106,567	39,668	11,573	-	1,493	1,280	14.3
1986	3,004	58,954	107,559	41,991	11,012	-	1,526	1,332	12.7
1987	3,049	65,147	114,142	45,787	12,607	-	1,567	1,378	12.1
1988	3,115	72,095	120,448	50,643	15,210	-	1,599	1,435	10.3
1989	3,197	78,443	124,256	56,796	18,748	-	1,659	1,508	9.1
1990	3,292	82,374	126,129	62,770	19,391	19,550	1,703	1,560	8.4
1991	3,374	84,975	126,535	65,226	19,283	18,528	1,751	1,578	9.9
1992	3,469	90,515	130,049	68,047	20,546	20,406	1,800	1,617	10.1
1993	3,568	97,221	136,155	70,589	21,435	22,955	1,848	1,668	9.7
1994	3,676	103,598	139,733	74,124	24,400	25,774	1,918	1,743	9.1
1995	3,777	109,203	143,402	78,040	23,076	23,846	1,951	1,786	8.5
1996	3,874	112,540	147,052	80,322	22,787	23,237	1,986	1,813	8.7
1997	3,949	118,585	151,968	83,387	24,819	22,958	2,032	1,860	8.5
1998	3,983	119,775	153,811	85,832	23,173	20,759	2,038	1,858	8.8
1999	4,011	125,658	159,162	89,551	23,281	21,009	2,064	1,894	8.3
2000	4,039	136,411	166,405	94,462	24,152	21,388	2,080	1,931	7.2
2001	4,077	138,815	167,541	97,235	26,197	19,474	2,082	1,921	7.7
2002	4,101	143,993	174,214	101,152	26,819	20,987	2,135	1,952	8.5
2003	4,124	151,958	178,240	104,469	29,096	22,531	2,172	1,998	8.0
2004	4,156	164,600	185,250	111,064	34,336	24,703	2,186	2,028	7.2
2005	4,196	177,197	194,460	118,263	39,429	30,937	2,220	2,090	5.9
2006	4,242	190,479	203,053	128,744	45,658	33,273	2,244	2,138	4.7
2007	4,291	200,440	209,419	137,373	49,568	34,036	2,303	2,204	4.3
2008	4,349	206,427	210,903	142,034	52,692	30,085	2,347	2,239	4.6
2009	4,411	198,179	205,878	140,482	46,303	26,431	2,371	2,187	7.8
2010	4,466	206,990	211,749	144,734	49,423	30,305	2,399	2,215	7.7
2011	4,502	218,771	218,203	152,291	50,911	30,853	2,404	2,220	7.7
2012	4,567	223,328	223,329	158,221	54,486	31,067	2,443	2,275	6.9
2013	4,630	230,981	228,310	166,281	53,814	32,224	2,454	2,291	6.6
2014	4,707	243,872	236,696	172,841	59,031	34,951	2,483	2,332	6.1
2015	4,776	250,784	241,509	181,683	59,392	37,934	2,527	2,371	6.2
2016	4,859	263,912	248,262	187,000	64,897	43,555	2,612	2,454	6.1
2017	4,929	282,283	257,724	198,265	69,871	46,249	2,694	2,554	5.2
2018	5,010	297,392	266,882	204,273	73,768	46,245	2,719	2,590	4.7
2019	5,095	310,978	275,034	218,216	82,131	44,724	2,798	2,666	4.7
2020	5,159	309,327	265,769	219,669	85,242	47,788	2,735	2,491	8.9
2021	5,215	-	-	-	-	60,813	2,841	2,656	6.5

[1]	As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, non-permanent residents and incompletely enumerated Indian reserves.

74 |	2022 Financial and Economic Review – September 2022

Appendix 1 – Economic Review Supplementary Tables

Table A1.1A    Aggregate and Labour Market Indicators (continued)

	Population[1]	Nominal GDP	Real GDP (chained)	Primary household income	Gross fixed capital formation	Business incorporations	Labour force	Employment	Unemployment rate

	(annual percentage change)[2]
1982	1.8	0.0	(6.4)	5.8	(16.6)	-	0.8	(5.0)	5.3
1983	1.1	5.9	0.7	0.8	(1.4)	-	1.3	(0.7)	1.8
1984	1.4	5.0	0.9	4.8	(1.7)	-	1.3	0.0	1.1
1985	0.9	7.7	7.0	7.4	7.9	-	1.9	2.8	(0.7)
1986	1.0	5.7	0.9	5.9	(4.8)	-	2.2	4.1	(1.6)
1987	1.5	10.5	6.1	9.0	14.5	-	2.7	3.4	(0.6)
1988	2.2	10.7	5.5	10.6	20.6	-	2.0	4.1	(1.8)
1989	2.6	8.8	3.2	12.1	23.3	-	3.8	5.1	(1.2)
1990	3.0	5.0	1.5	10.5	3.4	-	2.6	3.4	(0.7)
1991	2.5	3.2	0.3	3.9	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.5	2.8	4.3	6.5	10.1	2.8	2.5	0.2
1993	2.9	7.4	4.7	3.7	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.6	2.6	5.0	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.3	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.1	2.5	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.4	3.3	3.8	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	1.0	1.2	2.9	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.9	3.5	4.3	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	5.5	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.8	0.7	2.9	8.5	(8.9)	0.1	(0.5)	0.5
2002	0.6	3.7	4.0	4.0	2.4	7.8	2.5	1.6	0.8
2003	0.6	5.5	2.3	3.3	8.5	7.4	1.7	2.3	(0.5)
2004	0.8	8.3	3.9	6.3	18.0	9.6	0.7	1.5	(0.8)
2005	1.0	7.7	5.0	6.5	14.8	25.2	1.5	3.0	(1.3)
2006	1.1	7.5	4.4	8.9	15.8	7.6	1.1	2.3	(1.2)
2007	1.2	5.2	3.1	6.7	8.6	2.3	2.6	3.1	(0.4)
2008	1.4	3.0	0.7	3.4	6.3	(11.6)	1.9	1.6	0.3
2009	1.4	(4.0)	(2.4)	(1.1)	(12.1)	(12.1)	1.0	(2.3)	3.2
2010	1.2	4.4	2.9	3.0	6.7	14.7	1.2	1.3	(0.1)
2011	0.8	5.7	3.0	5.2	3.0	1.8	0.2	0.2	0.0
2012	1.4	2.1	2.3	3.9	7.0	0.7	1.6	2.5	(0.8)
2013	1.4	3.4	2.2	5.1	(1.2)	3.7	0.5	0.7	(0.3)
2014	1.7	5.6	3.7	3.9	9.7	8.5	1.2	1.8	(0.5)
2015	1.5	2.8	2.0	5.1	0.6	8.5	1.8	1.7	0.1
2016	1.7	5.2	2.8	2.9	9.3	14.8	3.4	3.5	(0.1)
2017	1.4	7.0	3.8	6.0	7.7	6.2	3.1	4.1	(0.9)
2018	1.6	5.4	3.6	3.0	5.6	(0.0)	0.9	1.4	(0.5)
2019	1.7	4.6	3.1	6.8	11.3	(3.3)	2.9	3.0	0.0
2020	1.3	(0.5)	(3.4)	0.7	3.8	6.9	(2.2)	(6.6)	4.2
2021	1.1	-	-	-	-	27.3	3.9	6.6	(2.4)

[1]	As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, non-permanent residents and incompletely enumerated Indian reserves.
[2]	Annual unemployment rate expressed as percentage point difference.

Sources: Statistics Canada (Tables: 17-10-0005-01, 36-10-0222-01, 36-10-0224-01, 14-10-0327-01 - accessed April 2022) and BC Stats.

2022 Financial and Economic Review – September 2022	| 75

Appendix 1 – Economic Review Supplementary Tables

Table A1.1B    Prices, Earnings and Financial Indicators

	B.C. CPI (2002=100)	Vancouver CPI (2002=100)	Average weekly wage rate[1] ($)	Compensation of employees[2] ($ millions)	Primary household income per capita (current $)	Household disposable income per capita (current $)	Prime rate (per cent)	Can/US exchange rate (US cents)	Conventional (5 year) mortgage rate (per cent)[3]
1981	51.8	51.2	-	25,554	11,687	9,535	19.4	83.4	18.4
1982	57.3	56.6	-	26,380	12,156	10,085	16.0	81.1	18.1
1983	60.4	59.7	-	26,834	12,128	10,139	11.2	81.1	13.3
1984	62.8	62.1	-	27,748	12,535	10,611	12.1	77.2	13.6
1985	64.8	64.0	-	29,303	13,333	11,377	10.6	73.2	12.2
1986	66.7	66.2	-	30,408	13,980	11,863	10.6	72.0	11.2
1987	68.7	68.2	-	33,177	15,019	12,695	9.6	75.4	11.2
1988	71.2	70.6	-	36,537	16,259	13,587	10.7	81.3	11.6
1989	74.4	73.8	-	40,711	17,767	14,843	13.3	84.5	12.1
1990	78.4	77.8	-	44,656	19,067	15,528	14.1	85.7	13.3
1991	82.6	81.9	-	46,772	19,333	15,887	10.1	87.3	11.2
1992	84.8	84.3	-	49,430	19,617	16,272	7.5	82.7	9.5
1993	87.8	87.3	-	51,782	19,785	16,575	6.0	77.5	8.8
1994	89.5	89.1	-	54,492	20,164	16,744	6.8	73.2	9.4
1995	91.6	91.3	-	57,214	20,660	16,934	8.6	72.9	9.2
1996	92.4	92.1	-	58,685	20,732	16,884	6.2	73.3	8.0
1997	93.1	92.6	612.55	60,816	21,118	17,198	4.9	72.2	7.1
1998	93.4	93.0	620.99	62,340	21,549	17,491	6.7	67.4	6.9
1999	94.4	93.9	628.12	64,358	22,324	18,318	6.4	67.3	7.5
2000	96.1	96.0	639.18	68,975	23,386	18,872	7.2	67.3	8.3
2001	97.7	97.8	648.27	70,663	23,850	19,826	6.0	64.6	7.4
2002	100.0	100.0	668.48	73,752	24,668	20,996	4.2	63.7	7.0
2003	102.2	102.0	683.79	76,134	25,329	21,447	4.7	71.4	6.4
2004	104.2	104.0	687.32	81,017	26,726	22,427	4.0	76.8	6.3
2005	106.3	106.0	704.05	86,189	28,184	23,216	4.4	82.5	6.0
2006	108.1	108.0	725.61	94,384	30,351	25,108	5.8	88.2	6.6
2007	110.0	110.2	747.84	99,719	32,014	26,428	6.1	93.1	7.0
2008	112.3	112.8	780.23	103,735	32,656	27,179	4.8	93.7	7.1
2009	112.3	112.9	801.47	101,368	31,852	27,274	2.4	87.6	5.7
2010	113.8	114.9	821.24	103,864	32,411	28,225	2.6	97.1	5.6
2011	116.5	117.5	837.57	108,841	33,827	28,969	3.0	101.1	5.4
2012	117.8	119.0	852.43	112,543	34,646	29,722	3.0	100.1	5.3
2013	117.7	119.2	881.95	117,735	35,913	30,982	3.0	97.1	5.2
2014	118.9	120.5	884.22	122,520	36,719	31,512	3.0	90.5	4.9
2015	120.2	121.9	916.43	127,754	38,038	32,610	2.8	78.2	4.7
2016	122.4	124.6	925.54	130,955	38,483	33,038	2.7	75.4	4.7
2017	125.0	127.3	937.70	138,027	40,221	34,782	2.9	77.0	4.8
2018	128.4	131.0	974.18	145,322	40,769	34,925	3.6	77.2	5.3
2019	131.4	134.1	1,000.11	153,561	42,831	36,789	4.0	75.4	5.3
2020	132.4	134.9	1,079.58	153,934	42,582	40,423	2.8	74.6	4.9
2021	136.1	138.5	1,107.62	-	-	-	2.5	79.8	4.8

[1]	Data prior to 1997 are not available.
[2]	Component of household income account. This amount includes the wages, salaries and employers’ social contributions earned by BC residents, regardless of where they are employed.
[3]	The most typical of those offered by the major chartered banks.

76 |	2022 Financial and Economic Review – September 2022

Appendix 1 – Economic Review Supplementary Tables

Table A1.1B    Prices, Earnings and Financial Indicators (continued)

	B.C. CPI	Vancouver CPI	Average weekly wage rate[1]	Compensation of employees[2]	Primary household income per capita	Household disposable income per capita	Prime rate	Can/US exchange rate	Conventional (5 year) mortgage rate[3]

	(annual percentage change) [4]
1982	10.6	10.5	-	3.2	4.0	5.8	(3.4)	(2.4)	(0.2)
1983	5.4	5.5	-	1.7	(0.2)	0.5	(4.8)	0.1	(4.9)
1984	4.0	4.0	-	3.4	3.4	4.7	0.9	(3.9)	0.3
1985	3.2	3.1	-	5.6	6.4	7.2	(1.5)	(4.0)	(1.4)
1986	2.9	3.4	-	3.8	4.9	4.3	(0.1)	(1.3)	(1.0)
1987	3.0	3.0	-	9.1	7.4	7.0	(1.0)	3.4	(0.1)
1988	3.6	3.5	-	10.1	8.3	7.0	1.2	5.8	0.5
1989	4.5	4.5	-	11.4	9.3	9.2	2.5	3.2	0.4
1990	5.4	5.4	-	9.7	7.3	4.6	0.9	1.2	1.3
1991	5.4	5.3	-	4.7	1.4	2.3	(4.0)	1.6	(2.1)
1992	2.7	2.9	-	5.7	1.5	2.4	(2.6)	(4.5)	(1.7)
1993	3.5	3.6	-	4.8	0.9	1.9	(1.6)	(5.2)	(0.8)
1994	1.9	2.1	-	5.2	1.9	1.0	0.8	(4.3)	0.6
1995	2.3	2.5	-	5.0	2.5	1.1	1.9	(0.4)	(0.2)
1996	0.9	0.9	-	2.6	0.3	(0.3)	(2.4)	0.5	(1.2)
1997	0.8	0.5	-	3.6	1.9	1.9	(1.3)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.5	2.0	1.7	1.7	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.2	3.6	4.7	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	7.2	4.8	3.0	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	2.0	5.1	(1.3)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.4	3.4	5.9	(1.8)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.2	2.7	2.2	0.5	7.7	(0.6)
2004	2.0	2.0	0.5	6.4	5.5	4.6	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.4	6.4	5.5	3.5	0.4	5.7	(0.3)
2006	1.7	1.9	3.1	9.5	7.7	8.1	1.4	5.6	0.7
2007	1.8	2.0	3.1	5.7	5.5	5.3	0.3	5.0	0.4
2008	2.1	2.4	4.3	4.0	2.0	2.8	(1.3)	0.6	0.1
2009	0.0	0.1	2.7	(2.3)	(2.5)	0.4	(2.4)	(6.1)	(1.4)
2010	1.3	1.8	2.5	2.5	1.8	3.5	0.2	9.5	(0.1)
2011	2.4	2.3	2.0	4.8	4.4	2.6	0.4	4.0	(0.2)
2012	1.1	1.3	1.8	3.4	2.4	2.6	0.0	(1.0)	(0.1)
2013	(0.1)	0.2	3.5	4.6	3.7	4.2	0.0	(3.0)	(0.0)
2014	1.0	1.1	0.3	4.1	2.2	1.7	0.0	(6.6)	(0.3)
2015	1.1	1.2	3.6	4.3	3.6	3.5	(0.2)	(12.3)	(0.2)
2016	1.8	2.2	1.0	2.5	1.2	1.3	(0.1)	(2.8)	(0.0)
2017	2.1	2.2	1.3	5.4	4.5	5.3	0.2	1.6	0.1
2018	2.7	2.9	3.9	5.3	1.4	0.4	0.7	0.1	0.5
2019	2.3	2.4	2.7	5.7	5.1	5.3	0.4	(1.8)	0.0
2020	0.8	0.6	7.9	0.2	(0.6)	9.9	(1.2)	(0.8)	(0.3)
2021	2.8	2.7	2.6	-	-	-	(0.3)	5.2	(0.2)

[1]	Data prior to 1997 are not available.
[2]	Component of household income account. This amount includes the wages, salaries and employers’ social contributions earned by BC residents, regardless of where they are employed.
[3]	The most typical of those offered by the major chartered banks.
[4]	Prime rate, exchange rate and conventional (5 year) mortgage rates expressed as percentage point difference.

Sources: Statistics Canada (Tables: 18-10-0005-01, 14-10-0064-01, 36-10-0224-01, 10-10-0145-01 - accessed May 2022), Haver Analytics and BC Stats.

2022 Financial and Economic Review – September 2022	| 77

Appendix 1 – Economic Review Supplementary Tables

Table A1.1C   Other Indicators

	Manufacturing shipments ($ millions)	Retail sales ($ millions)	Housing starts (units)	Non-residential building permits ($ millions)	MLS home sales (units)	MLS average home sale price ($)	Tourism GDP[1] ($2012 millions)	High-tech GDP[2] ($2012 millions)	B.C. international goods exports ($ millions)
1981	-	-	41,585	1,335	19,161	117,534	-	-	8,877
1982	-	-	19,807	1,026	25,040	93,951	-	-	9,925
1983	-	-	22,607	775	32,131	95,620	-	-	11,659
1984	-	-	16,169	827	30,955	90,923	-	-	12,315
1985	-	-	17,969	812	43,530	87,957	-	-	12,715
1986	-	-	20,687	912	46,145	92,852	-	-	15,690
1987	-	-	28,944	999	56,376	101,916	-	-	15,883
1988	-	-	30,487	1,647	67,460	121,040	-	-	17,405
1989	-	-	38,894	1,812	83,652	151,400	-	-	17,775
1990	-	-	36,720	1,833	58,027	157,616	-	-	16,607
1991	-	25,022	31,875	1,803	84,554	168,235	-	-	15,253
1992	24,398	26,194	40,621	2,082	93,564	189,999	-	-	16,336
1993	26,583	28,463	42,807	1,944	80,919	211,992	-	-	19,034
1994	30,333	31,770	39,408	1,772	75,315	228,154	-	-	22,856
1995	34,207	34,219	27,057	1,966	58,176	221,735	-	-	26,874
1996	32,932	34,775	27,641	1,957	72,022	218,955	-	-	25,717
1997	33,496	36,591	29,351	1,960	68,131	220,539	-	6,410	26,699
1998	31,757	35,762	19,931	2,022	52,852	212,135	-	6,735	25,942
1999	36,679	36,373	16,309	2,104	57,945	215,611	-	7,170	29,044
2000	40,699	38,435	14,418	2,089	54,162	221,391	-	8,335	33,640
2001	38,303	40,719	17,234	2,125	69,515	222,831	-	8,373	31,680
2002	38,610	43,265	21,625	1,771	82,597	238,923	-	8,735	28,828
2003	39,772	44,421	26,174	1,880	93,151	260,075	-	9,570	28,265
2004	41,607	47,219	32,925	2,070	96,425	289,209	-	9,870	31,008
2005	42,883	49,380	34,667	3,212	105,566	332,912	-	10,812	34,167
2006	44,480	53,136	36,443	3,921	97,021	390,228	-	11,633	33,466
2007	42,418	56,936	39,195	3,933	102,604	439,477	6,228	12,239	31,524
2008	39,435	57,794	34,321	3,678	68,843	454,147	6,223	12,559	33,124
2009	32,951	55,288	16,077	3,139	85,076	465,336	6,111	12,185	25,240
2010	35,575	58,251	26,479	3,018	74,841	504,730	6,347	12,650	28,646
2011	37,998	60,090	26,400	3,136	76,900	560,598	6,584	13,146	32,671
2012	38,491	61,217	27,465	4,048	67,682	514,152	6,535	13,565	31,484
2013	40,199	62,944	27,054	3,108	72,985	536,947	6,751	13,918	33,421
2014	43,888	66,916	28,356	3,729	84,084	568,006	5,942	14,756	35,832
2015	45,157	71,609	31,446	3,680	102,573	635,881	6,151	14,905	35,497
2016	47,089	77,109	41,843	3,392	112,244	690,118	6,489	15,808	38,423
2017	51,320	84,302	43,664	4,212	103,843	708,570	6,879	16,629	43,241
2018	55,265	85,964	40,857	5,691	78,473	711,163	7,276	17,724	46,280
2019	53,953	86,487	44,932	6,121	77,287	700,155	7,353	19,379	43,348
2020	52,118	87,504	37,734	5,216	93,900	781,635	2,400	19,766	39,604
2021	62,944	98,567	47,607	5,176	124,800	927,560	-	-	53,860

[1]	Data prior to 2007 are not available.
[2]	Data prior to 1997 are not available.

78 |	2022 Financial and Economic Review – September 2022

Appendix 1 – Economic Review Supplementary Tables

Table A1.1C   Other Indicators (continued)

	Manufacturing shipments	Retail sales	Housing starts	Non-residential building permits	MLS Home Sales	MLS Average Home Sale Price	Tourism GDP[1]	High-tech GDP[2]	B.C. international goods exports

	(annual percentage change)
1982	-	-	(52.4)	(23.2)	30.7	(20.1)	-	-	11.8
1983	-	-	14.1	(24.5)	28.3	1.8	-	-	17.5
1984	-	-	(28.5)	6.7	(3.7)	(4.9)	-	-	5.6
1985	-	-	11.1	(1.7)	40.6	(3.3)	-	-	3.3
1986	-	-	15.1	12.3	6.0	5.6	-	-	23.4
1987	-	-	39.9	9.6	22.2	9.8	-	-	1.2
1988	-	-	5.3	64.9	19.7	18.8	-	-	9.6
1989	-	-	27.6	10.0	24.0	25.1	-	-	2.1
1990	-	-	(5.6)	1.2	(30.6)	4.1	-	-	(6.6)
1991	-	-	(13.2)	(1.6)	45.7	6.7	-	-	(8.2)
1992	-	4.7	27.4	15.5	10.7	12.9	-	-	7.1
1993	9.0	8.7	5.4	(6.7)	(13.5)	11.6	-	-	16.5
1994	14.1	11.6	(7.9)	(8.9)	(6.9)	7.6	-	-	20.1
1995	12.8	7.7	(31.3)	11.0	(22.8)	(2.8)	-	-	17.6
1996	(3.7)	1.6	2.2	(0.4)	23.8	(1.3)	-	-	(4.3)
1997	1.7	5.2	6.2	0.1	(5.4)	0.7	-	-	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	(22.4)	(3.8)	-	5.1	(2.8)
1999	15.5	1.7	(18.2)	4.0	9.6	1.6	-	6.4	12.0
2000	11.0	5.7	(11.6)	(0.7)	(6.5)	2.7	-	16.3	15.8
2001	(5.9)	5.9	19.5	1.7	28.3	0.7	-	0.5	(5.8)
2002	0.8	6.3	25.5	(16.6)	18.8	7.2	-	4.3	(9.0)
2003	3.0	2.7	21.0	6.1	12.8	8.9	-	9.6	(2.0)
2004	4.6	6.3	25.8	10.1	3.5	11.2	-	3.1	9.7
2005	3.1	4.6	5.3	55.2	9.5	15.1	-	9.5	10.2
2006	3.7	7.6	5.1	22.1	(8.1)	17.2	-	7.6	(2.1)
2007	(4.6)	7.2	7.6	0.3	5.8	12.6	-	5.2	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	(32.9)	3.3	(0.1)	2.6	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	23.6	2.5	(1.8)	(3.0)	(23.8)
2010	8.0	5.4	64.7	(3.9)	(12.0)	8.5	3.9	3.8	13.5
2011	6.8	3.2	(0.3)	3.9	2.8	11.1	3.7	3.9	14.1
2012	1.3	1.9	4.0	29.1	(12.0)	(8.3)	(0.8)	3.2	(3.6)
2013	4.4	2.8	(1.5)	(23.2)	7.8	4.4	3.3	2.6	6.2
2014	9.2	6.3	4.8	20.0	15.2	5.8	(12.0)	6.0	7.2
2015	2.9	7.0	10.9	(1.3)	22.0	11.9	3.5	1.0	(0.9)
2016	4.3	7.7	33.1	(7.8)	9.4	8.5	5.5	6.1	8.2
2017	9.0	9.3	4.4	24.2	(7.5)	2.7	6.0	5.2	12.5
2018	7.7	2.0	(6.4)	35.1	(24.4)	0.4	5.8	6.6	7.0
2019	(2.4)	0.6	10.0	7.5	(1.5)	(1.5)	1.1	9.3	(6.3)
2020	(3.4)	1.2	(16.0)	(14.8)	21.5	11.6	(67.4)	2.0	(8.6)
2021	20.8	12.6	26.2	(0.8)	32.9	18.7	-	-	36.0

[1]	Data prior to 2007 are not available.
[2]	Data prior to 1997 are not available.

Sources: Statistics Canada (Tables: 16-10-0048-01, 20-10-0008-01, 34-10-0126-01, 34-10-0066-01 - accessed May 2022); Canadian Real Estate Association; Haver Analytics; BC Stats; and DestinationBC.

2022 Financial and Economic Review – September 2022	| 79

Appendix 1 – Economic Review Supplementary Tables

Table A1.1D   Commodity Production Indicators

	Lumber[1]	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	production	shipments	generated	receipts	seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1981	24,598	-	-	-	-	11,782	2,831	51,008	877	-
1982	23,855	-	2,823	1,872	-	11,769	2,769	48,238	962	241
1983	30,773	-	3,267	2,148	-	11,717	2,903	47,213	917	210
1984	30,884	-	3,051	2,084	-	20,771	3,346	52,369	1,005	243
1985	32,994	76,869	3,442	2,470	-	22,993	3,541	59,126	1,061	378
1986	31,468	77,503	3,727	2,628	-	20,361	3,160	50,759	1,106	405
1987	37,336	90,592	4,291	2,759	-	21,990	3,615	63,066	1,122	455
1988	36,736	86,808	4,354	2,878	-	24,942	3,943	60,943	1,206	573
1989	35,952	86,793	4,281	2,862	585	24,800	4,123	57,655	1,255	513
1990	33,514	78,045	3,709	3,002	902	24,557	3,954	60,662	1,299	559
1991	31,406	73,449	3,957	2,721	858	24,965	3,840	62,981	1,342	492
1992	33,396	73,937	3,954	2,692	890	17,173	3,500	64,058	1,404	533
1993	33,935	79,232	3,981	3,067	1,089	20,633	3,538	58,774	1,446	605
1994	33,671	75,639	4,670	2,947	1,270	22,583	4,066	61,015	1,538	728
1995	32,611	75,430	4,773	2,836	1,040	24,350	4,501	58,006	1,586	604
1996	32,671	73,099	4,473	2,842	1,333	25,422	4,340	71,765	1,706	590
1997	31,562	69,155	4,532	2,260	1,588	27,876	4,681	66,961	1,738	604
1998	30,238	65,451	4,296	2,781	1,574	24,868	4,466	67,710	1,780	547
1999	32,397	75,878	4,921	3,047	2,091	24,845	4,536	68,045	1,885	613
2000	34,346	76,009	5,324	3,106	4,783	25,682	7,901	68,241	2,024	667
2001	32,606	69,796	4,525	2,900	5,666	27,006	8,623	57,332	2,201	647
2002	35,501	75,208	4,465	2,905	4,251	24,397	2,864	64,945	2,174	664
2003	36,052	74,899	4,785	2,916	6,230	23,073	2,887	63,051	2,248	645
2004	39,951	81,679	4,777	3,046	6,784	27,313	3,740	60,496	2,360	635
2005	41,129	83,590	4,937	2,982	8,967	26,718	5,384	67,774	2,389	706
2006	41,198	80,350	4,742	3,010	7,148	23,161	5,991	61,598	2,346	788
2007	36,811	72,684	4,742	2,764	6,934	25,941	5,611	71,830	2,381	727
2008	28,263	61,137	4,115	2,521	9,264	26,163	7,403	66,072	2,522	718
2009	22,935	48,822	3,547	2,094	4,120	21,193	5,622	65,057	2,525	700
2010	26,831	63,336	4,262	1,621	4,528	26,040	7,166	64,224	2,547	873
2011	28,414	69,580	4,502	1,553	4,945	27,431	8,982	69,257	2,688	813
2012	29,164	68,133	4,444	1,445	3,415	28,777	7,826	73,584	2,845	748
2013	30,023	71,053	4,296	1,420	4,676	31,132	7,112	67,851	2,883	775
2014	29,635	66,382	4,294	1,435	6,996	x	6,815	67,008	3,037	862
2015	30,612	68,709	4,320	1,252	3,536	x	6,186	71,771	3,188	885
2016	31,448	66,252	4,223	1,143	3,073	x	6,704	69,703	3,119	1,180
2017	30,337	64,528	4,215	1,126	3,958	x	9,178	74,476	3,243	1,187
2018	29,200	67,951	4,089	1,042	4,742	x	9,783	69,924	3,453	1,294
2019	22,839	54,273	4,097	986	4,270	x	8,870	64,828	3,930	1,127
2020	21,176	51,744	3,926	581	4,014	x	8,119	70,945	3,949	976
2021	21,840	52,670	3,702	813	9,381	x	12,899	-	4,371	-

[1]	Total lumber production is total softwood production.
x	Suppressed to meet the confidentiality requirements of the Statistics Act.

80 |	2022 Financial and Economic Review – September 2022

Appendix 1 – Economic Review Supplementary Tables

Table A1.1D   Commodity Production Indicators (continued)

	Lumber[1]	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	production	shipments	generated	receipts	seafood products

	(annual percentage change)
1982	(3.0)	-	-	-	-	(0.1)	(2.2)	(5.4)	9.7	-
1983	29.0	-	15.7	14.7	-	(0.4)	4.8	(2.1)	(4.7)	(12.9)
1984	0.4	-	(6.6)	(3.0)	-	77.3	15.3	10.9	9.6	15.7
1985	6.8	-	12.8	18.5	-	10.7	5.8	12.9	5.7	55.6
1986	(4.6)	0.8	8.3	6.4	-	(11.4)	(10.8)	(14.2)	4.2	7.1
1987	18.6	16.9	15.1	5.0	-	8.0	14.4	24.2	1.4	12.3
1988	(1.6)	(4.2)	1.5	4.3	-	13.4	9.1	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	(1.7)	(0.6)	-	(0.6)	4.6	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(13.4)	4.9	54.0	(1.0)	(4.1)	5.2	3.5	9.0
1991	(6.3)	(5.9)	6.7	(9.4)	(4.8)	1.7	(2.9)	3.8	3.3	(12.0)
1992	6.3	0.7	(0.1)	(1.1)	3.7	(31.2)	(8.9)	1.7	4.7	8.3
1993	1.6	7.2	0.7	13.9	22.4	20.1	1.1	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.3	(3.9)	16.6	9.5	14.9	3.8	6.4	20.3
1995	(3.1)	(0.3)	2.2	(3.8)	(18.1)	7.8	10.7	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(6.3)	0.2	28.2	4.4	(3.6)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	1.3	(20.5)	19.1	9.7	7.9	(6.7)	1.9	2.4
1998	(4.2)	(5.4)	(5.2)	23.1	(0.9)	(10.8)	(4.6)	1.1	2.4	(9.4)
1999	7.1	15.9	14.5	9.6	32.8	(0.1)	1.6	0.5	5.9	12.1
2000	6.0	0.2	8.2	1.9	128.7	3.4	74.2	0.3	7.4	8.8
2001	(5.1)	(8.2)	(15.0)	(6.6)	18.5	5.2	9.1	(16.0)	8.7	(3.0)
2002	8.9	7.8	(1.3)	0.2	(25.0)	(9.7)	(66.8)	13.3	(1.2)	2.6
2003	1.6	(0.4)	7.2	0.4	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.2)	4.5	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.9	2.3	3.3	(2.1)	32.2	(2.2)	44.0	12.0	1.3	11.2
2006	0.2	(3.9)	(3.9)	0.9	(20.3)	(13.3)	11.3	(9.1)	(1.8)	11.6
2007	(10.6)	(9.5)	-	(8.2)	(3.0)	12.0	(6.3)	16.6	1.5	(7.7)
2008	(23.2)	(15.9)	(13.2)	(8.8)	33.6	0.9	31.9	(8.0)	5.9	(1.2)
2009	(18.9)	(20.1)	(13.8)	(16.9)	(55.5)	(19.0)	(24.1)	(1.5)	0.1	(2.5)
2010	17.0	29.7	20.2	(22.6)	9.9	22.9	27.5	(1.3)	0.9	24.8
2011	5.9	9.9	5.6	(4.2)	9.2	5.3	25.3	7.8	5.5	(7.0)
2012	2.6	(2.1)	(1.3)	(7.0)	(30.9)	4.9	(12.9)	6.2	5.8	(7.9)
2013	2.9	4.3	(3.3)	(1.7)	36.9	8.2	(9.1)	(7.8)	1.3	3.6
2014	(1.3)	(6.6)	(0.0)	1.1	49.6	-	(4.2)	(1.2)	5.4	11.2
2015	3.3	3.5	0.6	(12.8)	(49.5)	-	(9.2)	7.1	5.0	2.7
2016	2.7	(3.6)	(2.2)	(8.7)	(13.1)	-	8.4	(2.9)	(2.2)	33.3
2017	(3.5)	(2.6)	(0.2)	(1.5)	28.8	-	36.9	6.8	4.0	0.5
2018	(3.7)	5.3	(3.0)	(7.5)	19.8	-	6.6	(6.1)	6.5	9.1
2019	(21.8)	(20.1)	0.2	(5.4)	(10.0)	-	(9.3)	(7.3)	13.8	(12.9)
2020	(7.3)	(4.7)	(4.2)	(41.1)	(6.0)	-	(8.5)	9.4	0.5	(13.4)
2021	3.1	1.8	(5.7)	39.9	133.7	-	58.9	-	10.7	-

[1]	Total lumber production is total softwood production.

Sources: Statistics Canada (Table: 16-10-0017-01, 25-10-0046-01, 25-10-0021-01, 32-10-0045-01 - accessed May 2022);

Ministry of Agriculture and Food; Ministry of Energy, Mines and Low Carbon Innovation; Ministry of Forests; Natural Resources Canada and BC Stats.

2022 Financial and Economic Review – September 2022	| 81

Appendix 1 – Economic Review Supplementary Tables

Table A1.2   British Columbia Real GDP at Market Prices, Expenditure Based

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP

	(millions of 2012 $, chained)
1981	57,254	25,432	8,426	9,830	2,233	623	19,304	2,914	30,775	32,148	104,634
1982	54,284	25,819	6,252	8,136	1,816	477	15,312	2,623	29,217	28,134	97,936
1983	54,543	25,571	6,633	8,661	1,353	509	14,745	2,878	30,779	30,165	98,655
1984	55,969	25,561	6,305	7,504	1,452	610	14,082	2,945	32,978	32,694	99,550
1985	58,030	26,191	6,817	7,055	1,642	645	14,661	3,593	36,256	33,754	106,567
1986	59,253	26,429	7,509	5,489	1,564	628	13,838	3,249	38,048	35,006	107,559
1987	62,383	26,740	8,934	5,753	1,913	681	15,979	3,467	41,273	37,988	114,142
1988	65,379	28,017	9,955	6,896	2,567	879	19,300	3,200	43,541	41,126	120,448
1989	69,152	28,373	11,457	7,674	3,081	983	22,273	4,089	42,822	45,022	124,256
1990	72,042	29,403	11,655	7,464	3,113	1,227	22,583	4,080	42,344	46,941	126,129
1991	72,471	31,073	11,010	7,890	3,191	1,231	22,520	4,626	43,018	47,386	126,535
1992	74,713	32,140	13,535	6,166	3,185	1,229	23,455	4,638	45,157	49,588	130,049
1993	77,151	32,588	13,875	5,649	3,091	1,603	23,560	4,728	46,950	49,290	136,155
1994	80,289	32,870	13,955	6,879	3,510	2,315	25,912	5,438	50,039	57,258	139,733
1995	82,775	32,306	12,270	7,541	3,587	1,825	24,600	5,053	53,082	57,974	143,402
1996	85,806	32,946	12,459	6,661	3,675	1,841	24,294	5,434	53,351	57,506	147,052
1997	89,016	32,876	13,071	8,876	4,066	1,946	27,333	4,729	55,463	61,586	151,968
1998	90,175	33,385	11,314	6,781	4,496	2,408	25,452	4,532	56,944	60,891	153,811
1999	92,443	33,624	10,499	7,527	4,517	2,077	25,097	5,332	61,911	64,595	159,162
2000	95,344	34,897	10,563	7,289	4,897	2,513	26,065	5,403	67,308	69,598	166,405
2001	97,251	36,032	11,629	8,404	4,811	3,164	28,386	5,458	66,794	69,764	167,541
2002	100,887	36,560	13,554	7,875	4,681	2,704	28,868	5,212	67,270	69,848	174,214
2003	104,235	36,720	14,601	8,599	4,693	3,238	30,948	5,443	69,226	73,588	178,240
2004	108,952	36,511	17,112	9,487	5,274	3,697	35,317	6,299	72,828	79,354	185,250
2005	113,429	36,946	18,352	9,974	6,342	3,941	38,637	7,517	76,457	84,079	194,460
2006	120,181	37,399	19,671	11,813	7,355	4,181	43,107	7,778	79,417	90,710	203,053
2007	126,699	39,404	20,099	11,191	8,044	4,863	44,436	8,093	81,168	95,697	209,419
2008	129,782	40,961	19,096	12,832	8,067	5,102	45,183	8,551	78,546	96,459	210,903
2009	130,162	41,455	17,460	11,376	6,129	4,188	39,098	8,571	73,286	89,411	205,878
2010	135,142	41,761	17,494	12,170	7,237	4,611	41,533	9,222	79,025	97,377	211,749
2011	137,998	42,612	17,987	13,734	7,500	4,657	43,876	7,334	82,874	100,829	218,203
2012	140,749	43,344	19,282	14,937	7,812	4,134	46,165	8,041	85,442	104,682	223,329
2013	144,336	43,347	19,396	14,618	7,182	4,243	45,442	7,339	88,297	105,680	228,310
2014	149,395	42,520	20,558	16,070	7,814	4,030	48,478	7,817	94,851	111,054	236,696
2015	155,326	43,451	22,528	14,103	6,832	3,367	46,833	7,694	94,041	109,916	241,509
2016	160,338	44,179	25,916	12,661	7,744	3,420	49,843	7,859	97,054	115,448	248,262
2017	167,984	45,171	25,970	14,297	8,036	3,580	51,910	8,520	99,738	121,506	257,724
2018	173,566	46,601	25,551	14,310	8,633	4,224	52,675	9,579	103,531	125,933	266,882
2019	176,247	47,737	25,311	20,113	9,491	4,249	58,821	9,585	105,137	130,233	275,034
2020	170,128	48,267	26,173	22,235	7,464	4,071	59,593	10,535	94,970	119,826	265,769
2021	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

82 |	2022 Financial and Economic Review – September 2022

Appendix 1 – Economic Review Supplementary Tables

Table A1.2   British Columbia Real GDP at Market Prices, Expenditure Based (continued)

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP

	(annual percentage change)
1982	(5.2)	1.5	(25.8)	(17.2)	(18.7)	(23.4)	(20.7)	(10.0)	(5.1)	(12.5)	(6.4)
1983	0.5	(1.0)	6.1	6.5	(25.5)	6.7	(3.7)	9.7	5.3	7.2	0.7
1984	2.6	(0.0)	(4.9)	(13.4)	7.3	19.8	(4.5)	2.3	7.1	8.4	0.9
1985	3.7	2.5	8.1	(6.0)	13.1	5.7	4.1	22.0	9.9	3.2	7.0
1986	2.1	0.9	10.2	(22.2)	(4.8)	(2.6)	(5.6)	(9.6)	4.9	3.7	0.9
1987	5.3	1.2	19.0	4.8	22.3	8.4	15.5	6.7	8.5	8.5	6.1
1988	4.8	4.8	11.4	19.9	34.2	29.1	20.8	(7.7)	5.5	8.3	5.5
1989	5.8	1.3	15.1	11.3	20.0	11.8	15.4	27.8	(1.7)	9.5	3.2
1990	4.2	3.6	1.7	(2.7)	1.0	24.8	1.4	(0.2)	(1.1)	4.3	1.5
1991	0.6	5.7	(5.5)	5.7	2.5	0.3	(0.3)	13.4	1.6	0.9	0.3
1992	3.1	3.4	22.9	(21.9)	(0.2)	(0.2)	4.2	0.3	5.0	4.6	2.8
1993	3.3	1.4	2.5	(8.4)	(3.0)	30.4	0.4	1.9	4.0	(0.6)	4.7
1994	4.1	0.9	0.6	21.8	13.6	44.4	10.0	15.0	6.6	16.2	2.6
1995	3.1	(1.7)	(12.1)	9.6	2.2	(21.2)	(5.1)	(7.1)	6.1	1.3	2.6
1996	3.7	2.0	1.5	(11.7)	2.5	0.9	(1.2)	7.5	0.5	(0.8)	2.5
1997	3.7	(0.2)	4.9	33.3	10.6	5.7	12.5	(13.0)	4.0	7.1	3.3
1998	1.3	1.5	(13.4)	(23.6)	10.6	23.7	(6.9)	(4.2)	2.7	(1.1)	1.2
1999	2.5	0.7	(7.2)	11.0	0.5	(13.7)	(1.4)	17.7	8.7	6.1	3.5
2000	3.1	3.8	0.6	(3.2)	8.4	21.0	3.9	1.3	8.7	7.7	4.6
2001	2.0	3.3	10.1	15.3	(1.8)	25.9	8.9	1.0	(0.8)	0.2	0.7
2002	3.7	1.5	16.6	(6.3)	(2.7)	(14.5)	1.7	(4.5)	0.7	0.1	4.0
2003	3.3	0.4	7.7	9.2	0.3	19.7	7.2	4.4	2.9	5.4	2.3
2004	4.5	(0.6)	17.2	10.3	12.4	14.2	14.1	15.7	5.2	7.8	3.9
2005	4.1	1.2	7.2	5.1	20.3	6.6	9.4	19.3	5.0	6.0	5.0
2006	6.0	1.2	7.2	18.4	16.0	6.1	11.6	3.5	3.9	7.9	4.4
2007	5.4	5.4	2.2	(5.3)	9.4	16.3	3.1	4.0	2.2	5.5	3.1
2008	2.4	4.0	(5.0)	14.7	0.3	4.9	1.7	5.7	(3.2)	0.8	0.7
2009	0.3	1.2	(8.6)	(11.3)	(24.0)	(17.9)	(13.5)	0.2	(6.7)	(7.3)	(2.4)
2010	3.8	0.7	0.2	7.0	18.1	10.1	6.2	7.6	7.8	8.9	2.9
2011	2.1	2.0	2.8	12.9	3.6	1.0	5.6	(20.5)	4.9	3.5	3.0
2012	2.0	1.7	7.2	8.8	4.2	(11.2)	5.2	9.6	3.1	3.8	2.3
2013	2.5	0.0	0.6	(2.1)	(8.1)	2.6	(1.6)	(8.7)	3.3	1.0	2.2
2014	3.5	(1.9)	6.0	9.9	8.8	(5.0)	6.7	6.5	7.4	5.1	3.7
2015	4.0	2.2	9.6	(12.2)	(12.6)	(16.5)	(3.4)	(1.6)	(0.9)	(1.0)	2.0
2016	3.2	1.7	15.0	(10.2)	13.3	1.6	6.4	2.1	3.2	5.0	2.8
2017	4.8	2.2	0.2	12.9	3.8	4.7	4.1	8.4	2.8	5.2	3.8
2018	3.3	3.2	(1.6)	0.1	7.4	18.0	1.5	12.4	3.8	3.6	3.6
2019	1.5	2.4	(0.9)	40.6	9.9	0.6	11.7	0.1	1.6	3.4	3.1
2020	(3.5)	1.1	3.4	10.6	(21.4)	(4.2)	1.3	9.9	(9.7)	(8.0)	(3.4)
2021	-	-	-	-	-	-	-	-	-	-	-

Source: Statistics Canada (Table 36-10-0222-01 – accessed April 2022).

2022 Financial and Economic Review – September 2022	| 83

Appendix 1 – Economic Review Supplementary Tables

Table A1.3   British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices

	(millions of 2012 $, chained)
1997	1,548	317	2,299	708	7,146	11,247	10,208	3,277	8,152	12,424	8,554	21,233	45,749	9,304	141,853
1998	1,609	212	2,334	737	7,024	11,101	9,125	3,422	8,203	13,027	8,103	21,783	47,359	9,320	143,234
1999	1,722	165	2,195	695	7,163	12,603	8,993	3,647	8,460	13,287	8,682	22,453	47,952	9,641	147,986
2000	1,677	182	2,039	783	7,897	14,789	8,823	4,252	9,019	13,874	8,468	23,086	49,409	9,836	154,966
2001	1,978	151	2,013	723	8,856	13,713	8,971	3,038	8,997	14,356	8,371	23,815	50,472	10,038	155,831
2002	1,950	187	2,057	659	8,158	13,748	9,566	3,706	9,126	15,111	8,545	25,241	52,793	10,473	161,762
2003	2,086	184	2,036	706	8,015	13,934	10,337	3,642	9,166	15,690	8,848	26,011	54,213	10,421	165,800
2004	2,217	205	2,306	671	8,392	15,050	11,639	3,659	9,461	16,341	9,349	26,909	55,273	10,464	172,580
2005	2,292	196	2,290	693	9,382	15,719	12,582	4,139	10,257	17,084	9,650	28,230	57,119	10,467	180,855
2006	2,375	218	2,188	678	9,410	16,602	13,777	3,511	10,357	18,284	10,604	29,385	60,086	10,986	189,186
2007	2,503	174	2,055	694	8,196	16,438	14,616	4,384	10,414	19,389	11,112	30,979	62,279	11,291	194,683
2008	2,411	149	1,813	599	8,429	15,122	15,384	4,373	10,197	19,324	10,863	31,654	63,339	11,925	195,789
2009	2,529	156	1,248	604	7,548	13,029	14,532	4,282	10,196	18,413	10,683	32,807	62,136	12,619	190,709
2010	2,581	181	1,533	621	8,587	13,798	14,895	4,143	10,433	19,032	11,170	33,943	62,064	12,779	195,819
2011	2,656	172	1,814	694	9,218	14,272	14,987	4,529	10,749	19,375	11,470	34,980	63,356	13,015	201,413
2012	2,655	150	1,860	678	8,942	14,693	16,797	4,587	10,983	20,058	11,404	36,365	64,681	12,736	206,591
2013	2,810	172	2,011	670	9,188	14,623	16,699	4,507	11,534	21,065	11,821	37,657	66,167	12,666	211,555
2014	2,792	196	1,977	702	9,729	15,427	18,167	4,554	12,154	21,480	12,110	39,164	68,203	12,473	219,061
2015	2,973	195	1,970	733	9,423	15,845	18,108	4,805	12,624	21,627	12,569	40,757	69,803	12,607	224,153
2016	2,921	174	1,807	721	9,668	16,517	18,322	5,023	12,847	22,551	13,010	42,387	71,929	12,754	230,764
2017	2,927	165	1,841	754	9,816	16,769	19,641	5,032	14,190	23,351	13,902	43,611	74,165	12,911	239,206
2018	3,037	163	1,977	833	10,535	16,971	21,006	4,887	14,518	24,044	14,357	45,084	77,316	13,317	248,163
2019	3,108	162	1,578	835	10,559	16,911	23,469	4,931	14,843	23,945	14,880	46,837	80,028	13,585	255,698
2020	3,021	161	1,695	817	10,513	15,850	24,501	5,058	11,666	23,691	15,388	48,963	72,679	13,416	246,927
2021	3,101	171	1,563	883	11,945	16,521	25,371	5,147	11,932	25,564	16,059	51,484	78,774	14,138	262,187

[1]	Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, management of companies and enterprises, and other services (except public administration).

84 |	2022 Financial and Economic Review – September 2022

Appendix 1 – Economic Review Supplementary Tables

Table A1.3   British Columbia GDP at Basic Prices, by Industry (continued)

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices

	(annual percentage change)
1998	4.0	(33.2)	1.5	4.1	(1.7)	(1.3)	(10.6)	4.4	0.6	4.9	(5.3)	2.6	3.5	0.2	1.0
1999	7.0	(22.2)	(6.0)	(5.7)	2.0	13.5	(1.4)	6.6	3.1	2.0	7.1	3.1	1.3	3.4	3.3
2000	(2.6)	10.5	(7.1)	12.7	10.3	17.3	(1.9)	16.6	6.6	4.4	(2.5)	2.8	3.0	2.0	4.7
2001	18.0	(17.1)	(1.3)	(7.6)	12.1	(7.3)	1.7	(28.5)	(0.2)	3.5	(1.1)	3.2	2.2	2.0	0.6
2002	(1.4)	24.0	2.2	(8.8)	(7.9)	0.3	6.6	22.0	1.4	5.3	2.1	6.0	4.6	4.3	3.8
2003	7.0	(1.7)	(1.0)	7.1	(1.8)	1.4	8.1	(1.7)	0.4	3.8	3.5	3.1	2.7	(0.5)	2.5
2004	6.3	11.4	13.3	(5.1)	4.7	8.0	12.6	0.5	3.2	4.1	5.7	3.5	2.0	0.4	4.1
2005	3.4	(4.6)	(0.7)	3.3	11.8	4.4	8.1	13.1	8.4	4.5	3.2	4.9	3.3	0.0	4.8
2006	3.6	11.6	(4.5)	(2.2)	0.3	5.6	9.5	(15.2)	1.0	7.0	9.9	4.1	5.2	5.0	4.6
2007	5.4	(20.1)	(6.1)	2.4	(12.9)	(1.0)	6.1	24.9	0.5	6.0	4.8	5.4	3.7	2.8	2.9
2008	(3.7)	(14.3)	(11.8)	(13.7)	2.8	(8.0)	5.3	(0.3)	(2.1)	(0.3)	(2.2)	2.2	1.7	5.6	0.6
2009	4.9	4.4	(31.2)	0.9	(10.5)	(13.8)	(5.5)	(2.1)	(0.0)	(4.7)	(1.6)	3.6	(1.9)	5.8	(2.6)
2010	2.1	15.9	22.9	2.7	13.8	5.9	2.5	(3.3)	2.3	3.4	4.6	3.5	(0.1)	1.3	2.7
2011	2.9	(5.1)	18.3	11.8	7.3	3.4	0.6	9.3	3.0	1.8	2.7	3.1	2.1	1.8	2.9
2012	(0.0)	(12.8)	2.6	(2.3)	(3.0)	3.0	12.1	1.3	2.2	3.5	(0.6)	4.0	2.1	(2.1)	2.6
2013	5.8	15.2	8.1	(1.2)	2.8	(0.5)	(0.6)	(1.7)	5.0	5.0	3.7	3.6	2.3	(0.5)	2.4
2014	(0.6)	13.5	(1.7)	4.7	5.9	5.5	8.8	1.0	5.4	2.0	2.4	4.0	3.1	(1.5)	3.5
2015	6.5	(0.1)	(0.4)	4.5	(3.1)	2.7	(0.3)	5.5	3.9	0.7	3.8	4.1	2.3	1.1	2.3
2016	(1.7)	(11.0)	(8.3)	(1.7)	2.6	4.2	1.2	4.5	1.8	4.3	3.5	4.0	3.0	1.2	2.9
2017	0.2	(5.3)	1.9	4.5	1.5	1.5	7.2	0.2	10.5	3.5	6.9	2.9	3.1	1.2	3.7
2018	3.8	(0.9)	7.4	10.6	7.3	1.2	6.9	(2.9)	2.3	3.0	3.3	3.4	4.2	3.1	3.7
2019	2.3	(0.9)	(20.2)	0.1	0.2	(0.4)	11.7	0.9	2.2	(0.4)	3.6	3.9	3.5	2.0	3.0
2020	(2.8)	(0.4)	7.4	(2.1)	(0.4)	(6.3)	4.4	2.6	(21.4)	(1.1)	3.4	4.5	(9.2)	(1.2)	(3.4)
2021	2.6	6.0	(7.8)	8.2	13.6	4.2	3.6	1.8	2.3	7.9	4.4	5.2	8.4	5.4	6.2

[1]	Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, management of companies and enterprises, and other services (except public administration).

Source: Statistics Canada (Table: 36-10-0402-01 – accessed May 2022).

2022 Financial and Economic Review – September 2022	| 85

Appendix 1 – Economic Review Supplementary Tables

Table A1.4   British Columbia GDP, Income Based

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees*	Surplus	Corporations	Corporations	NPISH	Income	Income	Businesses	Production	Imports	Discrepancy	Prices

	($ millions)
1981	25,637	9,026	3,226	4,635	1,165	6,394	4,913	1,481	2,158	3,165	216	46,596
1982	26,496	7,620	1,089	5,227	1,304	6,990	5,354	1,637	2,395	2,893	206	46,600
1983	27,018	9,080	2,334	5,374	1,372	7,446	5,732	1,714	2,847	2,884	54	49,329
1984	27,811	10,459	3,563	5,480	1,416	8,010	6,145	1,865	2,509	3,258	(260)	51,788
1985	29,101	11,850	4,746	5,636	1,468	8,824	6,843	1,981	2,531	3,699	(217)	55,788
1986	30,339	12,298	4,927	5,788	1,583	9,581	7,543	2,038	2,532	4,506	(302)	58,954
1987	32,837	14,358	6,902	5,858	1,598	10,290	8,103	2,187	2,607	5,152	(97)	65,147
1988	36,110	15,750	7,807	6,161	1,782	11,259	8,903	2,356	2,726	5,568	682	72,095
1989	40,296	16,007	7,385	6,694	1,928	12,432	9,827	2,605	2,888	6,697	123	78,443
1990	44,216	14,530	5,152	7,231	2,147	13,549	10,718	2,831	3,035	6,800	244	82,374
1991	46,296	13,330	3,871	7,304	2,155	14,555	11,560	2,995	2,964	7,593	237	84,975
1992	48,924	13,342	3,411	7,622	2,309	15,450	12,274	3,176	3,472	8,389	938	90,515
1993	51,312	15,377	5,079	7,926	2,372	16,133	12,698	3,435	3,952	9,112	1,335	97,221
1994	53,972	19,431	8,420	8,483	2,528	17,118	13,463	3,655	4,234	8,830	13	103,598
1995	56,768	21,649	9,975	9,011	2,663	17,851	14,052	3,799	4,268	9,242	(575)	109,203
1996	58,517	21,917	9,715	9,409	2,793	18,321	14,394	3,927	4,377	9,476	(68)	112,540
1997	60,781	24,129	11,400	9,759	2,970	18,704	14,700	4,004	4,665	10,211	96	118,585
1998	62,120	23,496	9,822	10,617	3,057	19,467	15,302	4,166	4,786	10,346	(441)	119,775
1999	64,216	25,733	11,594	10,972	3,167	20,272	16,061	4,211	4,919	10,676	(158)	125,658
2000	68,591	30,979	16,192	11,403	3,384	20,843	16,470	4,373	4,974	11,063	(39)	136,411
2001	70,309	30,003	14,546	11,966	3,491	22,099	17,467	4,633	5,076	11,312	16	138,815
2002	72,951	30,307	14,491	12,229	3,587	23,426	18,541	4,885	5,009	12,408	(108)	143,993
2003	75,268	33,813	17,612	12,514	3,687	24,741	19,781	4,960	5,122	13,108	(93)	151,958
2004	80,071	39,402	22,503	13,004	3,895	26,253	21,053	5,199	5,388	13,491	(5)	164,600
2005	85,336	43,994	25,971	13,824	4,199	27,827	22,337	5,490	5,679	14,219	142	177,197
2006	93,392	46,643	26,833	15,187	4,623	29,526	23,736	5,790	5,959	14,881	78	190,479
2007	98,459	47,607	25,901	16,597	5,109	31,784	25,438	6,345	6,505	15,799	287	200,440
2008	102,318	49,897	25,892	18,259	5,746	32,435	25,604	6,830	6,812	14,756	210	206,427
2009	100,375	41,901	17,293	18,789	5,819	33,771	26,845	6,925	7,038	14,969	125	198,179
2010	102,621	45,534	20,992	18,561	5,981	35,494	28,408	7,086	7,338	15,870	134	206,990
2011	106,845	51,238	25,450	19,437	6,351	36,872	29,536	7,336	7,216	16,493	107	218,771
2012	110,128	50,606	23,422	20,589	6,595	38,645	31,069	7,576	7,332	16,611	6	223,328
2013	114,300	51,647	23,263	21,550	6,834	40,286	32,361	7,925	8,129	16,784	(165)	230,981
2014	118,452	56,480	26,944	22,450	7,086	42,286	34,193	8,093	8,603	18,012	39	243,872
2015	123,805	55,116	23,835	23,883	7,398	43,935	35,527	8,408	8,736	19,057	135	250,784
2016	127,866	60,562	28,372	24,554	7,636	46,030	37,237	8,793	9,073	20,593	(212)	263,912
2017	135,921	66,610	33,638	25,035	7,937	47,982	38,543	9,439	9,625	22,062	83	282,283
2018	144,465	68,766	34,157	26,183	8,426	50,435	40,414	10,021	10,667	22,997	62	297,392
2019	152,568	68,751	32,049	27,752	8,950	54,300	43,781	10,519	12,514	23,009	(164)	310,978
2020	152,516	76,381	38,180	28,927	9,274	56,627	45,599	11,028	2,802	20,865	136	309,327
2021	-	-	-	-	-	-	-	-	-	-	-	-

*	Component of income-based GDP, including wages, salaries and employers’ social contributions earned in B.C. by residents and non-residents of the province.

86 |	2022 Financial and Economic Review – September 2022

Appendix 1 – Economic Review Supplementary Tables

Table A1.4   British Columbia GDP, Income Based (continued)

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees*	Surplus	Corporations	Corporations	NPISH	Income	Income	Businesses	Production	Imports	Discrepancy	Prices

	(annual percentage change)
1982	3.4	(15.6)	(66.2)	12.8	11.9	9.3	9.0	10.5	11.0	(8.6)	(4.6)	0.0
1983	2.0	19.2	114.3	2.8	5.2	6.5	7.1	4.7	18.9	(0.3)	(73.8)	5.9
1984	2.9	15.2	52.7	2.0	3.2	7.6	7.2	8.8	(11.9)	13.0	(581.5)	5.0
1985	4.6	13.3	33.2	2.8	3.7	10.2	11.4	6.2	0.9	13.5	(16.5)	7.7
1986	4.3	3.8	3.8	2.7	7.8	8.6	10.2	2.9	0.0	21.8	39.2	5.7
1987	8.2	16.8	40.1	1.2	0.9	7.4	7.4	7.3	3.0	14.3	(67.9)	10.5
1988	10.0	9.7	13.1	5.2	11.5	9.4	9.9	7.7	4.6	8.1	(803.1)	10.7
1989	11.6	1.6	(5.4)	8.7	8.2	10.4	10.4	10.6	5.9	20.3	(82.0)	8.8
1990	9.7	(9.2)	(30.2)	8.0	11.4	9.0	9.1	8.7	5.1	1.5	98.4	5.0
1991	4.7	(8.3)	(24.9)	1.0	0.4	7.4	7.9	5.8	(2.3)	11.7	(2.9)	3.2
1992	5.7	0.1	(11.9)	4.4	7.1	6.1	6.2	6.0	17.1	10.5	295.8	6.5
1993	4.9	15.3	48.9	4.0	2.7	4.4	3.5	8.2	13.8	8.6	42.3	7.4
1994	5.2	26.4	65.8	7.0	6.6	6.1	6.0	6.4	7.1	(3.1)	(99.0)	6.6
1995	5.2	11.4	18.5	6.2	5.3	4.3	4.4	3.9	0.8	4.7	(4,523.1)	5.4
1996	3.1	1.2	(2.6)	4.4	4.9	2.6	2.4	3.4	2.6	2.5	(88.2)	3.1
1997	3.9	10.1	17.3	3.7	6.3	2.1	2.1	2.0	6.6	7.8	(241.2)	5.4
1998	2.2	(2.6)	(13.8)	8.8	2.9	4.1	4.1	4.0	2.6	1.3	(559.4)	1.0
1999	3.4	9.5	18.0	3.3	3.6	4.1	5.0	1.1	2.8	3.2	(64.2)	4.9
2000	6.8	20.4	39.7	3.9	6.9	2.8	2.5	3.8	1.1	3.6	(75.3)	8.6
2001	2.5	(3.2)	(10.2)	4.9	3.2	6.0	6.1	5.9	2.1	2.3	(141.0)	1.8
2002	3.8	1.0	(0.4)	2.2	2.7	6.0	6.1	5.4	(1.3)	9.7	(775.0)	3.7
2003	3.2	11.6	21.5	2.3	2.8	5.6	6.7	1.5	2.3	5.6	(13.9)	5.5
2004	6.4	16.5	27.8	3.9	5.6	6.1	6.4	4.8	5.2	2.9	(94.6)	8.3
2005	6.6	11.7	15.4	6.3	7.8	6.0	6.1	5.6	5.4	5.4	(2,940.0)	7.7
2006	9.4	6.0	3.3	9.9	10.1	6.1	6.3	5.5	4.9	4.7	(45.1)	7.5
2007	5.4	2.1	(3.5)	9.3	10.5	7.6	7.2	9.6	9.2	6.2	267.9	5.2
2008	3.9	4.8	(0.0)	10.0	12.5	2.0	0.7	7.6	4.7	(6.6)	(26.8)	3.0
2009	(1.9)	(16.0)	(33.2)	2.9	1.3	4.1	4.8	1.4	3.3	1.4	(40.5)	(4.0)
2010	2.2	8.7	21.4	(1.2)	2.8	5.1	5.8	2.3	4.3	6.0	7.2	4.4
2011	4.1	12.5	21.2	4.7	6.2	3.9	4.0	3.5	(1.7)	3.9	(20.1)	5.7
2012	3.1	(1.2)	(8.0)	5.9	3.8	4.8	5.2	3.3	1.6	0.7	(94.4)	2.1
2013	3.8	2.1	(0.7)	4.7	3.6	4.2	4.2	4.6	10.9	1.0	(2,850.0)	3.4
2014	3.6	9.4	15.8	4.2	3.7	5.0	5.7	2.1	5.8	7.3	(123.6)	5.6
2015	4.5	(2.4)	(11.5)	6.4	4.4	3.9	3.9	3.9	1.5	5.8	246.2	2.8
2016	3.3	9.9	19.0	2.8	3.2	4.8	4.8	4.6	3.9	8.1	(257.0)	5.2
2017	6.3	10.0	18.6	2.0	3.9	4.2	3.5	7.3	6.1	7.1	(139.2)	7.0
2018	6.3	3.2	1.5	4.6	6.2	5.1	4.9	6.2	10.8	4.2	(25.3)	5.4
2019	5.6	(0.0)	(6.2)	6.0	6.2	7.7	8.3	5.0	17.3	0.1	(364.5)	4.6
2020	(0.0)	11.1	19.1	4.2	3.6	4.3	4.2	4.8	(77.6)	(9.3)	(182.9)	(0.5)
2021	-	-	-	-	-	-	-	-	-	-	-	-

*	Component of income-based GDP, including wages, salaries and employers’ social contributions earned in B.C. by residents and non-residents of the province.

Source: Statistics Canada (Table: 36-10-0221-01 – accessed April 2022).

2022 Financial and Economic Review – September 2022	| 87

Appendix 1 – Economic Review Supplementary Tables

Table A1.5   Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021
	(thousands)
Total – all industries	1,952	1,998	2,028	2,090	2,138	2,204	2,239	2,187	2,215	2,220	2,275	2,291	2,332	2,371	2,454	2,554	2,590	2,666	2,491	2,656
Primary industries	67	78	72	76	78	82	76	72	72	65	68	76	78	74	78	79	78	77	75	72
Agriculture	30	33	36	38	35	36	33	32	30	25	24	27	25	23	24	26	25	29	30	22
Forestry, logging & support activities	25	27	22	22	21	24	17	14	17	15	16	18	20	20	21	20	19	18	17	19
Fishing, hunting & trapping	3	5	3	2	3	3	2	2	2	x	2	2	2	2	2	2	3	2	3	2
Mining & oil & gas extraction	9	13	11	14	19	20	24	24	24	25	25	29	31	29	32	31	30	29	25	28
Manufacturing	198	207	208	193	190	197	180	153	152	157	168	155	163	175	176	182	180	172	168	179
Food, beverages & tobacco	27	31	31	31	23	27	29	27	25	29	30	27	28	33	38	34	38	37	35	37
Wood products	48	51	49	47	44	44	35	28	29	31	28	30	32	36	33	30	25	22	21	24
Paper	17	14	12	12	15	15	13	10	9	9	12	11	13	10	9	12	9	9	10	13
Printing & related support activities	9	8	8	8	8	6	8	7	6	7	8	7	6	9	5	8	7	4	2	5
Primary metals	6	9	7	7	7	6	5	5	7	6	6	5	2	5	3	4	6	7	7	6
Metal fabrication	13	14	15	18	15	15	16	12	12	11	14	12	12	16	14	14	14	14	10	12
Transportation equipment	14	12	12	9	9	12	10	10	9	9	11	9	10	8	10	10	12	11	11	13
Machinery manufacturing	10	9	10	10	9	9	6	6	7	9	10	10	9	8	11	10	9	12	8	12
Other manufacturing	55	58	66	53	61	64	58	48	50	47	51	45	52	49	54	61	61	57	64	58
Construction	117	118	142	166	176	192	218	202	198	195	194	202	205	208	218	236	248	250	222	216
General contractors	41	47	51	65	65	65	84	77	79	78	77	85	93	91	93	105	110	107	101	95
Special trade contractors	76	71	92	101	111	127	134	125	119	117	118	118	112	116	125	130	138	142	120	121
Utilities	11	11	9	10	8	10	12	12	11	10	11	11	15	16	15	14	15	13	19	18
Transportation & warehousing	110	115	113	116	116	123	125	114	118	123	130	128	136	142	141	141	141	147	134	139
Transportation	105	109	108	112	109	116	119	108	112	115	120	118	127	135	134	130	130	139	127	131
Warehousing & storage	5	6	5	5	6	7	5	6	6	8	11	9	9	7	8	11	11	8	7	9
Trade	319	326	313	330	341	354	350	358	364	351	350	365	367	363	380	388	386	399	375	403
Wholesale trade	72	76	66	79	80	79	85	85	80	77	82	83	82	87	92	86	85	89	89	86
Retail trade	246	249	248	251	261	275	266	273	284	275	268	282	285	276	288	302	301	310	287	317
Finance, Insurance, Real Estate & Leasing	124	126	128	131	134	141	140	134	140	140	139	141	138	130	138	161	155	165	164	168
Finance	57	60	55	59	60	66	62	58	66	54	63	60	63	58	63	68	66	71	69	64
Insurance	24	21	27	26	26	28	29	28	28	32	26	29	27	29	29	34	31	31	36	49
Real estate	32	35	35	34	39	36	39	39	37	45	44	44	40	36	40	53	52	54	52	46
Leasing	11	11	11	13	10	9	11	10	9	9	6	8	8	7	6	7	6	9	7	9
Public administration	90	95	99	93	88	93	99	105	106	107	103	103	102	101	109	108	109	119	120	137
Federal administration	33	37	35	32	34	34	37	39	43	43	44	36	34	37	39	39	35	44	40	51
Provincial administration	28	29	30	29	26	26	26	27	27	25	28	30	31	29	34	33	36	37	37	36
Local administration	29	29	35	32	28	33	37	40	36	38	31	37	38	34	36	37	38	39	43	50
Other service industries	918	924	944	974	1,007	1,014	1,039	1,037	1,053	1,072	1,112	1,111	1,127	1,163	1,200	1,246	1,279	1,324	1,215	1,324
Education & related services	137	137	132	143	153	154	152	149	153	154	167	171	172	170	171	172	174	184	179	189
Health & welfare services	211	214	217	213	229	231	240	255	261	261	272	266	277	298	304	316	338	335	325	361
Professional, scientific & technical	134	136	143	159	165	166	166	161	163	175	170	183	187	191	199	203	215	231	231	255
Information, culture & recreation	105	105	110	109	111	114	116	111	113	108	111	110	111	118	133	140	130	134	110	128
Services to business management	72	79	80	90	96	95	103	98	95	94	97	99	90	97	108	107	103	116	98	108
Accommodation & food services	163	159	170	172	166	168	167	169	172	184	183	180	186	181	176	191	195	201	168	174
Miscellaneous services	96	94	93	88	87	86	95	94	96	98	111	102	105	109	109	118	123	124	104	110

Source: Statistics Canada, Labour Force Survey (Table: 14-10-0023-01 and unpublished data - accessed April 2022). Totals may not add due to rounding.

x	Suppressed to meet the confidentiality requirements of the Statistics Act.

88 |	2022 Financial and Economic Review – September 2022

Appendix 1 – Economic Review Supplementary Tables

Table A1.6  Capital Investment by Industry

	Actual 2017	Actual 2018	Actual 2019	Actual 2020	Preliminary Actual 2021	Intentions 2022	2020 to 2021	2021 to 2022
			($ millions)				(per cent)
Agriculture, forestry, fishing and hunting	696.8	979.9	1,128.3	920.1	1,061.6	903.5	15.4	(14.9)
Mining, quarrying, and oil and gas extraction	6,250.8	4,449.5	4,558.3	2,893.6	4,273.9	4,942.4	47.7	15.6
Manufacturing	1,370.5	1,831.4	2,164.8	1,683.7	1,559.3	1,773.9	(7.4)	13.8
Construction	978.2	1,063.1	1,066.7	846.6	1,029.2	1,123.8	21.6	9.2
Transportation and warehousing	4,822.1	6,251.5	12,286.5	15,563.5	15,999.1	16,375.9	2.8	2.4
Utilities	3,535.0	4,203.6	4,944.5	5,319.2	5,396.7	5,964.3	1.5	10.5
Wholesale trade	421.4	514.5	697.2	x	469.0	523.8	-	11.7
Retail trade	713.9	x	932.7	860.1	889.1	1,095.6	3.4	23.2
Finance and insurance	250.6	318.6	394.9	323.1	265.1	304.6	(18.0)	14.9
Real estate, rental and leasing	1,629.1	1,953.4	2,472.1	1,704.0	1,661.9	1,856.9	(2.5)	11.7
Information and cultural industries	1,631.0	1,617.1	1,510.7	1,329.1	1,570.2	1,609.5	18.1	2.5
Professional, scientific and technical services	307.5	424.1	509.9	473.8	455.8	F	(3.8)	-
Management of companies and enterprises	F	x	62.4	x	x	71.0	-	-
Admin, waste and remediation services	200.8	220.5	F	x	273.0	286.5	-	4.9
Arts, entertainment and recreation	305.8	338.7	482.0	379.9	x	496.5	-	-
Accommodation and food services	581.3	721.2	751.7	501.2	605.1	686.4	20.7	13.4
Educational services	1,087.3	1,499.2	1,377.2	1,553.8	2,141.0	2,140.1	37.8	(0.0)
Health care and social assistance	1,050.7	1,158.5	1,067.2	1,272.4	1,851.0	2,196.6	45.5	18.7
Public administration	2,965.5	3,407.2	4,290.9	4,347.8	5,338.6	5,680.3	22.8	6.4
Other services	171.2	249.4	248.2	165.7	x	196.3	-	-
Total	28,999.9	32,037.9	41,257.4	40,874.1	45,433.8	48,688.9	11.2	7.2

Public	9,173.3	10,350.2	13,086.5	14,811.6	17,811.9	19,187.2	20.3	7.7
Private	19,826.6	21,687.8	28,170.9	26,062.5	27,621.9	29,501.8	6.0	6.8
Total	28,999.9	32,037.9	41,257.4	40,874.1	45,433.8	48,688.9	11.2	7.2

Machinery and equipment	10,183.1	11,714.3	13,277.0	10,525.6	11,073.7	11,637.5	5.2	5.1
Construction	18,816.8	20,323.6	27,980.4	30,348.6	34,360.1	37,051.4	13.2	7.8
Total	28,999.9	32,037.9	41,257.4	40,874.1	45,433.8	48,688.9	11.2	7.2

Housing	19,605.2	22,080.2	22,232.7	22,144.2	25,128.5	n/a	13.5	n/a

Source: Statistics Canada (Tables: 34-10-0035-01, 34-10-0038-01, 34-10-0175-01 – accessed May 2022).

x	Suppressed to meet the confidentiality requirements of the Statistics Act.
F	Too unreliable to be published.

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.7  British Columbia International Goods Exports by Major Market and Selected Commodities, 2021

Commodity	U.S.	Japan	European Union [1]	Mainland China	Other Markets	Total - All Countries

			($ millions)
Wood products	9,235	1,301	152	700	978	12,366
Lumber (softwood)	6,684	963	102	436	693	8,877
Cedar shakes and shingles	222	0	8	0	13	243
Plywood and veneer (softwood)	609	1	2	2	13	626
Other panel products	761	7	0	15	6	789
Selected value-added wood products	794	14	2	0	7	817
Logs	41	185	0	246	34	506
Other	123	131	38	1	213	507

Pulp and paper products	751	183	28	2,316	676	3,954
Pulp	354	172	27	2,093	589	3,236
Newsprint	10	0	0	9	5	24
Paper, paperboard – excluding newsprint	261	10	0	213	50	534
Other	126	0	1	1	32	160

Agriculture and food other than fish	2,936	144	40	113	447	3,681
Fruit and nuts	372	29	4	22	43	470
Vegetables	433	11	1	0	2	447
Vegetable oils	4	1	0	1	0	6
Bread, pastry, prepared cereals, pasta, etc.	421	3	2	0	3	430
Meat and prepared meat products	34	44	0	22	72	173
Other	1,672	57	33	67	326	2,155

Fish products	918	73	23	218	130	1,361
Whole fish; fresh, chilled, frozen – excluding salmon	61	22	14	13	67	177
Whole salmon; fresh, chilled, frozen	504	21	4	1	4	534
Salmon; fillets, canned, smoked, etc	89	0	1	0	5	95
Other	264	30	5	203	54	555

Metallic mineral products	1,564	1,280	307	1,535	1,890	6,576
Copper ores and concentrates	13	1,273	47	1,338	1,560	4,231
Molybdenum ores and concentrates	42	0	15	2	0	59
Zinc ores and concentrates	0	0	0	0	69	69
Unwrought aluminum	476	0	235	0	0	712
Unwrought zinc	803	0	0	0	201	1,003
Unwrought lead	215	0	0	0	5	220
Other	16	6	9	195	54	281

Fabricated metal products	1,291	7	19	41	266	1,623

Energy products	7,215	1,641	485	3,480	2,461	15,282
Natural gas	4,466	0	0	0	0	4,466
Coal	116	985	485	3,410	2,151	7,147
Electricity	1,011	0	0	0	0	1,011
Other	1,622	656	0	69	310	2,658

Machinery and equipment	3,506	99	367	264	958	5,194
Motor vehicles and parts	423	3	8	63	236	734
Electrical/electronic/communications	684	43	138	42	227	1,135
Scientific/photographic/measuring equipment, etc.	450	30	89	104	180	853
Aircraft and parts	172	5	3	1	14	195
Other	1,778	17	128	54	301	2,277

Plastics and articles of plastic	633	2	15	65	90	805
Chemicals and chemical products	641	60	77	111	264	1,152
Apparel and accessories	36	2	8	1	5	52
Textiles	82	1	2	1	30	115

All other commodities	1,079	28	32	20	541	1,699
Total	29,887	4,820	1,553	8,863	8,736	53,860

[1]	The European Union is the membership as of February 1, 2020: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.

Source: Statistics Canada, International Trade Statistics custom extract, May 2022. Figures may not add due to rounding.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.8  British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2019	2020	2021	2020-2021	2020	2021
		($ millions)			(per cent)
United Kingdom	468	471	383	(18.6)	1.2	0.7
Germany	365	244	388	59.3	0.6	0.7
Mainland China	6,480	5,741	8,863	54.4	14.5	16.5
Hong Kong	190	193	188	(2.2)	0.5	0.3
Taiwan	826	747	1,142	52.9	1.9	2.1
Japan	4,533	3,573	4,820	34.9	9.0	8.9
South Korea	2,637	2,132	2,917	36.8	5.4	5.4
India	1,581	973	759	(22.0)	2.5	1.4
Australia	246	252	325	29.1	0.6	0.6
Mexico	180	135	99	(26.4)	0.3	0.2
United States	21,875	21,720	29,887	37.6	54.8	55.5
Other	3,968	3,424	4,086	19.4	8.6	7.6
Total	43,348	39,604	53,860	36.0	100.0	100.0

Market Areas:
Western Europe [1]	2,098	2,006	2,142	6.8	5.1	4.0
Pacific Rim [2]	16,138	13,706	19,712	43.8	34.6	36.6

[1]	Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

[2]	Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: Statistics Canada, International Trade Statistics custom extract, May 2022. Figures may not add due to rounding.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.9  Historical Commodity Prices (in US Dollars)

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021
Metals
Copper (London; $/lb)	4.00	3.61	3.32	3.11	2.49	2.21	2.80	2.96	2.73	2.80	4.13
Lead (London; $/lb)	1.09	0.93	0.97	0.95	0.81	0.85	1.05	1.02	0.91	0.83	1.00
Zinc (London; $/lb)	0.99	0.88	0.86	0.98	0.87	0.95	1.31	1.33	1.16	1.03	1.36
Gold (London; $/troy oz)	1,572	1,667	1,407	1,266	1,159	1,251	1,257	1,269	1,391	1,769	1,799
Silver (London; $/troy oz)	35.12	31.12	23.72	19.07	15.68	17.16	17.05	15.71	16.19	20.50	25.13
Molybdenum ($/lb)	15.47	12.80	10.33	11.40	6.74	6.56	7.21	10.52	11.34	8.62	15.94
Aluminum (London; $/lb)	1.09	0.92	0.84	0.85	0.75	0.73	0.89	0.96	0.81	0.77	1.12
Forest Products
Lumber (Madison’s Lumber Reporter; WSPF, 2x4, $/1000 bd ft)	254	299	358	353	281	308	411	496	372	570	881
Pulp (NBSK; del. China $/tonne)	n/a	662	693	733	653	599	697	866	625	583	850
Newsprint (US Eastcoast; $/tonne)	637	637	593	583	517	540	557	669	667	559	623
Cedar (Madison’s Lumber Reporter 2x4, $/1000 bd ft)	636	769	895	957	986	1,004	1,299	1,396	1,386	1,509	1,829
Other
Oil (West Texas Intermediate; $/barrel)	95	94	98	93	49	43	51	65	57	39	68
Natural Gas (Plant Inlet; $C/GJ)	2.46	1.35	2.04	3.12	1.37	0.99	1.14	0.79	0.79	0.96	2.23
Coal (Japan-Australia FOB $/t) Metallurgical	282	204	155	124	101	112	201	207	183	136	178
Low Volatile PCl	222	153	125	104	84	88	142	146	131	97	152
Thermal	130	114	95	82	68	62	85	110	99	74	137

Sources: Ministry of Finance; Ministry of Energy, Mines and Low Carbon Innovation; Ministry of Forests; US Department of Energy.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.10  British Columbia Forest Sector Economic Activity Indicators

												Change[1]
Indicator	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2020-2021
					(million cubic meters)							(per cent)
Wood production
Lumber	28.4	29.2	30.0	29.6	30.6	31.4	30.3	29.2	22.8	21.2	21.8	3.1
Timber Scaled by species
Lodgepole pine	29.8	27.7	26.7	23.4	24.1	20.3	15.9	15.1	11.1	10.1	9.1	(10.7)
Spruce	10.5	11.5	12.6	11.6	13.3	13.2	15.8	15.3	12.3	12.5	12.5	0.2
Hemlock	8.6	7.7	8.5	8.1	7.2	7.6	7.1	8.1	6.6	6.1	6.4	3.7
Douglas fir	9.2	8.9	9.8	10.1	9.7	10.7	10.9	13.3	11.0	9.9	11.4	15.6
Balsam	5.1	5.5	6.1	6.1	6.3	6.8	7.7	8.7	7.2	7.4	7.2	(3.5)
Cedar	3.7	4.3	4.6	4.4	4.8	4.9	4.2	4.4	3.7	3.7	3.6	(2.9)
All others	2.7	2.6	2.7	2.7	3.2	2.8	2.9	3.1	2.4	1.9	2.5	29.9
Total [2]
	69.6	68.1	71.1	66.4	68.7	66.3	64.5	68.0	54.3	51.7	52.7	1.8

	(million tonnes)
Pulp and paper production	6.1	5.9	5.7	5.7	5.6	5.4	5.3	5.1	5.1	4.5	4.5	0.2
Market pulp	4.5	4.4	4.3	4.3	4.3	4.2	4.2	4.1	4.1	3.9	3.7	(5.7)
Newsprint, paper and paperboard	1.6	1.4	1.4	1.4	1.3	1.1	1.1	1.0	1.0	0.6	0.8	39.9

Industrial product price indices	(Jan 2020=100)
Softwood lumber (Canada)	61.5	68.0	80.1	85.2	86.4	90.3	103.7	114.2	97.0	134.4	215.5	60.3
Spruce-Pine-Fir lumber (BC)	64.3	70.1	82.3	87.3	88.1	93.6	104.0	114.5	99.4	133.9	221.6	65.5
Hemlock lumber (BC)	49.9	56.5	70.6	75.8	75.4	81.3	102.0	111.4	92.6	145.3	197.4	35.9
Douglas fir and Western larch (BC)	67.6	70.2	78.3	85.0	88.0	92.0	102.1	109.4	100.4	129.9	226.0	74.0
Veneer and plywood (Canada)	79.6	86.4	87.1	93.5	95.6	96.8	106.5	112.1	104.8	126.7	186.9	47.6
Wood pulp (Canada)	78.7	77.9	81.0	80.5	80.5	79.7	91.5	112.2	106.3	101.1	110.0	8.7
Newsprint for export (Canada)	70.5	70.9	72.2	74.1	81.9	88.3	91.2	111.1	109.6	98.6	98.2	(0.4)

[1]	Percentage change based on unrounded numbers.

[2]	Totals may not add due to rounding.

Sources: Wood Production: Lumber - Statistics Canada Table 16-10-0017-01 - accessed May 2022, Timber scaled by species – Ministry of Forests.

Pulp and paper production – Pulp and Paper Products Council.

Industrial product price indices – Statistics Canada (Tables: 18-10-0266 with custom tabulations – accessed May 2022).

Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded.

For all scale invoiced as of date of reporting – May 2022

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Appendix 1 – Economic Review Supplementary Tables

Table A1.11  Historical Value of Mineral, Petroleum and Natural Gas Shipments

Year	Metals	Industrial Minerals [1]	Construction Aggregates [2]	Coal	Crude Oil [3]	Natural Gas to Pipeline	Other Oil and Gas [4]	Total
				($ millions)
1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	246	219	797	461	1,577	53	4,536
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,533
2002	1,288	310	231	1,035	714	3,458	79	7,115
2003	1,353	336	226	972	718	5,396	116	9,117
2004	1,956	355	239	1,191	824	5,827	133	10,524
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007	2,887	424	351	1,949	989	5,745	200	12,546
2008	2,590	696	379	3,738	1,215	7,525	524	16,667
2009	1,837	278	303	3,204	720	3,284	115	9,742
2010	2,191	349	373	4,253	930	3,437	161	11,694
2011	2,131	454	325	6,073	1,194	3,444	307	13,926
2012	2,360	461	370	4,635	1,208	1,934	273	11,241
2013	2,578	450	388	3,696	1,295	3,129	251	11,787
2014	3,302	x	312	x	1,517	5,170	310	10,611
2015	3,250	x	338	x	952	2,445	139	7,124
2016	2,942	x	339	x	1,050	1,918	105	6,354
2017	3,351	x	464	x	1,518	2,206	234	7,773
2018	3,694	x	538	x	2,525	1,743	475	8,973
2019	3,676	x	310	x	2,445	1,655	169	8,256
2020	4,136	x	378	x	1,624	2,191	199	8,527
2021	4,584	x	421	x	3,004	5,544	833	14,386

[1]	Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

[2]	Sand and gravel; stone. Data only available for sand and gravel for 2019-2021

[3]	Includes pentanes and condensate.

[4]	Liquefied petroleum gases and sulphur.

[x]	Suppressed to meet the confidentiality requirements of the Statistics Act.

Sources: Natural Resources Canada; Ministry of Energy, Mines and Low Carbon Innovation.

94 |	2022 Financial and Economic Review – September 2022

Appendix 1 – Economic Review Supplementary Tables

Table A1.12  Petroleum and Natural Gas Activity Indicators

	Natural gas production (wellhead) (billion cubic m)	Crude oil and wellhead condensate production (million cubic m)			Provincial Reserves		Provincial Government petroleum and natural gas revenue [2] ($ millions)
			Wells Authorized (number) [1]	Wells Drilled (number)	Raw gas (remaining reserves) (billion cubic m)	Oil (remaining reserves) (million cubic m)
2004	32.0	2.2	1,700	1,282	389.7	21.9	1,794.4
2005	32.8	2.0	1,790	1,429	444.6	20.9	2,559.0
2006	32.8	1.9	1,730	1,435	462.4	18.2	2,139.1
2007	31.9	1.8	1,207	909	482.9	19.7	2,352.8
2008	33.5	1.6	1,408	929	605.3	18.5	4,093.9
2009	32.9	1.5	829	626	657.9	19.3	1,464.2
2010	35.0	1.6	871	714	932.0	18.7	1,384.0
2011	41.4	1.5	1,133	661	974.9	18.2	735.0
2012	41.0	1.6	647	484	1,138.5	19.1	440.0
2013	44.6	1.5	907	571	1,197.2	19.3	723.0
2014	47.2	1.8	1,253	706	1,443.9	18.1	1,230.5
2015	49.0	1.9	913	546	1,504.7	17.6	345.5
2016	50.7	2.3	479	355	1,485.1	16.5	282.0
2017	51.5	2.5	870	621	1,354.8	18.2	486.1
2018	58.9	3.6	897	446	1,434.1	18.3	422.8
2019	58.8	3.7	673	365	1,818.7	16.6	331.7
2020	61.6	3.1	519	372	1,912.5	14.9	270.9
2021	65.7	3.0	-	468	n/a	n/a	802.1
per cent change
2020-2021	6.7	(2.7)	(100.0)	25.8	n/a	n/a	196.1

[1]	No new well authorizations in 2021 in response to the Supreme Court of B.C. ruling on the cumulative impacts of industrial development.

[2]	Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Sources: Ministry of Energy, Mines and Low Carbon Innovation and BC Oil and Gas Commission.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.13  Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption			Net Exports
	Net Generation
Year	Hydro	All Other Types Of Electricity Generation[2]	Total Provincial Generation	Receipts From Other Provinces and Imports	Total Supply	Delivered To Other Provinces and Exports	Total Provincial Consumption	Total Demand

	(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005*	60,327	7,447	67,774	7,206	74,980	9,247	65,732	74,980	2,042
2006	54,247	7,350	61,598	12,687	74,284	6,133	68,151	74,284	(6,554)
2007	64,287	7,543	71,830	8,390	80,220	11,198	69,022	80,220	2,808
2008	58,699	7,373	66,072	12,431	78,503	9,956	68,546	78,503	(2,474)
2009	56,462	8,594	65,057	12,075	77,132	8,304	68,827	77,132	(3,771)
2010	54,152	10,072	64,224	10,767	74,991	7,566	67,425	74,991	(3,201)
2011	61,037	8,220	69,257	10,973	80,230	15,552	64,679	80,230	4,579
2012	65,141	8,444	73,584	9,738	83,323	16,929	66,394	83,323	7,191
2013	59,223	8,628	67,851	10,466	78,317	13,576	64,741	78,317	3,110
2014	57,573	9,435	67,008	10,941	77,949	13,734	64,215	77,949	2,793
2015	64,999	6,772	71,771	9,591	81,361	14,123	67,238	81,361	4,533
2016	61,840	7,863	69,703	8,758	78,461	14,476	63,986	78,461	5,718
2017	66,503	7,972	74,476	8,943	83,419	15,139	68,281	83,419	6,195
2018	61,791	8,133	69,924	10,531	80,455	10,703	69,752	80,455	172
2019	56,108	8,720	64,828	12,086	76,914	9,434	67,480	76,914	(2,652)
2020	63,237	7,708	70,945	7,997	78,943	17,066	61,877	78,943	9,068
2021	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

[1]	Gigawatt-hour = one million kilowatt-hours

[2]	All other types of electricity generation includes steam, nuclear, combustion turbine, tidal, wind and solar.

*	Note: Starting from 2005, annual survey values (25-10-0020-01 and 25-10-0021-01) are used since more extensive information is available from companies’ annual performance reviews.

Source: Statistics Canada (Tables: 25-10-0001-01, 25-10-0020-01 and 25-10-0021-01 – accessed May 2022) and BC Stats.

96 |	2022 Financial and Economic Review – September 2022

Appendix 1 – Economic Review Supplementary Tables

Table A1.14  Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
							Population	Population
Year	Interprovincial	International	Total	Births	Deaths	Total	Increase [1]	at July 1
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,217	27,189	40,575	28,362	12,213	39,402	4,076,950
2002	(4,445)	28,575	24,130	40,065	28,884	11,181	35,311	4,100,564
2003	3,025	27,762	30,787	40,497	29,320	11,177	41,964	4,124,482
2004	7,785	28,015	35,800	40,490	29,924	10,566	46,366	4,155,651
2005	7,212	38,399	45,611	40,827	30,235	10,592	56,203	4,196,062
2006	12,799	34,670	47,469	41,729	30,688	11,041	58,510	4,241,794
2007	16,776	35,714	52,490	43,649	31,308	12,341	64,831	4,290,984
2008	10,849	49,678	60,527	44,276	32,097	12,179	72,706	4,349,336
2009	9,672	46,775	56,447	44,993	31,440	13,553	70,000	4,410,506
2010	6,212	32,717	38,929	43,826	31,324	12,502	51,431	4,465,546
2011	711	31,692	32,403	44,129	31,966	12,163	44,566	4,502,104
2012	(4,322)	34,895	30,573	44,008	32,524	11,484	42,057	4,566,769
2013	2,514	35,381	37,895	43,779	33,200	10,579	48,474	4,630,077
2014	15,859	32,178	48,037	44,376	33,791	10,585	58,622	4,707,103
2015	22,827	14,059	36,886	44,298	35,246	9,052	45,938	4,776,388
2016	23,586	40,012	63,598	45,268	36,627	8,641	72,239	4,859,250
2017	15,293	55,118	70,411	44,648	38,486	6,162	76,573	4,929,384
2018	12,723	62,879	75,602	43,592	38,471	5,121	80,723	5,010,476
2019	14,263	69,794	84,057	43,492	38,556	4,936	88,993	5,094,796
2020	22,125	3,629	25,754	42,175	41,147	1,028	26,782	5,158,728
2021	33,656	67,141	100,797	43,251	43,482	(231)	100,566	5,214,805

[1]	Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Sources: Statistics Canada (Tables: 17-10-0020-01, 17-10-0040-01 and 17-10-0059-01 – accessed April 2022) and BC Stats.

2022 Financial and Economic Review – September 2022	| 97

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2022 Financial and Economic Review – September 2022 Appendix 2 Financial Review Supplementary Tables

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Appendix 2 – Financial Review Supplementary Tables

Table A2.1  Operating Statement – 2010/11 to 2021/22 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
													(per cent)
Revenue	40,680	41,805	42,057	43,715	46,099	47,601	51,449	52,020	57,128	58,660	62,156	72,392	5.4
Expense	(40,927)	(43,647)	(43,205)	(43,402)	(44,440)	(46,832)	(48,684)	(51,707)	(55,597)	(58,982)	(67,624)	(71,086)	5.1
Surplus (deficit)	(247)	(1,842)	(1,148)	313	1,659	769	2,765	313	1,531	(322)	(5,468)	1,306
Accumulated surplus (deficit) beginning of year, excluding other comprehensive income	4,064	3,817	1,975	827	1,140	2,799	3,568	6,333	6,646	8,177	7,855	2,387
Accumulated surplus (deficit) end of year, before other comprehensive income	3,817	1,975	827	1,140	2,799	3,568	6,333	6,646	8,177	7,855	2,387	3,693
Accumulated other comprehensive income of commercial Crown corporations	360	73	154	481	206	(441)	(205)	(169)	97	(158)	749	462
Accumulated surplus (deficit), end of year	4,177	2,048	981	1,621	3,005	3,127	6,128	6,477	8,274	7,697	3,136	4,155

Per cent of Nominal GDP: [2]
Surplus (deficit)	-0.1	-0.8	-0.5	0.1	0.7	0.3	1.0	0.1	0.5	-0.1	-1.8	0.4
Per cent of revenue:
Surplus (deficit)	-0.6	-4.4	-2.7	0.7	3.6	1.6	5.4	0.6	2.7	-0.5	-8.8	1.8
Per capita ($): [3]
Surplus (deficit)	(55)	(409)	(251)	68	352	161	569	63	306	(63)	(1,060)	250

[1]	Figures have been restated to reflect government accounting policies in effect at March 31,2022.

[2]	Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2021/22 amounts divided by GDP for the 2021 calendar year). As nominal GDP for the calendar year ending 2021 is not yet available, the 2021 GDP projected in the February 2022 budget has been used for the fiscal year ended March 31, 2022 for demonstration purposes.

[3]	Per capita revenue and expense is calculated using July 1 population (e.g. 2021/22 amounts divided by population on July 1, 2021).

2022 Financial and Economic Review – September 2022	| 101

Appendix 2 – Financial Review Supplementary Tables

Table A2.2  Statement of Financial Position – 2010/11 to 2021/22 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
													(per cent)
Financial assets:
Cash and temporary investments	3,060	3,235	3,173	2,801	3,675	3,892	4,232	3,440	3,029	3,985	6,560	7,142	8.0
Other financial assets	8,056	8,004	8,252	9,400	9,181	9,702	10,209	11,740	12,636	12,405	15,410	17,105	7.1
Sinking funds	1,410	1,491	1,778	835	977	1,580	1,087	1,348	752	692	492	510	-8.8
Investments in commercial Crown corporations:
Retained earnings	7,115	7,021	7,564	7,862	8,277	7,537	7,517	6,134	5,740	6,523	9,632	12,223	5.0
Recoverable capital loans	13,142	15,167	17,208	19,255	20,624	22,041	23,809	20,534	22,547	24,768	26,301	27,218	6.8
	20,257	22,188	24,772	27,117	28,901	29,578	31,326	26,668	28,287	31,291	35,933	39,441	6.2
Total financial assets	32,783	34,918	37,975	40,153	42,734	44,752	46,854	43,196	44,704	48,373	58,395	64,198	6.3
Liabilities:
Accounts payable & accrued liabilities	8,046	9,247	9,278	8,428	8,443	8,618	9,031	9,751	10,573	11,497	13,092	16,829	6.9
Deferred revenue	10,853	10,553	9,968	9,801	9,911	9,883	9,665	10,068	10,543	10,652	12,211	13,379	1.9
Debt:
Taxpayer-supported debt	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	6.3
Self-supported debt	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,932	27,350	28,325	7.1
Total provincial debt	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	6.5
Add: debt offset by sinking funds	1,410	1,491	1,778	835	977	1,580	1,087	1,348	752	692	492	510	-8.8
Less: guarantees and non-guaranteed debt	(455)	(730)	(755)	(726)	(739)	(820)	(835)	(896)	(850)	(1,337)	(1,335)	(1,402)	10.8
Financial statement debt	46,109	50,954	56,839	60,802	63,158	66,011	66,089	65,371	65,864	71,516	86,257	89,774	6.2
Total liabilities	65,008	70,754	76,085	79,031	81,512	84,512	84,785	85,190	86,980	93,665	111,560	119,982	5.7
Net liabilities	(32,225)	(35,836)	(38,110)	(38,878)	(38,778)	(39,760)	(37,931)	(41,994)	(42,276)	(45,292)	(53,165)	(55,784)	5.1
Capital and other assets:
Tangible capital assets	34,213	35,627	36,697	37,713	38,963	40,217	41,238	45,771	47,764	49,958	52,716	56,001	4.6
Restricted assets	1,312	1,377	1,442	1,493	1,553	1,631	1,695	1,768	1,834	1,931	2,003	2,147	4.6
Other assets	877	880	952	1,293	1,267	1,039	1,126	932	952	1,100	1,582	1,791	6.7
Total capital and other assets	36,402	37,884	39,091	40,499	41,783	42,887	44,059	48,471	50,550	52,989	56,301	59,939	4.6
Accumulated surplus (deficit)	4,177	2,048	981	1,621	3,005	3,127	6,128	6,477	8,274	7,697	3,136	4,155	0.0
Per cent of Nominal GDP: [2]
Net liabilities	15.6	16.4	17.1	16.8	15.9	15.9	14.4	14.9	14.2	14.6	17.2	16.0	0.3
Capital and other assets	17.6	17.3	17.5	17.5	17.1	17.1	16.7	17.2	17.0	17.0	18.2	17.2	-0.2
Growth rates:
Net liabilities	8.8	11.2	6.3	2.0	-0.3	2.5	-4.6	10.7	0.7	7.1	17.4	4.9	n/a
Capital and other assets	6.6	4.1	3.2	3.6	3.2	2.6	2.7	10.0	4.3	4.8	6.3	6.5	n/a
Per capita: [3]
Net liabilities	7,216	7,960	8,345	8,397	8,238	8,324	7,806	8,519	8,438	8,890	10,306	10,697	3.6
Capital and other assets	8,152	8,415	8,560	8,747	8,877	8,979	9,067	9,833	10,089	10,401	10,914	11,494	3.2

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2022.

[2]	Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2021/22 amount divided by GDP for the 2021 calendar year). As nominal GDP for the calendar year ending 2021 is not available, the 2021 GDP projected in the February 2022 budget has been used for the fiscal year ended March 31, 2022 for demonstration purposes.

[3]	Per capita net liabilities is calculated using July 1 population (e.g. 2021/22 amount divided by population on July 1, 2021).

102 |	2022 Financial and Economic Review – September 2022

Appendix 2 – Financial Review Supplementary Tables

Table A2.3  Changes in Financial Position – 2010/11 to 2021/22

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	12-Year
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	Total
(Surplus) deficit for the year	247	1,842	1,148	(313)	(1,659)	(769)	(2,765)	(313)	(1,531)	322	5,468	(1,306)	371
Comprehensive income (increase) decrease	96	287	(81)	(327)	275	647	(236)	(36)	(266)	255	(907)	287	(6)
Change in accumulated (surplus) deficit	343	2,129	1,067	(640)	(1,384)	(122)	(3,001)	(349)	(1,797)	577	4,561	(1,019)	365
Capital and other asset changes:
Taxpayer-supported capital investments	4,110	3,565	3,279	3,151	3,407	3,459	3,659	3,908	4,452	4,772	5,428	6,002	49,192
Less: amortization and other accounting changes	(2,051)	(2,151)	(2,209)	(2,135)	(2,157)	(2,205)	(2,638)	625	(2,459)	(2,578)	(2,670)	(2,717)	(25,345)
Increase in net capital assets	2,059	1,414	1,070	1,016	1,250	1,254	1,021	4,533	1,993	2,194	2,758	3,285	23,847
Increase (decrease) in restricted assets	71	65	65	51	60	78	64	73	66	97	72	144	906
Increase (decrease) in other assets	120	3	72	341	(26)	(228)	87	(194)	20	148	482	209	1,034
Change in capital and other assets	2,250	1,482	1,207	1,408	1,284	1,104	1,172	4,412	2,079	2,439	3,312	3,638	25,787
Increase (decrease) in net liabilities	2,593	3,611	2,274	768	(100)	982	(1,829)	4,063	282	3,016	7,873	2,619	26,152
Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(366)	(94)	543	298	415	(740)	(20)	(1,383)	(394)	783	3,109	2,591	4,742
Self-supported capital investments	2,470	2,744	2,765	2,519	2,488	2,573	2,725	2,729	4,106	4,386	3,475	3,730	36,710
Less: loan repayments and other accounting changes	(924)	(719)	(724)	(472)	(1,119)	(1,156)	(957)	(6,004)	(2,093)	(2,165)	(1,942)	(2,813)	(21,088)
Change in investment	1,180	1,931	2,584	2,345	1,784	677	1,748	(4,658)	1,619	3,004	4,642	3,508	20,364
Increase (decrease) in cash and temporary investments	149	175	(62)	(372)	874	217	340	(792)	(411)	956	2,575	582	4,231
Other working capital changes [1]	(481)	(872)	1,089	1,222	(202)	977	(181)	669	(997)	(1,324)	(349)	(3,192)	(3,641)
Change in investment and working capital	848	1,234	3,611	3,195	2,456	1,871	1,907	(4,781)	211	2,636	6,868	898	20,954
Increase (decrease) in financial statement debt	3,441	4,845	5,885	3,963	2,356	2,853	78	(718)	493	5,652	14,741	3,517	47,106
(Increase) decrease in sinking fund debt	(81)	(81)	(287)	943	(142)	(603)	493	(261)	596	60	200	(18)	819
Increase (decrease) in guarantees	39	99	(34)	27	(33)	6	(23)	(188)	(2)	57	113	9	70
Increase (decrease) in non-guaranteed debt	(130)	176	59	(56)	46	75	38	249	(44)	430	(115)	58	786
Increase (decrease) in total provincial debt	3,269	5,039	5,623	4,877	2,227	2,331	586	(918)	1,043	6,199	14,939	3,566	48,781
Represented by increase (decrease) in:
Taxpayer-supported debt	1,853	2,838	3,523	2,886	812	839	(1,220)	2,108	(926)	3,548	13,521	2,591	32,373
Self-supported debt	1,416	2,201	2,100	1,991	1,415	1,492	1,806	(3,026)	1,969	2,651	1,418	975	16,408
Total provincial debt	3,269	5,039	5,623	4,877	2,227	2,331	586	(918)	1,043	6,199	14,939	3,566	48,781

[1]	Includes changes in other financial assets, sinking funds, accounts payable, and deferred revenue.

2022 Financial and Economic Review – September 2022	| 103

Appendix 2 – Financial Review Supplementary Tables

Table A2.4  Revenue by Source – 2010/11 to 2021/22

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
													(per cent)
Taxation revenue:
Personal income	5,805	6,427	6,977	6,862	8,076	8,380	9,704	8,923	11,364	10,657	11,118	13,704	8.1
Corporate income	2,026	2,002	2,204	2,427	2,635	2,787	3,003	4,165	5,180	5,011	4,805	5,053	8.7
Employer health	-	-	-	-	-	-	-	-	464	1,897	2,156	2,443	n/a
Harmonized sales	4,176	5,779	5,950	(226)	(91)	(55)	6	13	7	-	-	-	n/a
Other sales [1]	1,438	151	118	5,529	5,853	6,045	6,600	7,118	7,362	7,374	7,694	8,731	17.8
Fuel	940	928	890	917	932	973	969	1,010	1,015	1,008	936	1,022	0.8
Carbon	741	959	1,120	1,222	1,198	1,190	1,220	1,255	1,465	1,682	1,683	2,011	9.5
Tobacco	735	636	614	724	752	734	737	727	781	729	711	708	-0.3
Property	1,920	1,913	1,985	2,080	2,154	2,219	2,279	2,367	2,617	2,608	2,313	3,012	4.2
Property transfer	855	944	758	937	1,065	1,533	2,026	2,141	1,826	1,609	2,098	3,327	13.1
Corporation capital	(3)	(5)	1	-	(1)	-	-	-	-	-	-	-	n/a
Insurance premium	399	411	433	458	483	520	549	602	633	691	652	706	5.3
	19,032	20,145	21,050	20,930	23,056	24,326	27,093	28,321	32,714	33,266	34,166	40,717	7.2
Natural resource revenue:
Natural gas royalties	313	339	169	445	493	139	152	161	199	118	196	920	10.3
Crown land tenures	923	928	868	859	834	765	633	276	279	225	162	133	-16.1
Columbia River Treaty	136	110	89	170	130	116	111	111	202	119	117	231	4.9
Other energy and minerals	514	529	306	269	267	226	403	619	557	386	191	795	4.0
Forests	436	482	562	719	754	865	913	1,065	1,406	988	1,304	1,893	14.3
Other resources	406	424	479	493	459	460	499	463	465	432	433	499	1.9
	2,728	2,812	2,473	2,955	2,937	2,571	2,711	2,695	3,108	2,268	2,403	4,471	4.6
Other revenue:
Medical Services Plan premiums	1,787	1,919	2,047	2,158	2,254	2,434	2,558	2,266	1,360	1,063	(4)	1	n/a
Post-secondary education fees	1,235	1,291	1,345	1,445	1,544	1,666	1,828	2,034	2,275	2,451	2,418	2,536	6.8
Other healthcare related fees	308	324	327	333	358	374	404	429	441	475	372	417	2.8
Motor vehicle licences and permits	467	479	489	504	499	521	529	557	568	579	571	610	2.5
Other fees and licences	643	722	699	770	770	841	894	963	949	1,004	972	1,020	4.3
Investment earnings	843	1,022	1,189	1,203	1,171	1,213	1,232	1,101	1,243	1,263	1,264	1,306	4.1
Sales of goods and services	759	930	942	946	967	1,011	1,131	1,133	1,164	1,162	741	1,059	3.1
Miscellaneous	1,929	1,746	1,673	2,256	1,893	2,287	2,377	2,410	2,249	2,676	2,395	2,851	3.6
	7,971	8,433	8,711	9,615	9,456	10,347	10,953	10,893	10,249	10,673	8,729	9,800	1.9
Contributions from the federal government:
Canada Health Transfer	3,689	3,858	3,887	4,280	4,186	4,454	4,744	4,994	5,182	5,523	5,701	6,431	5.2
Canada Social Transfer	1,487	1,526	1,555	1,589	1,641	1,695	1,751	1,854	1,908	1,971	2,042	2,110	3.2
Harmonized sales tax transition payments	769	580	-	-	-	-	-	-	-	-	-	-	n/a
Other cost shared agreements	2,064	1,760	1,605	1,645	1,452	1,498	1,672	2,207	1,962	2,041	5,151	3,439	4.8
	8,009	7,724	7,047	7,514	7,279	7,647	8,167	9,055	9,052	9,535	12,894	11,980	3.7
Commercial Crown corporation net income:
BC Hydro [2]	591	558	509	549	581	655	684	683	(428)	705	688	668	1.1
Liquor Distribution Branch	891	909	930	877	935	1,031	1,083	1,119	1,104	1,107	1,161	1,189	2.7
BC Lottery Corporation [3]	1,097	1,102	1,116	1,165	1,245	1,304	1,329	1,391	1,405	1,336	420	1,211	0.9
ICBC	315	84	231	136	657	(293)	(612)	(1,327)	(1,153)	(376)	1,528	2,216	19.4
Other	46	38	(10)	(26)	(47)	13	41	140	127	146	167	140	10.6
Accounting adjustments [2]	-	-	-	-	-	-	-	(950)	950	-	-	-	n/a
	2,940	2,691	2,776	2,701	3,371	2,710	2,525	1,056	2,005	2,918	3,964	5,424	5.7
Total revenue	40,680	41,805	42,057	43,715	46,099	47,601	51,449	52,020	57,128	58,660	62,156	72,392	5.4

[1]	Includes social service tax, hotel room tax, provincial sales tax, tax on designated properties and housing transition tax.

[2]	BC Hydro’s loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.

[3]	Net of payments to the federal government and 2021/22 is also net of payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.)

104 |	2022 Financial and Economic Review – September 2022

Appendix 2 – Financial Review Supplementary Tables

Table A2.5  Revenue by Source Supplementary Information – 2010/11 to 2021/22

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
													(per cent)
Per cent of Nominal GDP: [1]
Taxation	9.2	9.2	9.4	9.1	9.5	9.7	10.3	10.0	11.0	10.7	11.0	11.7	2.2
Natural resources	1.3	1.3	1.1	1.3	1.2	1.0	1.0	1.0	1.0	0.7	0.8	1.3	-0.2
Other	3.9	3.9	3.9	4.2	3.9	4.1	4.2	3.9	3.4	3.4	2.8	2.8	-2.8
Contributions from the federal government	3.9	3.5	3.2	3.3	3.0	3.0	3.1	3.2	3.0	3.1	4.2	3.4	-1.0
Commercial Crown corporation net income	1.4	1.2	1.2	1.2	1.4	1.1	1.0	0.4	0.7	0.9	1.3	1.6	0.9
Total revenue	19.7	19.1	18.8	18.9	18.9	19.0	19.5	18.4	19.2	18.9	20.1	20.8	0.5
Growth rates (per cent):
Taxation	7.5	5.8	4.5	-0.6	10.2	5.5	11.4	4.5	15.5	1.7	2.7	19.2	n/a
Natural resources	3.1	3.1	-12.1	19.5	-0.6	-12.5	5.4	-0.6	15.3	-27.0	6.0	86.1	n/a
Other	4.0	5.8	3.3	10.4	-1.7	9.4	5.9	-0.5	-5.9	4.1	-18.2	12.3	n/a
Contributions from the federal government	15.6	-3.6	-8.8	6.6	-3.1	5.1	6.8	10.9	0.0	5.3	35.2	-7.1	n/a
Commercial Crown corporation net income	-3.1	-8.5	3.2	-2.7	24.8	-19.6	-6.8	-58.2	89.9	45.5	35.8	36.8	n/a
Total revenue	7.1	2.8	0.6	3.9	5.5	3.3	8.1	1.1	9.8	2.7	6.0	16.5	n/a
Per capita ($): [2]
Taxation	4,262	4,475	4,609	4,520	4,898	5,093	5,576	5,745	6,529	6,529	6,623	7,808	5.7
Natural resources	611	625	542	638	624	538	558	547	620	445	466	857	3.1
Other	1,785	1,873	1,907	2,077	2,009	2,166	2,254	2,210	2,046	2,095	1,692	1,879	0.5
Contributions from the federal government	1,794	1,716	1,543	1,623	1,546	1,601	1,681	1,837	1,807	1,872	2,499	2,297	2.3
Commercial Crown corporation net income	658	598	608	583	716	567	520	214	400	573	768	1,040	4.2
Total revenue	9,110	9,286	9,209	9,442	9,793	9,966	10,588	10,553	11,402	11,514	12,049	13,882	3.9

Real Per Capita Revenue (2021 $) [3]	10,895	10,848	10,640	10,918	11,210	11,284	11,773	11,490	12,085	11,926	12,385	13,882	1.8
Growth rate (per cent)	7.3	-0.4	-1.9	2.6	2.7	0.7	4.3	-2.4	5.2	-1.3	3.9	12.1	n/a

[1]	Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2021/22 revenue divided by GDP for the 2021 calendar year). As nominal GDP for the calendar year ending 2021 is not available, the 2021 GDP projected in the February 2022 budget has been used for the fiscal year ended March 31, 2022 for demonstration purposes. Totals may not add due to rounding.

[2]	Per capita revenue is calculated using July 1 population (e.g. 2021/22 revenue divided by population on July 1, 2021). Totals may not add due to rounding.

[3]	Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2021 CPI for 2021/22 revenue).

2022 Financial and Economic Review – September 2022	| 105

Appendix 2 – Financial Review Supplementary Tables

Table A2.6  Expense by Function – 2010/11 to 2021/22 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
													(per cent)
Function:
Health:
Medical Services Plan	3,641	3,873	3,906	4,114	4,136	4,345	4,573	4,623	4,861	5,013	5,145	5,776	4.3
Pharmacare	1,129	1,147	1,122	1,130	1,120	1,335	1,284	1,400	1,494	1,517	1,501	1,579	3.1
Regional services	10,597	11,255	11,784	11,960	12,410	12,811	13,079	14,094	14,996	16,047	18,282	19,567	5.7
Other healthcare expenses	625	642	690	658	704	712	753	810	800	872	677	662	0.5
	15,992	16,917	17,502	17,862	18,370	19,203	19,689	20,927	22,151	23,449	25,605	27,584	5.1
Education:
Elementary and secondary	5,802	5,885	6,002	6,133	6,064	6,303	6,422	6,918	7,253	7,583	7,443	8,084	3.1
Post-secondary	4,860	4,908	5,104	5,285	5,350	5,503	5,673	5,998	6,394	6,842	6,868	7,352	3.8
Other education expenses	504	436	423	410	414	407	374	176	442	310	632	359	-3.0
	11,166	11,229	11,529	11,828	11,828	12,213	12,469	13,092	14,089	14,735	14,943	15,795	3.2
Social services:
Social assistance	1,506	1,550	1,552	1,572	1,589	1,641	1,692	1,988	2,202	2,342	3,141	2,910	6.2
Child welfare	1,118	1,112	1,098	1,097	1,129	1,301	1,358	1,507	1,652	1,940	2,226	2,254	6.6
Low income tax credit transfers	408	509	534	279	248	247	244	239	414	435	1,131	754	5.7
Community living and other services	754	769	806	857	881	917	949	1,003	1,075	1,170	1,291	1,350	5.4
	3,786	3,940	3,990	3,805	3,847	4,106	4,243	4,737	5,343	5,887	7,789	7,268	6.1
Protection of persons and property	1,448	1,512	1,539	1,520	1,451	1,572	1,655	1,930	2,004	2,126	2,258	2,937	6.6
Transportation	1,580	1,545	1,555	1,580	1,608	1,670	1,784	1,931	2,021	2,126	3,360	4,453	9.9
Natural resources & economic development	2,349	1,873	2,092	1,755	2,191	2,477	2,465	3,374	3,825	3,778	4,191	5,213	7.5
Other	1,208	1,414	1,346	1,184	1,288	1,264	2,260	1,553	1,810	2,501	2,841	3,058	8.8
General government	1,146	1,235	1,262	1,386	1,359	1,501	1,532	1,540	1,670	1,653	3,915	2,036	5.4
Debt servicing	2,252	2,383	2,390	2,482	2,498	2,826	2,587	2,623	2,684	2,727	2,722	2,742	1.8
Operating expense	40,927	42,048	43,205	43,402	44,440	46,832	48,684	51,707	55,597	58,982	67,624	71,086	5.1
Unusual items:
HST transition funding repayment	-	1,599	-	-	-	-	-	-	-	-	-	-
Total expense	40,927	43,647	43,205	43,402	44,440	46,832	48,684	51,707	55,597	58,982	67,624	71,086	5.1
Per cent of operating expense:
Health	39.1	40.2	40.5	41.2	41.3	41.0	40.4	40.5	39.8	39.8	37.9	38.8	-0.1
Education	27.3	26.7	26.7	27.3	26.6	26.1	25.6	25.3	25.3	25.0	22.1	22.2	-1.8
Social services and housing	9.3	9.4	9.2	8.8	8.7	8.8	8.7	9.2	9.6	10.0	11.5	10.2	0.9
Protection of persons and property	3.5	3.6	3.6	3.5	3.3	3.4	3.4	3.7	3.6	3.6	3.3	4.1	1.4
Transportation	3.9	3.7	3.6	3.6	3.6	3.6	3.7	3.7	3.6	3.6	5.0	6.3	4.5
Natural resources & economic development	5.7	4.5	4.8	4.0	4.9	5.3	5.1	6.5	6.9	6.4	6.2	7.3	2.3
Other	3.0	3.4	3.1	2.7	2.9	2.7	4.6	3.0	3.3	4.2	4.2	4.3	3.5
General government	2.8	2.9	2.9	3.2	3.1	3.2	3.1	3.0	3.0	2.8	5.8	2.9	0.2
Debt servicing	5.5	5.7	5.5	5.7	5.6	6.0	5.3	5.1	4.8	4.6	4.0	3.9	-3.2
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2022.

106 |	2022 Financial and Economic Review – September 2022

Appendix 2 – Financial Review Supplementary Tables

Table A2.7  Expense by Function Supplementary Information – 2010/11 to 2021/221

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
													(per cent)
Per cent of nominal GDP: [2]
Health	7.7	7.7	7.8	7.7	7.5	7.7	7.5	7.4	7.4	7.5	8.3	7.9	0.2
Education	5.4	5.1	5.2	5.1	4.9	4.9	4.7	4.6	4.7	4.7	4.8	4.5	-1.5
Social services	1.8	1.8	1.8	1.6	1.6	1.6	1.6	1.7	1.8	1.9	2.5	2.1	1.2
Protection of persons and property	0.7	0.7	0.7	0.7	0.6	0.6	0.6	0.7	0.7	0.7	0.7	0.8	1.7
Transportation	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	1.1	1.3	4.8
Natural resources & economic development	1.1	0.9	0.9	0.8	0.9	1.0	0.9	1.2	1.3	1.2	1.4	1.5	2.6
Other	0.6	0.6	0.6	0.5	0.5	0.5	0.9	0.6	0.6	0.8	0.9	0.9	3.8
General government	0.6	0.6	0.6	0.6	0.6	0.6	0.6	0.5	0.6	0.5	1.3	0.6	0.5
Debt servicing	1.1	1.1	1.1	1.1	1.0	1.1	1.0	0.9	0.9	0.9	0.9	0.8	-2.9
Operating expense	19.8	19.2	19.3	18.8	18.2	18.7	18.4	18.3	18.7	19.0	21.9	20.4	0.3
Growth rates (per cent):
Health	4.3	5.8	3.5	2.1	2.8	4.5	2.5	6.3	5.8	5.9	9.2	7.7	n/a
Education	1.2	0.6	2.7	2.6	0.0	3.3	2.1	5.0	7.6	4.6	1.4	5.7	n/a
Social services	8.9	4.1	1.3	-4.6	1.1	6.7	3.3	11.6	12.8	10.2	32.3	-6.7	n/a
Protection of persons and property	4.9	4.4	1.8	-1.2	-4.5	8.3	5.3	16.6	3.8	6.1	6.2	30.1	n/a
Transportation	8.7	-2.2	0.6	1.6	1.8	3.9	6.8	8.2	4.7	5.2	58.0	32.5	n/a
Natural resources & economic development	8.8	-20.3	11.7	-16.1	24.8	13.1	-0.5	36.9	13.4	-1.2	10.9	24.4	n/a
Other	-12.6	17.1	-4.8	-12.0	8.8	-1.9	78.8	-31.3	16.5	38.2	13.6	7.6	n/a
General government	-16.7	7.8	2.2	9.8	-1.9	10.4	2.1	0.5	8.4	-1.0	136.8	-48.0	n/a
Debt servicing	2.5	5.8	0.3	3.8	0.6	13.1	-8.5	1.4	2.3	1.6	-0.2	0.7	n/a
Operating expense	2.9	2.7	2.8	0.5	2.4	5.4	4.0	6.2	7.5	6.1	14.7	5.1	n/a
Per capita ($): [3]
Health	3,581	3,758	3,832	3,858	3,903	4,020	4,052	4,245	4,421	4,603	4,963	5,290	3.6
Education	2,500	2,494	2,525	2,555	2,513	2,557	2,566	2,656	2,812	2,892	2,897	3,029	1.8
Social services	848	875	874	822	817	860	873	961	1,066	1,155	1,510	1,394	4.6
Protection of persons and property	324	336	337	328	308	329	341	392	400	417	438	563	5.2
Transportation	354	343	341	341	342	350	367	392	403	417	651	854	8.3
Natural resources & economic development	526	416	458	379	465	519	507	684	763	742	812	1,000	6.0
Other	271	314	295	256	274	265	465	315	361	491	551	586	7.3
General government	257	274	276	299	289	314	315	312	333	324	759	390	3.9
Debt servicing	504	529	523	536	531	592	532	532	536	535	528	526	0.4
Operating expense	9,165	9,339	9,461	9,374	9,442	9,806	10,018	10,489	11,095	11,576	13,109	13,632	3.7
Real Per Capita Operating Expense (2021 $) [4]	10,961	10,911	10,930	10,839	10,807	11,102	11,140	11,421	11,762	11,991	13,476	13,632	2.0
Growth rate (per cent)	0.2	-0.5	0.2	-0.8	-0.3	2.7	0.3	2.5	3.0	2.0	12.4	1.2	n/a

[1]	Numbers may not add due to rounding.

[2]	Expense as a per cent of GDP is an estimate calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2021/22 expense divided by nominal GDP for the 2021 calendar year); as nominal GDP for the calendar year ending 2021 is not available, the 2021 GDP projected in the February 2022 budget has been used for the fiscal year ended March 31, 2022 for demonstration purposes.

[3]	Per capita expense is calculated using July 1 population (e.g. 2021/22 expense divided by population on July 1, 2021).

[4]	Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2021 CPI for 2021/22 expense).

2022 Financial and Economic Review – September 2022	| 107

Appendix 2 – Financial Review Supplementary Tables

Table A2.8  Full-Time Equivalents (FTEs) – 2010/11 to 2021/22

	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Average annual change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	30,221	27,228	27,326	26,526	26,679	27,192	27,940	29,291	30,891	31,774	32,672	33,400	0.9
Service delivery agencies[1]	4,295	4,346	4,508	4,640	4,798	4,803	4,850	5,076	5,258	5,985	6,042	6,767	4.2
Total FTEs	34,516	31,574	31,834	31,166	31,477	31,995	32,790	34,367	36,149	37,759	38,714	40,167	1.4

Growth rates:
Ministries and special offices (CRF)	-3.6	-9.9	0.4	-2.9	0.6	1.9	2.8	4.8	5.5	2.9	2.8	2.2	n/a
Service delivery agencies	-4.7	1.2	3.7	2.9	3.4	0.1	1.0	4.7	3.6	13.8	1.0	12.0	n/a

Population per FTE: [2]
Total FTEs	129.4	142.6	143.5	148.6	149.5	149.3	148.2	143.4	138.6	134.9	133.3	129.8	0.0

[1]	Service delivery agency FTE figures do not include SUCH sector staff employment.

[2]	Population per FTE is calculated using July 1 population (e.g. population on July 1, 2021 divided by 2021/22 FTEs).

108 |	2022 Financial and Economic Review – September 2022

Appendix 2 – Financial Review Supplementary Tables

Table A2.9  Capital Spending – 2010/11 to 2021/22

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
													(per cent)
Taxpayer-supported:
Education
Schools (K–12)	433	560	509	466	420	430	474	578	626	877	944	1,001	7.9
Post-secondary	924	655	591	507	718	746	792	968	1,024	936	904	899	-0.2
Health	916	732	742	690	900	923	1,004	890	904	1,009	1,162	1,555	4.9
BC Transportation Financing Authority	1,080	921	1,005	1,017	822	867	823	717	853	955	1,285	1,364	2.1
BC Transit	39	37	48	80	83	51	41	115	85	73	107	67	5.0
Vancouver Convention Centre expansion	10	1	-	-	-	-	-	-	-	-	-	-	n/a
BC Place redevelopment	197	194	6	-	-	-	-	-	-	-	-	-	n/a
Government direct (ministries)	261	245	267	298	326	290	301	430	421	520	389	386	3.6
Housing	230	196	92	65	107	127	184	169	483	355	572	642	9.8
Other	20	24	19	28	31	25	40	41	56	47	65	88	14.4
	4,110	3,565	3,279	3,151	3,407	3,459	3,659	3,908	4,452	4,772	5,428	6,002	3.5
Self-supported:
BC Hydro	1,519	1,703	1,929	2,036	2,169	2,306	2,444	2,473	3,826	3,082	3,207	3,475	7.8
Columbia Basin power projects	67	108	94	52	28	15	2	1	2	994	7	9	-16.7
Transportation Investment Corp.	730	734	540	202	76	25	38	4	-	-	-	-	n/a
BC Railway Company	6	9	10	8	5	23	4	11	33	6	1	2	-9.5
ICBC	48	92	73	82	88	90	62	54	66	62	100	54	1.1
BC Lottery Corporation	81	74	97	100	69	68	86	82	75	102	73	90	1.0
Liquor Distribution Branch	18	19	10	13	25	23	27	48	60	36	22	22	1.8
Other	1	5	12	26	28	23	62	56	44	104	65	78	48.6
	2,470	2,744	2,765	2,519	2,488	2,573	2,725	2,729	4,106	4,386	3,475	3,730	3.8
Total capital spending	6,580	6,309	6,044	5,670	5,895	6,032	6,384	6,637	8,558	9,158	8,903	9,732	3.6

Per cent of Nominal GDP: [1]
Taxpayer-supported	2.0	1.6	1.5	1.4	1.4	1.4	1.4	1.4	1.5	1.5	1.8	1.7	-1.3
Self-supported	1.2	1.3	1.2	1.1	1.0	1.0	1.0	1.0	1.4	1.4	1.1	1.1	-1.0
Total	3.2	2.9	2.7	2.5	2.4	2.4	2.4	2.4	2.9	2.9	2.9	2.8	-1.1
Growth rates:
Taxpayer-supported	10.5	-13.3	-8.0	-3.9	8.1	1.5	5.8	6.8	13.9	7.2	13.7	10.6	n/a
Self-supported	-26.5	11.1	0.8	-8.9	-1.2	3.4	5.9	0.1	50.5	6.8	-20.8	7.3	n/a
Total	-7.1	-4.1	-4.2	-6.2	4.0	2.3	5.8	4.0	28.9	7.0	-2.8	9.3	n/a
Per capita: [2]
Taxpayer-supported	920	792	718	681	724	724	753	793	889	937	1,052	1,151	2.0
Self-supported	553	609	605	544	529	539	561	554	819	861	674	715	-1.1
Total	1,474	1,401	1,323	1,225	1,252	1,263	1,314	1,346	1,708	1,798	1,726	1,866	0.7

Real Per Capita Capital Spending (2021 $) [3]	1,762	1,637	1,529	1,416	1,434	1,430	1,461	1,466	1,810	1,862	1,774	1,866	-0.6
Growth rate (per cent)	-6.9	-7.1	-6.6	-7.4	1.2	-0.3	2.2	0.4	23.5	2.8	-4.7	5.2	n/a

[1]	Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2021/22 amounts divided by GDP for the 2021 calendar year). As nominal GDP for the calendar year ending 2021 is not available, the 2021 GDP projected in the February 2022 budget has been used for the fiscal year ended March 31, 2022 for demonstration purposes. Totals may not add due to rounding.

[2]	Per capita capital spending is calculated using July 1 population (e.g. 2021/22 amounts divided by population on July 1, 2021). Totals may not add due to rounding.

[3]	Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2021 CPI for 2021/22 capital spending).

2022 Financial and Economic Review – September 2022	| 109

Appendix 2 – Financial Review Supplementary Tables

Table A2.10  Provincial Debt – 2010/11 to 2021/22

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
													(per cent)
Taxpayer-supported debt:
Provincial government
Operating	6,964	7,813	9,408	10,223	9,280	8,034	4,644	1,156	-	-	8,746	7,233	0.3
Capital [2]
K-12 education	5,980	6,374	6,804	7,217	7,572	8,012	8,454	8,891	8,885	9,757	10,529	11,342	6.0
Post-secondary institutions	3,387	3,500	3,644	3,747	3,860	4,063	4,285	4,584	4,607	4,917	5,426	5,732	4.9
Health facilities	3,797	4,138	4,430	4,732	5,105	5,416	5,835	6,141	6,173	6,705	7,484	8,223	7.3
Ministries general capital	570	808	1,073	1,372	1,698	1,987	2,288	2,718	2,363	3,133	3,702	4,087	19.6
Transportation	2,152	2,174	2,174	2,174	2,174	2,174	2,174	5,682	5,401	5,401	5,401	5,401	8.7
Social housing	182	302	363	378	413	428	449	619	619	805	1,062	1,424	20.6
Other	108	242	242	242	242	242	242	242	242	252	268	278	9.0
Total capital	16,176	17,538	18,730	19,862	21,064	22,322	23,727	28,877	28,290	30,970	33,872	36,487	7.7
Total provincial government	23,140	25,351	28,138	30,085	30,344	30,356	28,371	30,033	28,290	30,970	42,618	43,720	6.0

Taxpayer-supported entities:
School districts	36	33	26	28	28	21	19	17	19	18	24	25	-3.3
Post-secondary institutions	705	685	671	639	658	668	699	744	763	753	882	922	2.5
Health authorities and hospital societies	1,098	1,155	1,261	1,306	1,417	1,582	1,717	1,762	1,795	1,802	1,875	1,839	4.8
BC Transportation Financing Authority	5,785	6,287	7,084	7,912	8,428	9,177	9,974	10,388	11,293	12,193	13,321	14,615	8.8
BC Pavilion Corporation	150	150	150	149	148	156	143	141	138	135	132	129	-1.4
BC Transit	158	183	163	143	123	106	94	84	73	65	60	56	-9.0
InBC Investment Corp	347	398	363	440	414	304	217	161	70	45	37	19	-23.2
Social housing	329	372	295	341	302	332	246	259	225	222	770	974	10.4
Other	73	45	31	25	18	17	19	18	15	26	31	42	-4.9
Total taxpayer-supported entities	8,681	9,308	10,044	10,983	11,536	12,363	13,128	13,574	14,391	15,259	17,132	18,621	7.2
Total taxpayer-supported debt	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	6.3

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	11,710	12,978	14,167	15,559	16,544	17,929	19,685	19,990	22,064	23,238	24,650	25,611	7.4
BC Liquor Distribution Branch	-	-	-	-	-	-	-	-	-	210	233	230	4.7
BC Lottery Corporation	85	90	132	155	140	150	145	155	100	233	228	195	7.8
Columbia Basin power projects	183	481	475	470	464	459	448	433	418	1,387	1,349	1,319	19.7
Columbia Power Corporation	-	-	-	-	300	296	291	286	282	276	271	266	-1.7
Post-secondary institution subsidiaries	173	173	215	198	222	310	340	418	387	504	520	615	12.2
Transportation Investment Corporation	1,148	1,779	2,610	3,209	3,335	3,355	3,398	-	-	-	-	-	n/a
Other	34	33	35	34	35	33	31	30	30	84	99	89	9.1
Total self-supported debt	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,932	27,350	28,325	7.1
Total provincial debt	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	6.5

110 |	2022 Financial and Economic Review – September 2022

Appendix 2 – Financial Review Supplementary Tables

Table A2.11  Provincial Debt Supplementary Information – 2010/11 to 2021/22

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	change
													(per cent)
Per cent of nominal GDP: [1]
Taxpayer-supported debt:
Provincial government direct operating	3.4	3.6	4.2	4.4	3.8	3.2	1.8	0.4	-	-	2.8	2.1	-4.3
Provincial government capital	7.8	8.0	8.4	8.6	8.6	8.9	9.0	10.2	9.5	10.0	11.0	10.5	2.7
Total provincial government	11.2	11.6	12.6	13.0	12.4	12.1	10.8	10.6	9.5	10.0	13.8	12.6	1.1
Taxpayer-supported entities	4.2	4.3	4.5	4.8	4.7	4.9	5.0	4.8	4.8	4.9	5.5	5.4	2.2
Total taxpayer-supported debt	15.4	15.8	17.1	17.8	17.2	17.0	15.7	15.4	14.4	14.9	19.3	17.9	1.4
Self-supported debt:
Commercial Crown corporations & agencies	6.4	7.1	7.9	8.5	8.6	9.0	9.2	7.6	7.8	8.3	8.8	8.1	2.2
Total provincial debt	21.8	22.9	25.0	26.3	25.8	26.0	24.9	23.0	22.2	23.2	28.2	26.1	1.6
Growth rates (per cent):
Taxpayer-supported debt:
Provincial government direct operating	-5.4	12.2	20.4	8.7	-9.2	-13.4	-42.2	-75.1	-100.0	-	-	-17.3	n/a
Provincial government capital	8.9	8.4	6.8	6.0	6.1	6.0	6.3	21.7	-2.0	9.5	9.4	7.7	n/a
Taxpayer-supported entities	871.0	7.2	7.9	9.3	5.0	7.2	6.2	3.4	6.0	6.0	12.3	8.7	n/a
Total taxpayer-supported debt	37.7	8.9	10.2	7.6	2.0	2.0	-2.9	5.1	-2.1	8.3	29.2	4.3	n/a
Self-supported debt:													n/a
Commercial Crown corporations & agencies	11.9	16.5	13.5	11.3	7.2	7.1	8.0	-12.4	9.2	11.4	5.5	3.6	n/a
Total provincial debt	28.9	11.2	11.2	8.7	3.7	3.7	0.9	-1.4	1.6	9.4	20.7	4.1	n/a
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	1,559	1,735	2,060	2,208	1,971	1,682	956	235	-	-	1,695	1,387	n/a
Provincial government capital	3,622	3,896	4,101	4,290	4,475	4,673	4,883	5,858	5,646	6,079	6,566	6,997	6.2
Taxpayer-supported entities	1,944	2,067	2,199	2,372	2,451	2,588	2,702	2,754	2,872	2,995	3,321	3,571	5.7
Total taxpayer-supported debt	7,126	7,698	8,361	8,870	8,897	8,944	8,540	8,846	8,518	9,074	11,582	11,955	4.8
Self-supported debt:
Commercial Crown corporations & agencies	2,986	3,450	3,861	4,239	4,470	4,717	5,009	4,323	4,646	5,090	5,302	5,432	5.6
Total provincial debt	10,112	11,149	12,222	13,108	13,367	13,661	13,549	13,170	13,165	14,164	16,884	17,386	5.1
Real Per Capita Provincial Debt (2021 $) [3]	12,093	13,024	14,121	15,158	15,301	15,468	15,065	14,339	13,954	14,670	17,356	17,386	3.4
Growth rate (per cent)	25.7	7.7	8.4	7.3	0.9	1.1	-2.6	-4.8	-2.7	5.1	18.3	0.2	-36.5

[1]	Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2021/22 debt divided by GDP for the 2021 calendar year). As nominal GDP for the calendar year ending in 2021 is not available, the 2021 GDP projected in the February 2022 budget has been used for the fiscal year ended March 31, 2022 for demonstration purposes. Totals may not add due to rounding.

[2]	Per capita debt is calculated using July 1 population (e.g. 2021/22 debt divided by population on July 1, 2021). Totals may not add due to rounding.

[3]	Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2021 CPI for 2021/22 debt).

2022 Financial and Economic Review – September 2022	| 111

Appendix 2 – Financial Review Supplementary Tables

Table A2.12  Key Provincial Debt Indicators – 2010/11 to 2021/22 1

	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Average annual change
													(per cent)
Debt to revenue (per cent)
Total provincial	88.5	94.7	104.1	107.8	106.6	105.9	99.3	94.7	89.5	95.9	115.1	104.3	1.5
Taxpayer-supported	78.8	85.1	93.6	96.4	94.1	91.3	81.8	82.5	75.0	80.6	101.2	90.8	1.3
Debt per capita ($) [2]
Total provincial	10,112	11,149	12,222	13,108	13,367	13,661	13,549	13,170	13,165	14,164	16,884	17,386	5.1
Taxpayer-supported	7,126	7,698	8,361	8,870	8,897	8,944	8,540	8,846	8,518	9,074	11,582	11,955	4.8
Debt to nominal GDP (per cent) [3]
Total provincial	21.8	22.9	25.0	26.3	25.8	26.0	24.9	23.0	22.2	23.2	28.2	26.1	1.6
Taxpayer-supported	15.4	15.8	17.1	17.8	17.2	17.0	15.7	15.4	14.4	14.9	19.3	17.9	1.4
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.2	4.3	4.4	4.3	4.3	4.7	3.8	4.0	3.8	3.8	3.7	3.3	-2.3
Taxpayer-supported	4.0	4.0	3.9	3.7	3.7	4.1	3.2	3.3	3.2	3.1	3.1	2.8	-3.2
Interest costs ($ millions)
Total provincial	2,155	2,300	2,339	2,444	2,525	2,919	2,521	2,759	2,786	2,872	2,817	2,848	2.6
Taxpayer-supported	1,596	1,625	1,600	1,583	1,651	1,932	1,644	1,725	1,793	1,807	1,832	1,896	1.6
Interest rate (per cent) [5]
Taxpayer-supported	5.2	4.9	4.4	4.0	4.0	4.6	3.9	4.1	4.2	4.1	3.5	3.1	-4.5
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	51,041	53,001	53,637	56,279	59,018	61,589	66,334	68,551	73,734	75,283	75,691	86,903	5.0
Taxpayer-supported [7]	40,391	40,742	40,775	42,611	44,514	46,805	50,726	52,866	56,881	57,386	59,033	68,658	4.9
Debt ($ millions)
Total provincial	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	6.5
Taxpayer-supported [8]	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	6.3
Provincial nominal GDP ($ millions) [9]	206,990	218,771	223,328	230,981	243,872	250,784	263,912	282,283	297,392	310,978	309,327	347,653	4.8
Population (thousands at July 1) [10]	4,466	4,502	4,567	4,630	4,707	4,776	4,859	4,929	5,010	5,095	5,159	5,215	1.4

[1]	Figures for prior years have been restated to conform with the presentation used for 2021/22 and to include the effects of changes in underlying data and statistics.
[2]	The ratio of debt to population (e.g. 2021/22 debt divided by population at July 1, 2021).
[3]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2021/22 debt divided by 2021 nominal GDP). As nominal GDP for the calendar year ending is not available, the 2021 GDP projected in the February 2022 budget has been used for the fiscal year ended March 31, 2022 for demonstration purposes.
[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
[5]	Weighted average of all outstanding debt issues.
[6]	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.
[7]	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.
[8]	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
[9]	Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2021 is used for the fiscal year ended March 31, 2022). As nominal GDP for the calendar year ending 2021 is not available, the 2021 GDP projected in the February 2022 budget has been used for the fiscal year ended March 31, 2022 for demonstration purposes.
[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2021 is used for the fiscal year ended March 31, 2022).

112 |	2022 Financial and Economic Review – September 2022

Appendix 2 – Financial Review Supplementary Tables

Table A2.13  Historical Operating Statement Surplus (Deficit)

				Crown				Surplus
				Corporations				(Deficit)
	Consolidated Revenue Fund			and	SUCH	Other	Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance	Agencies	Sector	Adjustments	(Deficit) [1]	of GDP
1970/71	1,373	1,274	99	-	-	-	-	1.0
1971/72	1,558	1,474	84	-	-	-	-	0.8
1972/73	1,772	1,675	97	-	-	-	-	0.8
1973/74	2,217	2,071	146	-	-	-	-	0.9
1974/75	2,769	2,779	(10)	-	-	-	-	(0.1)
1975/76	3,124	3,534	(410)	-	-	-	-	(2.1)
1976/77	3,785	3,691	94	-	-	-	-	0.4
1977/78	4,372	4,168	204	-	-	-	-	0.8
1978/79	4,853	4,582	271	-	-	-	-	0.9
1979/80 [1]	5,860	5,318	542	(88)	-	-	454	1.3
1980/81	5,982	6,239	(257)	45	-	-	(212)	(0.5)
1981/82	7,139	7,323	(184)	43	-	-	(141)	(0.3)
1982/83	7,678	8,662	(984)	(257)	-	-	(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)	49	-	-	(963)	(2.0)
1984/85	8,807	9,801	(994)	172	-	-	(822)	(1.6)
1985/86	9,160	10,127	(967)	110	-	-	(857)	(1.5)
1986/87	9,463	10,624	(1,161)	526	-	-	(635)	(1.1)
1987/88	11,007	11,055	(48)	119	-	-	71	0.1
1988/89	12,570	11,834	736	194	-	-	930	1.3
1989/90	13,656	13,200	456	40	-	-	496	0.6
1990/91	14,236	15,010	(774)	107	-	-	(667)	(0.8)
1991/92	14,570	17,101	(2,531)	192	-	-	(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)	210	-	-	(1,476)	(1.6)
1993/94	17,923	18,833	(910)	11	-	-	(899)	(0.9)
1994/95	19,506	19,953	(447)	219	-	-	(228)	(0.2)
1995/96	19,698	20,054	(356)	38	-	-	(318)	(0.3)
1996/97	20,126	20,241	(115)	(270)	-	-	(385)	(0.3)
1997/98	20,216	20,368	(152)	(258)	-	-	(410)	(0.3)
1998/99	20,312	20,526	(214)	(689)	(55)	-	(958)	(0.8)
1999/2000	21,836	22,157	(321)	345	(40)	-	(16)	0.0
2000/01	23,948	22,671	1,277	(171)	138	(52)[3]	1,192	0.9
2001/02	22,987	24,977	(1,990)[2]	(711)[2]	180	1,464 [3]	(1,057)	(0.8)
2002/03	22,205	25,164	(2,959)	(216)	527	-	(2,648)	(1.8)
2003/04	23,408	25,477	(2,069)	347	370	-	(1,352)	(0.9)
2004/05	27,562	26,306	1,256	1,035	394	-	2,685	1.6
2005/06	29,711	27,174	2,537	550	595	(710)[4]	2,972	1.7
2006/07	31,506	28,506	3,000	841	405	(264)[4]	3,982	2.1
2007/08	32,317	30,565	1,752	995	443	(444)[4,5]	2,746	1.4
2008/09	30,926	32,032	(1,106)	975	186	18 [4,5]	73	0.0
2009/10	29,133	32,273	(3,140)	803	525	-	(1,812)	(0.9)
2010/11	32,807	33,577	(770)	(219)	743	-	(246)	(0.1)
2011/12	33,269	34,590	(1,321)	239	840	(1,599)[6]	(1,841)	(0.8)
2012/13	33,363	35,120	(1,757)	95	515	-	(1,147)	(0.5)
2013/14	34,657	34,891	(234)	155	393	-	314	0.1
2014/15	36,802	36,058	744	199	717	-	1,660	0.7
2015/16	38,313	37,717	596	(621)	795	-	770	0.3
2016/17	41,850	39,664	2,186	(168)	748	-	2,766	1.0
2017/18	43,659	45,733	(2,074)	1,270	1,117	-	313	0.1
2018/19	47,104	45,157	1,947	(1,289)	873	-	1,531	0.5
2019/20	46,746	47,820	(1,074)	(416)	1,168	-	(322)	(0.1)
2020/21	48,317	57,882	(9,565)	1,847	2,250	-	(5,468)	(1.8)
2021/22	57,465	58,713	(1,248)	450	2,104	-	1,306	0.4

[1]	The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1970/71 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).
[2]	Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.
[3]	Impact of move to joint trusteeship for public service pension plans.
[4]	Negotiating framework incentive payments.
[5]	Climate Action Dividend.
[6]	One-time HST transition repayment.

2022 Financial and Economic Review – September 2022	| 113

Appendix 2 – Financial Review Supplementary Tables

Table A2.14  Historical Provincial Debt Summary 1

	Taxpayer-Supported Debt
Year	Provincial Government Direct Operating	Education Facilities Capital Financing	Health Facilities Capital Financing	Highways, Ferries and Public Transit	Other [2]	Total Taxpayer- Supported Debt	Self- Supported Debt [3]	Total Provincial Debt	Total Debt as a Per Cent of GDP	Taxpayer- Supported Debt as a Per Cent of GDP

	($ millions)								(per cent)
1969/70	-	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	-	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	-	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	-	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	-	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	-	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	-	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	21.8	6.3
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.5	10.0
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	29.7	12.6
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.0	12.5
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	29.7	13.6
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.1	14.7
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.1	13.6
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	22.8	12.6
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	20.7	11.4
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.0	11.9
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	23.6	14.8
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	25.9	17.6
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	26.7	18.5
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.1	18.4
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.3	18.2
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.1	18.9
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	25.6	18.7
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	26.8	19.4
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	27.4	20.1
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	24.8	18.4
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.0	19.8
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	25.6	20.4
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	24.9	19.7
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	21.8	17.4
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.4	15.4
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.6	13.6
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.3	13.2
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.4	12.8
2009/10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.1	15.1
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	21.8	15.4
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	22.9	15.8
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.0	17.1
2013/14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.3	17.8
2014/15	9,280	12,118	6,522	10,725	3,235	41,880	21,040	62,920	25.8	17.2
2015/16	8,034	12,764	6,998	11,457	3,466	42,719	22,532	65,251	26.0	17.0
2016/17	4,644	13,457	7,552	12,242	3,604	41,499	24,338	65,837	24.9	15.7
2017/18	1,156	14,236	7,903	16,154	4,158	43,607	21,312	64,919	23.0	15.4
2018/19	-	14,274	7,968	16,767	3,672	42,681	23,281	65,962	22.2	14.4
2019/20	-	15,445	8,507	17,659	4,618	46,229	25,932	72,161	23.2	14.9
2020/21	8,746	16,861	9,359	18,782	6,002	59,750	27,350	87,100	28.2	19.3
2021/22	7,233	18,021	10,062	20,072	6,953	62,341	28,325	90,666	26.1	17.9

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts . Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.
[2]	Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.
[3]	Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

114 |	2022 Financial and Economic Review – September 2022

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